Exhibit 4.18

EXECUTION VERSION

Material indicated with a “[***]” has been redacted pursuant to a request for Confidential Treatment under the Freedom of Information Act. Such material has been filed separately with the Securities and Exchange Commission.

FICUS, INC.,

AS BORROWER

AND

GAZIT-GLOBE LTD.,

LOAN AGREEMENT

DATED AS OF MARCH 19, 2013

WITH RESPECT TO

$52,400,000 REVOLVING CREDIT FACILITY

FROM

BANK LEUMI USA,

AS LENDER

AND

BANK LEUMI USA,

AS COLLATERAL AGENT

LOAN AGREEMENT

THIS LOAN AGREEMENT (this “Agreement”) dated as of March 19, 2013, by and among FICUS, INC., a Delaware corporation (the “Company” or “Ficus”), GAZIT-GLOBE LTD., a company incorporated under the laws of Israel (“Gazit-Globe”) and BANK LEUMI USA, as lender (including its successors and assigns permitted pursuant to clause 16 below, the “Bank” or “BLUSA”), and as collateral agent (including its successors and assigns, the “Collateral Agent”).

W I T N E S S E T H:

Whereas:	the Company has requested that the Bank make available to it a revolving credit of up to $52,400,000 (the “Credit”) upon the terms, and subject to the conditions, set forth herein; and

Whereas:	the Company is an indirect wholly-owned subsidiary of Gazit-Globe;

Whereas:	in order to induce the Bank to grant the Credit to the Company, Gazit-Globe has agreed to become (i) a party to this Agreement and make certain representations, warranties, covenants and undertakings as set forth herein, and (ii) a Guarantor (as hereinafter defined) and to guarantee to the Bank all of the Company’s indebtedness and liabilities under the Credit; and

Whereas:	the Bank is willing to provide the Credit to the Company only upon the terms and the conditions set forth herein.

NOW THEREFORE, in consideration of the premises and the mutual covenants contained herein, the parties hereto agree, with effect from the Amendment Closing Date, as follows:

1. Definitions

1.1. For all purposes of this Agreement, unless the context otherwise requires, the terms below shall have the following meanings:

1.1.1. “2011 Amending Agreement”	means the Amending Agreement dated April 17, 2011 made between BLL and Gazit-Globe restating and replacing the Additional Conditions for Granting Credits made on August 4, 2008 as were in effect on April 17, 2011.

1.1.2. “2011 Restated Additional Conditions”	means the Amended and Restated Additional Conditions for Granting Credits originally made on August 4, 2008, as amended and restated on June 21, 2011 made between Gazit-Globe, as borrower, and BLL, as lender.

1.1.3. “Additional Conditions”	means the Amended and Restated Additional Conditions for Granting Credits originally made on August 4, 2008, as amended and restated on June 21, 2011, and as will be amended on the Amendment Closing Date pursuant to the terms of the Amending Agreement.

1.1.4. “Adjusted EOI Financial Statements”

means, at any time and from time to time:

(a)     the audited annual consolidated balance sheet and audited annual consolidated statement of operations of EOI as extracted from the audited annual EOI Financial Statements; and

(b)     the unaudited consolidated quarterly balance sheet and unaudited quarterly consolidated statement of operations of EOI, as extracted from the quarterly unaudited EOI Financial Statements,

reconciled, in each case, to IFRS, delivered or required to be delivered to the Bank under and in accordance with the terms of this Agreement, or such of those balance sheets and statements of operations, as the context so requires.

1.1.5. “Adjusted Total Unpaid Outstandings”	means, with respect to any period, the amount of the Total Unpaid Outstandings, as at the last day of such period, multiplied by a fraction the numerator of which is 100 and the denominator of which being the percentage (expressed only as a number) of Gazit-Globe’s Share on the last day of such period.

1.1.6. “Advance”	means any amount of money advanced or to be advanced (as the context requires) by the Bank to the Company pursuant to this Agreement, or any relevant portion thereof.

1.1.7. “affiliate”	means, with respect to any Person, any entity which controls, is controlled by, or is under common control with, such Person.

1.1.8. “Amending Agreement”	means the Amending Agreement dated March 19, 2013 made between BLL and Gazit-Globe restating and replacing the 2011 Restated Additional Conditions, a final unsigned copy of which is attached to this Agreement as Schedule F.

1.1.9. “Amendment Closing Date”	shall have the meaning ascribed to such term in the Amending Agreement.

1.1.10. “Applicable Law”	means (a) any federal, state or foreign statute, law, treaty, ordinance, code, rule, interpretation, regulation, order, decree, directive, instruction or guideline (including, without limitation, any consent decree or administrative order) of any Governmental Body, applicable to or binding upon any specified Person, property, transaction or event or any of such Person’s assets, including, for the avoidance of doubt, any law, regulation, or instructions of the New York State Banking Department, the Federal Reserve Bank of New York, the Federal Deposit Insurance Corporation or any other Governmental Body, whether or not having the force of law (but if not having the force of law, being one with which the Bank, acting honestly, believes: (i) it should comply; and (ii) is the common or customary practice of major banks in the State of New York); (b) any agreements between the Bank and the Federal Reserve Bank of New York or any other Governmental Body made in connection with any of the foregoing referred to in paragraph (a) of this definition above; and (c) any agreements between the Bank and the Federal Reserve Bank of New York, the New York State Banking Department or any other Governmental Body settling or resolving any matter between the parties thereto.

1.1.11. “Approved EOI Pledged Share Transferee”	shall have the same meaning ascribed to such term in clause 15.13.8 below.

1.1.12. “Approved Maple Ficus Transferee”	shall have the same meaning ascribed to such term in clause 15.13.9 below.

1.1.13. “Approved Special Purpose Vehicle”	means: (i) a corporation duly incorporated, organized and validly existing under the laws of any State in the United States of America; (ii) a limited liability company duly formed and validly existing under the laws of any State in the United States of America; or (iii) any other legal entity that is treated, under US State and Federal law, as being tax transparent in the same or substantially similar manner as a LLC, in respect of which:

(a)     all the Means of Control of such corporation, limited liability company or legal entity: (i) are held, as at the date it becomes an Approved Transferee, by a US Guarantor Shareholder or any one of MGN America or Gazit Generation (the “Immediate Parent”), provided that the Immediate Parent of an Approved Special Purpose Vehicle that is both a corporation which is not tax transparent and an Approved EOI Pledged Share Transferee shall be either MGN USA or Gazit 1995; (ii) have been duly pledged by its Immediate Parent by way of a first priority perfected security interest in favor of the Collateral Agent for the benefit of the Bank and BLL to secure repayment of the Secured Obligations under a Pledge Agreement which is in form and substance satisfactory to the Bank and BLL and, in respect of which, the Bank shall have received legal opinion(s), in form and substance reasonably acceptable to the Bank; and (iii) are free of any Encumbrances (other than Encumbrances created in favor of the Collateral Agent under the Pledge Agreement referred to in the preceding sub-paragraph (ii));

(b)     that has not issued any option, warrant or other security or rights to acquire, or instruments convertible into, share capital or membership interests, as applicable, of such corporation, limited liability company or legal entity; and

(c)     that, from the date of its incorporation, organization or formation, as applicable, and until the date it becomes a US Guarantor, has no assets and has not assumed, incurred or had outstanding any Indebtedness or any other obligation of whatsoever nature other than Indebtedness to any LTV Guarantor, Gazit-Globe or any Non-Listed Subsidiary under a loan that will constitute a Subordinated Shareholder Loan upon it becoming a US Guarantor.

1.1.14. “Approved Transferees”	means the Approved EOI Pledged Share Transferees and the Approved Maple Ficus Transferees and “Approved Transferee” shall mean either of them.

1.1.15. “Auditors”	means Gazit-Globe’s external auditors, Ernst and Young (Israel) or another leading firm of auditors affiliated to one of the big 4 (four) internationally recognized firms of auditors.

1.1.16. “Bank”	as defined in the introductory paragraph of this Agreement.

1.1.17. “Bank Leumi Group”	means BLL, together with any of BLL’s subsidiaries in Israel or abroad, including, without limitation, the Bank.

1.1.18. “BLL”	means Bank Leumi le-Israel B.M. (including its successors and assigns permitted pursuant to any BLL Loan Document).

1.1.19. “BLL Advances”	means any amount of money advanced or to be advanced (as the context requires) by BLL to Gazit-Globe pursuant to the Additional Conditions (including, for the avoidance of doubt, in respect of any amount of money advanced prior to the Amendment Closing Date, any amount of money advanced under the 2011 Restated Additional Conditions).

1.1.20. “BLL Credit”	means the credit line granted by BLL to Gazit-Globe pursuant to the Additional Conditions for loans, advances, credits, bank guarantees and various other banking services in the aggregate amount of up to USD 150,000,000 as such amount may be increased or reduced pursuant to the provisions thereof.

1.1.21. “BLL Loan Documents”	shall have the same meaning ascribed to the term “Loan Documents” in the Additional Conditions.

1.1.22. “BLUSA”	as defined in the introductory paragraph of this Agreement.

1.1.23. “BLUSA Advances”	means the Advance, the BLUSA GFG Advance and the BLUSA Maple Advance and “BLUSA Advance” means any one of them.

1.1.24. “BLUSA Credits”	means the Credit, the BLUSA Maple Credit and the BLUSA GFG Credit and “BLUSA Credit” means any of them.

1.1.25. “BLUSA Ficus 2005 Loan Agreement”	means a certain Loan Agreement dated as of July 12, 2005, as amended, by and between Ficus and the Bank.

1.1.26. “BLUSA Ficus 2007 Loan Agreement”	means a certain Revolving Loan Agreement dated as of June 4, 2007, as amended, by and between Ficus and the Bank.

1.1.27. “BLUSA GFG Advance”	means any amount of money advanced or to be advanced (as the context requires) by the Bank to Gazit Generation pursuant to the BLUSA GFG Loan Agreement.

1.1.28. “BLUSA GFG Credit”	means the revolving credit line granted by the Bank to Gazit Generation pursuant to the BLUSA GFG Loan Agreement for loans in the aggregate amount of up to USD 100,000,000, as such amount may be reduced pursuant to the provisions thereof.

1.1.29. “BLUSA GFG Existing Loan Agreement”	means the “Existing Loan Agreement” as such term is defined in the BLUSA GFG Loan Agreement.

1.1.30. “BLUSA GFG Loan Agreement”	means a certain Amended and Restated Loan Agreement dated, as of the date hereof, by and among: (1) Gazit Generation; (2) Gazit-Globe; and (3) the Bank (as lender and collateral agent).

1.1.31. “BLUSA GFG Loan Documents”	shall have the same meaning ascribed to the term “Loan Documents” in the BLUSA GFG Loan Agreement.

1.1.32. “BLUSA Loan Agreements”	means this Loan Agreement, the BLUSA Maple Loan Agreement and the BLUSA GFG Loan Agreement and “BLUSA Loan Agreement” shall mean any of them.

1.1.33. “BLUSA Loan Documents”	means the Loan Documents, the BLUSA Maple Loan Documents and the BLUSA GFG Loan Documents and “BLUSA Loan Document” means any of them.

1.1.34. “BLUSA Maple Advance”	means any amount of money advanced or to be advanced (as the context requires) by the Bank to Silver Maple pursuant to the BLUSA Maple Loan Agreement.

1.1.35. “BLUSA Maple Credit”	means the revolving credit facility granted by the Bank to Silver Maple for loans and advances in an aggregate amount of up to USD 61.4 million pursuant to the BLUSA Maple Loan Agreement, as such amount may be reduced pursuant to the provisions thereof.

1.1.36. “BLUSA Maple Loan Agreement”	means a certain Loan Agreement dated, as of the date hereof, by and among: (1) Silver Maple; (2) Gazit-Globe; and (3) the Bank (as lender and collateral agent).

1.1.37. “BLUSA Maple Loan Documents”	shall have the same meaning ascribed to the term “Loan Documents” in the BLUSA Maple Loan Agreement.

1.1.38. “Breakage Costs”	means the difference between (a) the present value of the future payments of the Advance being prepaid, from the date of the prepayment until the end of the Interest Period applicable thereto, discounted at the new Initial Interest determined on the date of the prepayment plus the Margin; and (b) the present value of the future payments of the Advance being prepaid, from the date of the prepayment until the end of the Interest Period applicable thereto, discounted at the Initial Interest plus the Margin determined on the date of the granting of the Advance, provided that (a) is greater than (b), calculated as follows:

where:

A                     is the new Initial Interest determined on the date of the prepayment in respect of loans or advances in amount similar to the amount being prepaid, subject (to the extent applicable) to the same linkage, the same type of interest, and for the average period remaining in respect of principal of the Advance being prepaid plus the Margin.

R is the Initial Interest plus the Margin determined on the date of the granting of the Advance being prepaid.

i is the Period index.

Bi is the future periodical payments, according to the terms of the Advance being prepaid.

n is the number of Interest Periods and principal periods remaining from the date of prepayment until the end of the Interest Period applicable thereto.

PV(R)             is the present value of future payments of the Advance being prepaid, from the date of the prepayment until the end of the Interest Period applicable thereto, discounted at the Initial Interest plus the Margin determined on the date of the granting of the Advance.

PV(A)             is the present value of future payments of the Advance being prepaid, from the date of the prepayment until the end of the Interest Period applicable thereto, discounted at the new Initial Interest plus the Margin on the date of the prepayment.

The variables A and R above are expressed in terms of each Interest Period applicable to the Advance prepaid (i.e., monthly, quarterly...) not in annual terms.

1.1.39. “Business Day”	means a day on which (i) dealings in Dollar deposits are carried on in the London Interbank Eurodollar market and (if payment is required to be made on such day) on which banks are open for business in London and in New York, and (ii) the Bank shall be open for ordinary business in New York. In the Bank’s discretion, its office in New York may be closed on any Saturday, Sunday, legal holiday or other day on which it is lawfully permitted to close, save that: (a) all references to “Business Day” in clauses 7.6, 15.13.8 and 15.13.9 below shall mean a day on which banks are open for business in Tel-Aviv, Israel and New York, New York, United States of America; and (b) all references to “Business Day” in clauses 15.8.11, 15.8.12 and 15.8.13 below shall mean a day on which banks are open for business in Tel-Aviv, Israel.

1.1.40. “Cash Collateral Accounts”	shall have the same meaning ascribed to such term in clause 7.1.3 below.

1.1.41. “Cash Collateral Agreements”	shall have the same meaning ascribed to such term in clause 7.1.3 below.

1.1.42. “Certificated EOI Pledged Shares”	means those EOI Pledged Shares that are in legended certificated form and which are registered in the name of Gazit Generation, MGN America, Ficus, Silver Maple or any other Obligor.

1.1.43. “Change in Control”

means any of the following:

(a)    of Gazit-Globe means—if, after the date of this Agreement, there is a change in control of Gazit-Globe, such that Chaim Katzman directly or indirectly (including through entities controlled by him) does not control Gazit-Globe, except if Dori Segal directly or indirectly (together with his wife, Erica Ottoson, including through entities controlled by him or his wife), controls Gazit-Globe; or

(b) of EOI means—if, after the date of this Agreement, for any reason:

(1)    Gazit-Globe, directly or indirectly (including through entities controlled by it), does not control EOI. Without derogating from the generality of the foregoing, Gazit-Globe shall be deemed not to control EOI upon the occurrence of any of the events listed in sub-paragraphs (i) through (iii) of this paragraph (1): (i) any shareholder resolution of EOI is adopted notwithstanding any Obligor or any Non-Listed Subsidiary voting against such resolution; (ii) any Obligor or any Non-Listed Subsidiary shall vote in favor of, authorize, consent, approve, ratify or abstain in respect of, or shall fail to vote against and otherwise oppose, any resolution of the shareholders of EOI authorizing, approving, consenting or ratifying a Prohibited Shareholder Rights Plan (as defined in clause 15.2 below) in respect of EOI; and (iii) any proposed shareholder resolution of EOI is not adopted at a shareholders meeting of EOI notwithstanding the affirmative vote in respect thereof by any Obligor or any Non-Listed Subsidiary. A Change in Control shall not be deemed to have occurred pursuant to sub-paragraph (iii) of this paragraph (1) if the relevant resolution relates to the approval of a transaction or an action in respect of which all the following conditions are satisfied: (a) the approval of such resolution by the shareholders of EOI is required by Applicable Legal Requirements (as defined below); and (b) pursuant to Applicable Legal Requirements, the majority required to approve such resolution is a Special Majority (as defined below). For this purpose: (A) “Applicable Legal Requirements” means any provision of US Federal or State Law (not including, for the avoidance of doubt, any provision of EOI’s Organizational Documents or any provision of any agreement or other document) to the extent any such provision is not capable of being disapplied or modified, in whole or in part, in respect of EOI, by way of a resolution adopted by its shareholders within two (2) months after the date of the enactment or coming into force or any such provision; and (B) “Special Majority” means either: (I) the affirmative vote of a majority of the votes entitled to be cast in respect of such resolution or any other majority in respect of which in either case, pursuant to Applicable Legal Requirements, voting rights attaching to EOI Common Shares held by the LTV Guarantors are, through no fault of any LTV Guarantor or any other Person acting on behalf of any LTV Guarantor, in whole or in part, disenfranchised pursuant to Applicable Legal Requirements and, to the extent any such EOI Common Shares are disenfranchised in part, such resolution is not adopted at a shareholders’ meeting of EOI notwithstanding the affirmative vote in respect thereof by the Obligors and each Non-Listed Subsidiary of EOI Common Shares held by any such Person (to the extent not disenfranchised as aforesaid); or (II) any resolution of the shareholders of EOI which requires, pursuant to Applicable Legal Requirements and not in any way connected to the wrongdoing by any LTV Guarantor or any other Person acting on behalf of any of the LTV Guarantors, the affirmative vote of a specific percentage of voting rights attaching to EOI Common Shares that are not held by Gazit-Globe, the LTV Guarantors or any other Non-Listed Subsidiary; or

(2)     without derogating from sub-paragraph (1) of paragraph (b) of this definition, any Person, other than Gazit-Globe, Liberty International Plc (“Liberty”) (alone or together with any affiliate of it), any affiliate of Gazit-Globe or any Person who is, at all times, a Relevant QIB (as defined below), holds (as such term is defined in the Securities Law, 1968) or acquires (whether alone or acting in concert) 10% (ten percent) or more of any of the Means of Control of EOI. For this purpose, a “Relevant QIB” shall mean a financial institution or mutual fund which: (i) manages investment funds on a discretionary basis; (ii) on the date it first holds or acquires 10% (ten percent) or more of the Means of Control of EOI, will be regarded as a “qualified institutional buyer” (as such term is defined in Rule 144A(1) under the US Securities Act of 1933); and (iii) acquired its holding of securities in EOI in the ordinary course of its business and, at such time and at all times thereafter while it holds any such securities, does not hold such securities with the purpose, nor with the effect, of changing or influencing the control of EOI, nor in connection with, or as a participant in, any transaction having any such purpose or effect (as shall be, without derogating from the generality of the foregoing, evidenced by its reporting requirements in connection with its holding of securities in EOI, being those requirements as set forth in Schedule 13G promulgated under the US Securities Exchange Act, 1934). For the avoidance of doubt, a Change in Control shall be deemed to occur if a Relevant QIB that holds or acquires (whether alone or acting in concert) 10% (ten percent) or more of any of the Means of Control of EOI ceases, for any reason, to be a Relevant QIB; or

(3)     without derogating from sub-paragraph (1) of paragraph (b) of this definition, Liberty (including any of its affiliates) holds (as such term is defined in the Israeli Securities Law, 1968) or acquires more than 19.9% (nineteen point nine percent) of any of the Means of Control of EOI; or

(4) without derogating from sub-paragraphs (1) and (2) of paragraph (b) of this definition, any Relevant QIB holds or acquires more than 15% (fifteen percent) of any of the Means of Control of EOI; or

(5)     without derogating from sub-paragraphs (1) or (6) of paragraph (b) of this definition, EOI grants any consent, exemption or approval, whether pursuant to its Organizational Documents or otherwise, to any Person (other than to Gazit-Globe or any of its affiliates, Liberty or any of its affiliates, a Relevant QIB, the Bank Leumi Group or to any assignee of the Bank or BLL under any of the BLUSA Loan Documents or the BLL Loan Documents, any of the foregoing, a “Relevant Person”)) to hold 10% (ten percent) or more of any of the Means of Control of EOI. For the avoidance of doubt and without derogating from the generality of the foregoing, the exemption of any Person (other than a Relevant Person) from the Aggregate Stock Ownership Limit and/or the Common Stock Ownership Limit and/or the establishment or granting of an Excepted Holder Limit in favor of any such Person (other than a Relevant Person) shall be deemed to be a Change in Control (“Aggregate Stock Ownership Limit”, “Common Stock Ownership Limit” and “Excepted Holder Limit” shall have the same meanings ascribed to such terms in EOI’s Organizational Documents); or

(6)     without derogating from sub-paragraph (1) of paragraph (b) of this definition, EOI grants any consent, exemption or approval, whether pursuant to its Organizational Documents or otherwise, to Liberty (including to any of its affiliates) to hold more than 19.9% (nineteen point nine percent) of any of the Means of Control of EOI. For the avoidance of doubt and without derogating from the generality of the foregoing, the exemption of Liberty (including of any of its affiliates) from the Aggregate Stock Ownership Limit and/or the Common Stock Ownership Limit and/or the establishment, granting or increase of an Excepted Holder Limit relating to any holding of Liberty (including of any of its affiliates) in any of the Means of Control of EOI greater than 19.9% (nineteen point nine percent) of any of the Means of Control of EOI, shall be deemed to be a “Change in Control”; or

(7)     without derogating from sub-paragraphs (1) and (2) of paragraph (b) of this definition, EOI grants any consent, exemption or approval, whether pursuant to its Organizational Documents or otherwise, to a Relevant QIB to hold more than 15% (fifteen percent) of any of the Means of Control of EOI. For the avoidance of doubt and without derogating from the generality of the foregoing, the exemption of such Relevant QIB from the Aggregate Stock Ownership Limit and/or the Common Stock Ownership Limit and/or the establishment, granting or increase of an Excepted Holder Limit relating to any holding of such Relevant QIB in any of the Means of Control of EOI greater than 15% (fifteen percent) of any of the Means of Control of EOI, shall be deemed to be a “Change in Control”; or

(8)     Gazit-Globe (directly or indirectly through any Subsidiary of Gazit-Globe) does not approve, appoint or vote in favor of the majority of the directors elected to the Board of Directors of EOI at any time (disregarding, for this purpose, any directors nominated by any Person not being an affiliate of Gazit-Globe and elected to the Board by Gazit-Globe or any of its Subsidiaries pursuant to any Voting Agreement or Approved Voting Agreement (as such term is defined in clause 15.14.2 below)); or

(9) EOI adopts a Prohibited Shareholder Rights Plan (as such term is defined in clause 15.2 below); or

(10)   EOI takes any action that would cause any takeover, anti-takeover, moratorium, “fair price”, “control share” or other similar law enacted under any law applicable to EOI (each, an “Anti-Takeover Law”) to apply to the Bank, BLL or any purchaser from the Bank and/or BLL or any nominee or custodian thereof upon a foreclosure sale as contemplated by the Security Documents or upon any realization of the charges created thereunder; or

(11)   EOI, Gazit-Globe, the LTV Guarantors or any other affiliate of Gazit-Globe, fails to take within twenty (20) Business Days of effectiveness, or is unable to take under the provisions of any such Anti-Takeover Law, any action required to prevent any amended or newly-enacted Anti-Takeover Law from applying to the Bank, BLL, the Collateral Agent or any purchaser from the Bank, BLL and/or the Collateral Agent or any nominee or custodian thereof, at a foreclosure sale as contemplated by the Security Documents or upon any realization of the charges created thereunder;

or

(c) of the Company or any of the other Guarantors (other than Gazit-Globe) means—if, after the date of this Agreement:

(i)      Gazit-Globe does not own, directly or indirectly, all of the issued share capital and all of the Means of Control of any: (1) Subordinated Lender that is a party to, or has any interest in, any Subordinated Shareholder Loan made to a LTV Guarantor; (2) Guarantor Shareholder; or (3) LTV Guarantor;

(ii) Gazit 1995 and MGN USA cease to hold all the shareholdings and Means of Control of MGN America;

(iii) Gazit 1995 ceases to hold all the shareholdings and Means of Control of Gazit Generation;

(iv)    all the shareholdings and Means of Control of Silver Maple or Ficus cease to be held by a Relevant Obligor. For this purpose a “Relevant Obligor” means Gazit America or an Approved Maple Ficus Transferee whose holding of such Means of Control and shareholdings (whether acquired by way of transfer from Gazit America or issue of shares by Silver Maple or Ficus): (i) has been approved by the Bank, in accordance with clause 15.13.9 below; and (ii) complies with the provisions of clause 15.13.9 below;

(v)     with respect to any Approved Special Purpose Vehicle, its Immediate Parent (as such term is defined in clause 1.1.13(a)(i) above) ceases to hold all the shareholdings or membership interests, as the case may be, and all the Means of Control of such Approved Special Purpose Vehicle;

(vi)    without derogating from the preceding sub-paragraph (v), with respect to any Approved Special Purpose Vehicle that is both a corporation which is not tax transparent and an Approved EOI Pledged Share Transferee, Gazit 1995 or MGN USA (whichever of the foregoing is such Approved Special Purpose Vehicle’s Immediate Parent) ceases to hold all the shareholdings and all the Means of Control of such Approved Special Purpose Vehicle;

(vii)   any of the Means of Control in the US Guarantors or Gazit America is not pledged by way of a perfected first security interest in favor of the Collateral Agent for the benefit of the Bank and BLL to secure repayment of the Secured Obligations under a Security Document in form and substance reasonably acceptable to the Bank and BLL; and

(viii) without derogating from any of the foregoing paragraphs, any Subordinated Lender that is a party to, or has any interest in, any Subordinated Shareholder Loan made to a Guarantor Shareholder ceases to be an affiliate of Gazit-Globe.

1.1.44. “Code”	means the Internal Revenue Code of 1986, as amended and in effect from time to time.

1.1.45. “Collateral”	means all amounts, rights, titles, interests and other property charged, pledged or otherwise encumbered under the Security Documents, including, inter alia:

(a)     the EOI Pledged Shares, including, without limitation, all security entitlements relating to the EOI Pledged Shares as recorded in the Securities Account maintained by the Securities Intermediary and all stock dividends, dividends in specie, cash dividends, payments, securities, other distributions and property from time to time received, receivable or otherwise distributed in respect of, or in exchange for, any or all of the EOI Pledged Shares, together with all security certificates, documents, financial assets and instruments relating to the foregoing;

(b)     all of the LTV Guarantors’ respective personal property, whether now existing or hereafter acquired, other than, in respect of Silver Maple, and only for the period ending on the Discount Maturity Date, the Discount EOI Pledged Shares;

(c)     all the issued shares of, and equity interests in, and other securities of, the US Guarantors and Gazit America and all stock dividends, cash dividends, dividends in specie, payments, securities, other distributions and property from time to time received, receivable or otherwise distributed in respect of, or in exchange for, any or all such issued shares;

(d)     all registration rights of MGN America under the Registration Rights Agreement; provided, however, that the foregoing described rights shall cover only one (1) “Demand Registration” (as such term is defined in Section 2.1 of the Registration Rights Agreement);

(e)     all registration rights of Silver Maple under the Registration Rights Agreement; provided, however, that the foregoing described rights shall cover only one (1) “Demand Registration” (as such term is defined in Section 2.1 of the Registration Rights Agreement);

(f) all registration rights of Silver Maple and Ficus under the Stock Exchange Agreement;

(g) the Securities Accounts, and all cash, securities and other financial assets, including, without limitation, the EOI Pledged Shares, credited thereto;

(h) the Cash Collateral Accounts and all cash and other amounts held therein or credited thereto;

(i) all Subordinated Shareholder Loans now existing or hereafter made;

(j) the Other Collateral;

(k) all monies standing to the credit, from time to time, of the Reserve Amount (as such term is defined in clause 9.18.1 below) and all rights of the pledgor thereof in connection therewith;

(l) all other assets and rights purported to be pledged or charged under the terms of any Security Document;

(m) the Loan Account and all moneys and securities’ deposits held therein or credited thereto;

(n)     the Loan Account (as such term is defined in the Additional Conditions, the BLUSA Maple Loan Agreement and the BLUSA GFG Loan Agreement) and all moneys and securities’ deposits held therein or credited thereto; and

(o) all proceeds of any of the foregoing.

1.1.46. “Collateral Agent”	means BLUSA, or any successor collateral agent (provided that, for so long as no Event of Default has occurred, such successor shall be a financial institution or an affiliate of a financial institution), acting as collateral agent for the benefit of the Bank and BLL.

1.1.47. “Commitment”	means the obligation of the Bank during the Revolving Credit Period to make Advances hereunder in an aggregate principal amount at any one time outstanding not to exceed $52,400,000, as the same may be reduced from time to time pursuant to clauses 2.2, 2.7 or 6 hereof.

1.1.48. “Commonly Controlled Entity”	means an entity, whether or not incorporated, which is under common control with the Company within the meaning of Section 4001 of ERISA or is part of a group which includes the Company and which is treated as a single employer under Section 414 of the Code.

1.1.49. “Company”	as defined in the introductory paragraph of this Agreement, whether, for the avoidance of doubt, in its capacity as a borrower under this Agreement and the other Loan Documents, in its capacity as a guarantor under the BLL Loan Documents, in its capacity as a guarantor under the BLUSA GFG Loan Documents, in its capacity as a guarantor under the BLUSA Maple Loan Documents or in any other capacity.

1.1.50. “Company Secured Obligations”	means (a) all obligations, liabilities and Indebtedness of the Company under or in connection with the Credit and/or Other Credit; and/or (b) all other obligations, liabilities and Indebtedness of the Company and/or the other Obligors under the Loan Documents to which any of them are party, now or hereafter owing to the Bank or the Collateral Agent, contingent or otherwise, unlimited in amount, plus all related interest, exchange rate differentials, linkage differentials, commissions, charges and/or expenses of any kind whatsoever, including, without limitation, enforcement costs.

1.1.51. “Compliance Certificate”	shall have the meaning ascribed to such term in clause 15.8.7 below.

1.1.52. “control”	means, with respect to a Person, possession by another Person, directly or indirectly, of the power to direct or cause the direction of the management and policies of such first Person, whether through the ownership of voting securities, by contract or otherwise, and a Person shall be presumed to control another Person if such Person holds a majority of all the Means of Control of such other Person.

1.1.53. “Credit”	as defined in the first recital above.

1.1.54. “Default”	means any Event of Default or any event or act which, with the giving of notice or lapse of time or the making of any determination under any Loan Document, any BLL Loan Document, any BLUSA GFG Loan Document or any BLUSA Maple Loan Document, or the satisfaction of any other condition (or any combination thereof), would constitute an Event of Default.

1.1.55. “Deferred Tax Liability”	means that deferred tax liability, if any, to the extent (and only to the extent): (a) it represents the deferred capital gain tax in respect of the appreciation in the fair market value of the investment by MGN America in EOI Common Shares; (b) it represents the deferred capital gain tax in respect of the appreciation in the fair market value of the investment by Gazit Generation in EOI Common Shares; (c) it represents the deferred capital gain tax in respect of the appreciation in the fair market value of the investment by Silver Maple in EOI Common Shares; and (d) it represents the deferred capital gain tax in respect of the appreciation in the fair market value of the investment by Ficus in EOI Common Shares. For the avoidance of doubt “Deferred Tax Liability” shall also include any liability to deferred tax reserved for in any financial statements of any LTV Guarantor delivered pursuant to the Amending Agreement or clauses 15.8.5 or 15.8.6 of the Existing Loan Agreement or delivered or to be delivered pursuant to clauses 15.8.5 or 15.8.6 below.

1.1.56. “Discount”	means Israel Discount Bank of New York.

1.1.57. “Discount EOI Pledged Shares”	means those EOI Common Shares held by Silver Maple pledged in favor of Discount under the Discount Pledge.

1.1.58. “Discount Loan Documents”	means the Loan Agreement by and between Silver Maple and Discount, dated February 13, 2006.

1.1.59. “Discount Maturity Date”	means April 30, 2013 or, if sooner, the date all Indebtedness of Silver Maple under the Discount Loan Documents has been unconditionally and irrevocably repaid and discharged in full.

1.1.60. “Discount Pledge”	means the Pledge and Security Agreement by and between Silver Maple and Discount, dated February 13, 2006.

1.1.61. “Discount Security Period”	means the period commencing from the date hereof and ending on the Discount Maturity Date.

1.1.62. “Dollars” and “$” and “USD”	means United States Dollars, the lawful currency of the United States of America.

1.1.63. “EBITDA”	means, for any period, an amount equal to net income (loss) attributable to EOI before minority interests for such period, excluding, without duplication, the following amounts (to the extent included in determining net income (loss) for such period): (a) extraordinary items; (b) depreciation and amortization; (c) interest expense; (d) income taxes; (e) gain (loss) on disposal of income producing properties and impairment of real estate; and (f) equity in net income or net loss in Unconsolidated Affiliates (including, without limitation, equity in (loss) income in unconsolidated joint ventures) after adding, to the extent not already included in the net income (loss) of EOI, without duplication, dividends or similar cash distributions, management fees and Promote received by EOI from Unconsolidated Affiliates (to the extent the foregoing is disclosed in EOI’s Financial Statements for such period, such amounts of the foregoing as clearly detailed and broken down, to the Bank’s reasonable satisfaction, in such Compliance Certificate for such period), minus the EBITDA Adjustment Amount.

For the purpose of this definition, “Unconsolidated Affiliate” means an entity (including, without limitation, a joint venture) in which EOI holds a Means of Control, which Means of Control is accounted for in EOI’s Financial Statements for the Relevant Period on an equity basis of accounting and whose financial results are not consolidated into EOI’s Financial Statements.

1.1.64. “EBITDA Adjustment Amount”	means, for any period, the amount, if any, by which the amount of EOI’s revenues, on a consolidated basis, taken into account in the calculation of EBITDA for such period which is attributable to “management and leasing services”, “management fees”, “Promote” and, if any, without duplication, revenues attributable to Promote from Unconsolidated Affiliates (as such term is defined in the definition of “EBITDA”) for such period, exceeds an amount equal to 30% (thirty percent) of the total revenues of EOI for such period.

1.1.65. “Encumbrance”	means:

(a)     any mortgage, charge (whether fixed or floating), pledge, lien, assignment, security interest, title retention or other encumbrance of any kind securing, or any right conferring a priority of payment in respect of, any obligation of any Person;

(b)     any registration, recording or filing with any Governmental Body of notice of any Encumbrance referred to in paragraph (a) of this definition by a Person authorized in writing by the relevant pledgor to file the same, including, without limitation, any financing statement filed in the proper filing office pursuant to the Uniform Commercial Code as adopted by any State of the United States of America or the District of Columbia of the United States of America, whether or not any Encumbrance is created or exists at the time of such filing;

(c)     any arrangement under which moneys or claims to, or for the benefit of, a bank or other account, may be set-off or made subject to a combination of accounts so as to effect payments of sums owed or payable to any Person; or

(d) any other type of preferential arrangement having similar effect.

1.1.66. “EOI”	means Equity One, Inc., a company incorporated under the laws of the State of Maryland, USA.

1.1.67. “EOI Common Shares”	means the outstanding common shares in the capital of EOI and includes all rights, interests and entitlements derived therefrom.

1.1.68. “EOI’s Financial Statements”	means, at any time and from time to time:

(a) the audited consolidated annual financial statements of EOI; and

(b) the unaudited consolidated reviewed quarterly financial statements of EOI,

in each case, delivered, or required to be delivered, to the Bank under and in accordance with this Agreement, or such of those financial statements, as the context requires.

1.1.69. “EOI NAV”	means, for any period, the amount of EOI Total Shareholders’ Equity as at the last day of such period. For the purpose of this definition, “EOI Total Shareholders’ Equity” for any period means the total stockholders’ equity of EOI (after, without duplication, deducting therefrom any amount attributable to: (a) any treasury shares; and (b) any non-controlling interest) as determined by the Adjusted EOI Financial Statements as at the last day of such period.

1.1.70. “EOI Net Debt”	means, with respect to any period (“Relevant Period”), the amount of EOI Total Debt as at the last day of such Relevant Period less, without any duplication, the aggregate of: (a) the amount of cash and cash equivalents of EOI as at the last day of such Relevant Period that are held and deposited, free and clear of any Encumbrances (other than Permitted Encumbrances) in any bank; (b) an amount equal to 90% (ninety percent) of the principal amount of cash deposits of EOI as at the last day of such Relevant Period that are held and deposited, free and clear of any Encumbrances (other than Permitted Encumbrances), in any bank, for a period of more than three (3) months from the last day of such Relevant Period (but not deposited for a period in excess of twelve (12) months from the last day of such Relevant Period); and (c) an amount equal to such percentage (not being less than 90% (ninety percent)) as may be agreed, from time to time by the Bank and the Company for any Relevant Period and, in default of any such agreement, 90% (ninety percent), of the face value of any marketable US treasury securities of a maturity not exceeding two (2) years issued by the United States Department of the Treasury held by EOI, as at the last day of such Relevant Period, free and clear of any Encumbrances (other than Permitted Encumbrances).

1.1.71. “EOI Pledged Shares”	means all of the present and future EOI Common Shares (including, without limitation, all rights, interest and entitlements derived therefrom) owned by the LTV Guarantors and pledged by a first priority perfected security interest in favor of the Collateral Agent for the benefit of the Bank and BLL in accordance with the terms of the Security Documents to secure the repayment of the Secured Obligations.

1.1.72. “EOI Real Estate Assets”	means (without duplication), for any period, the sum of the value of EOI’s income producing real estate properties (after depreciation), construction in progress and land held for development, real estate properties held for sale and investments and advances in real estate joint ventures but excluding, for the avoidance of doubt, any cash and cash equivalents and, without duplication, cash held in escrow as at the last day of such period.

1.1.73. “EOI Total Debt”	means, for any period, the amount of all of EOI’s Financial Indebtedness as at the last day of such period.

1.1.74. “equivalent”	on any given date in one currency (the “first currency”) of an amount denominated in another currency (the “second currency”) means the amount of the first currency which could be purchased with the amount of the second currency as determined by the Bank in its ordinary course of business.

1.1.75. “ERISA”	means the Employee Retirement Income Security Act of 1974, as amended from time to time, including the rules and regulations promulgated thereunder.

1.1.76. “Event of Default”	means any of the events or circumstances described in clauses 9.1 to 9.26 below. For the avoidance of doubt, but without derogating from the generality of the preceding sentence, an “Event of Default” as defined in the Additional Conditions, the BLUSA Maple Loan Agreement or the BLUSA GFG Loan Agreement shall constitute an Event of Default under this Agreement.

1.1.77. “Existing Loan Agreements”	means the BLUSA Ficus 2005 Loan Agreement and the BLUSA Ficus 2007 Loan Agreement.

1.1.78. “FATCA”	means Sections 1471 through 1474 of the Code (or any amended or successor version that is substantively comparable), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code.

1.1.79. “Fee Letter”	means the fee letter executed by Ficus and delivered to BLUSA on or before the Amendment Closing Date pursuant to clause 3.1.16 of the Amending Agreement.

1.1.80. “Finance Documents”	means: (a) this Agreement; (b) the Note; (c) the Security Documents (including, without limitation, the Gazit-Globe Guarantee and the Guarantees from each of the other Guarantors); (d) the Fee Letter; (e) all other agreements or documents executed pursuant to any of the above or in connection with any of the foregoing and relating to any of the obligations, liabilities and Indebtedness of the Company under or in connection with the Credit (other than, for the avoidance of doubt, all Standard Form Documents); and (f) any other document that is designated by the Bank, with the written consent of the Company, as a Finance Document.

1.1.81. “Financial Indebtedness”	means any Indebtedness for or in respect of, without duplication: (a) monies borrowed; (b) monies raised which are in the nature of borrowings or having the commercial effect of borrowing (including, without limitation, monies raised by the sale or discounting of receivables, invoices, bills or notes or other financial assets on terms that recourse may be had to the vendor in the event of non-payment of such receivables, invoices, bills or financial assets when due); (c) monies raised under acceptance credit facilities and through the issue of bonds, notes, debentures, bills, loan stocks and other debt securities (including, without limitation, any debt security convertible, but not at the relevant time converted, into share capital); (d) the amount of any liability in respect of any lease or hire purchase contract which would, in accordance with GAAP, be treated as a finance or capital lease or otherwise required under GAAP to be capitalized; (e) any amount raised under any other transaction (including, without limitation, any forward sale or purchase agreement) having the commercial effect of a borrowing; (f) any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price (and, when calculating the value of any derivative transaction, only the marked to market value shall be taken into account); (g) any counter- indemnity obligation in respect of a guarantee, indemnity, bond, standby or documentary letter of credit or any other instrument where such guarantee, indemnity, bond, standby or documentary letter of credit or other instrument was issued by a bank or financial institution (it being agreed that in order to compute any Financial Indebtedness taken into account in any of the financial ratios set out in clauses 9.19 to 9.21 (inclusive) below, no Financial Indebtedness referred to in this paragraph (g) shall be required to be taken into account therein, except to the extent such Financial Indebtedness is required to be reflected according to GAAP in a balance sheet); and (h) the amount of any liability in respect of any guarantee or indemnity for any of the items referred to in paragraphs (a) to (g) above. For the avoidance of doubt, Indebtedness under “Subordinated Shareholder Loans” shall not constitute “Financial Indebtedness”.

1.1.82. “Financial Year”	means a calendar year commencing from (and including) 2013 or, in the event, after the Amendment Closing Date, the financial (fiscal) year of EOI or any Obligor does not end on December 31st, all references to the Financial Year of EOI or such Obligor, as applicable, shall mean the actual financial (fiscal) year of EOI or such Obligor, as applicable.

1.1.83. “Fully Diluted Basis”	means, with respect to any shares of EOI, as of any given date, the sum of: (a) the number of EOI Common Shares (not including, for this purpose, the Class A Common Stock of EOI) in issue on such date; (b) the number of EOI Common Shares for which outstanding EQY-CSC Class A Shares on such date are redeemable in accordance with the Operating Agreement; and (c) the number of EOI Common Shares which could be obtained through the exercise or conversion of all securities (including, but not limited to the Class A Common Stock of EOI) issued by EOI convertible into, or exchangeable for, EOI Common Shares on such date. The terms “EQY-CSC Class A Shares” and “Operating Agreement” shall have the same meanings ascribed to such terms in the Liberty Equityholders’ Agreement. For this purpose, “Liberty Equityholders’ Agreement” means the Equityholders Agreement dated as of May 23, 2010, by and among EOI, Capital Shopping Centres Group Plc, Liberty International Holdings Limited., Gazit-Globe, the Guarantor Shareholders, MGN America, Silver Maple and Ficus and as further amended by Amendment No. 1 to the Equityholders’ Agreement dated September 16, 2011.

1.1.84. “GAAP”	means, in respect of Gazit-Globe and Gazit America, IFRS; in respect of EOI or any LTV Guarantor, the accounting principles and practices generally accepted in the United States provided that, in the event that EOI or any LTV Guarantor shall implement IFRS, then, with effect from the Quarter in respect of which IFRS is first implemented by any such entity, GAAP shall mean, in respect of such entity, IFRS.

1.1.85. “Gazit 1995”	means Gazit (1995) Inc., a company incorporated under the laws of the State of Nevada, USA, whether, for the avoidance of doubt, in its capacity as a guarantor under this Agreement and the other BLUSA Loan Documents, in its capacity as a guarantor under the BLL Loan Documents or in any other capacity.

1.1.86. “Gazit America”	means Gazit America Inc., a corporation formed pursuant to a statutory arrangement under the laws of the Province of Ontario.

1.1.87. “Gazit America Negative Pledge”	means an agreement made between the Bank, BLL and Gazit America dated on or about the Amendment Closing Date pursuant to which, inter alia, Gazit America undertakes to the Bank and BLL not to create, or permit to subsist, any Encumbrance over any of the Means of Control of, and its shareholdings in, Silver Maple and Ficus.

1.1.88. “Gazit America Plan of Arrangement”	means the plan of arrangement in respect of Gazit America approved by the Ontario Superior Court of Justice (Commercial List) on August 8, 2012.

1.1.89. “Gazit America Pledged Shares”	means all of the present and future Gazit America Shares (including, without limitation, all rights, interest and entitlements derived therefrom) owned by Gazit-Globe and pledged by a first priority perfected security interest in favor of the Collateral Agent for the benefit of the Bank and BLL in accordance with the terms of the Security Documents to secure the repayment of the Secured Obligations.

1.1.90. “Gazit America Shares”	means the outstanding securities of Gazit America and includes all rights, interests and entitlements derived therefrom.

1.1.91. “Gazit Generation”	means Gazit First Generation LLC, a limited liability company formed under the laws of the State of Delaware, whether, for the avoidance of doubt, in its capacity as a guarantor under this Agreement and the other BLUSA Loan Documents, in its capacity as a guarantor under the BLL Loan Documents, in its capacity as a borrower under the BLUSA GFG Loan Documents or in any other capacity.

1.1.92. “Gazit-Globe”	as defined in the introductory paragraph of this Agreement, whether, for the avoidance of doubt, in its capacity as borrower under the Additional Conditions and the other BLL Loan Documents, in its capacity as a guarantor under the BLUSA Loan Documents or in any other capacity.

1.1.93. “Gazit-Globe Guarantee”	means the guarantee made between Gazit-Globe, the Collateral Agent, BLL and the Bank pursuant to which, inter alia, Gazit-Globe guarantees the obligations of: (a) the Company under the Loan Documents; (b) Gazit Generation under the BLUSA GFG Loan Documents; (c) Silver Maple under the BLUSA Maple Loan Documents; and (d) the other Obligors in respect of the Company Secured Obligations (as such term is defined in the Additional Conditions), including, without limitation, any guarantee executed by Gazit-Globe in connection with, or as a condition precedent under, the Amending Agreement and all acknowledgments and/or re-affirmations in respect thereof, whenever signed.

1.1.94. “Gazit-Globe’s Share”	means, at any time, the percentage of the Means of Control of EOI at such time represented by the EOI Pledged Shares.

1.1.95. “GFG and MGN Irrevocable Instructions”	shall have the same meaning ascribed to such term in clause 7.1.4 below.

1.1.96. “GFG and MGN Irrevocable Proxies”	shall have the same meaning ascribed to such term in clause 7.3 below.

1.1.97. “Governmental Body”	means any national, federal, state or international tribunal, agency, body, commission or other authority, any government, executive, parliament, legislature or local authority, or any governmental body, ministry, department or agency or regulatory authority, court, statutory board, tribunal, commission or board of or within Israel, United States of America, Canada or any other jurisdiction, or any political subdivision of any thereof or any authority having jurisdiction therein including, without limitation, the Bank of Israel, the New York State Banking Department, the Federal Reserve Bank of New York and the Federal Deposit Insurance Corporation, in each case having jurisdiction over any specified Person, property, transaction or event or any of such Person’s assets.

1.1.98. “Guarantees”	as defined in clause 7.1.1 below.

1.1.99. “Guarantor Shareholder Subordination Agreement”	means the amended and restated subordination agreement subordinating Subordinated Shareholder Loans made to any Guarantor Shareholder, dated on or about the Amendment Closing Date, made by and among the Guarantor Shareholders, Gazit-Globe, the Bank, BLL and the Collateral Agent.

1.1.100. “Guarantor Shareholders”	means Gazit 1995, MGN USA and Gazit America and “Guarantor Shareholder” shall mean any of them.

1.1.101. “Guarantor Subordination Agreement”	means the amended and restated subordination agreement subordinating Subordinated Shareholder Loans made to any LTV Guarantor, dated on or about the Amendment Closing Date, made by and among the LTV Guarantors, Gazit-Globe, the Guarantor Shareholders, the Bank, BLL and the Collateral Agent.

1.1.102. “Guarantors”	means the LTV Guarantors, Gazit-Globe, the Guarantor Shareholders and each Subordinated Lender that has entered into a Guarantee pursuant to clause 1.1.175(d) below and “Guarantor” means any of the foregoing.

1.1.103. “IFRS”	means International Financial Reporting Standards issued and/or adopted by the International Accounting Standards Board.

1.1.104. “Indebtedness”	means any obligation or liability (whether incurred as principal or as guarantor or whether jointly and severally) for the payment or repayment of money, whether present or future, actual or contingent.

1.1.105. “Initial Interest”	means, with respect to any Interest Period, the rate of interest, prior to the addition of a margin, which shall be determined by the Bank, as approved by and in consultation with BLL, as being applicable to BLL’s customers for the purpose of granting credits—in the same amount, type and for the same period in respect of the principal as the Advance requested—on the date of determining the interest rate for the requested Advance, provided that, in no event shall the Initial Interest be less than the LIBOR otherwise applicable thereto.

The Initial Interest shall be determined as a fixed addition (the “Fixed Addition”) above LIBOR. The rate of the Fixed Addition shall be determined, on the date of determining the Initial Interest, in accordance with the principles specified above and the rate so determined of the Fixed Addition shall not vary during the period of such Advance.

Notice by the Bank as to the Initial Interest shall be binding on the Company and may not be contradicted nor appealed. The Bank shall use its reasonable endeavors to notify the Company, as soon as practicable after the Company’s request for the same, regarding the rate of the Initial Interest in respect of an Advance.

1.1.106. “Interest Period”	with respect to each Advance, means the period beginning on the date of the Advance (in the case of the first Interest Period) or on the last date of the preceding Interest Period (in the case of any subsequent Interest Period) and ending on the day numerically corresponding to the first day of that Interest Period in the first, third or sixth month thereafter as shall be selected by the Company, or such other period as shall be agreed between the Bank and the Company as specified in each Request for Disbursement; provided, however, that (a) if any Interest Period would otherwise end on a day which is not a Business Day, the termination thereof shall be postponed to the next succeeding Business Day, unless such Business Day falls in the next calendar month, in which case such Interest Period shall end on the immediately preceding day which is a Business Day, (b) if any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period), then such Interest Period shall end on the last Business Day of a calendar month, and (c) any Interest Period that would otherwise extend beyond the Maturity Date shall end on the Maturity Date.

1.1.107. “Irrevocable Instructions”	shall mean the GFG and MGN Irrevocable Instructions and the Maple Ficus Irrevocable Instructions.

1.1.108. “Irrevocable Proxies”	shall mean the GFG and MGN Irrevocable Proxies and the Maple Ficus Irrevocable Proxies.

1.1.109. “LIBOR”	means, for any Interest Period, the rate of interest per annum (rounded upwards to the next 1/8th of 1%) determined by the Bank as follows:

1.1.110. “Libor Base Rate”	means, relative to any Interest Period, the rate quoted by the British Bankers Association in London as its “LIBOR” rate for U.S. dollar deposits at or about 11:00 a.m., London time, on the second Business Day prior to the commencement of the Interest Period; provided, however, that if the Bank adopts generally in its business a different rate quoting system or service for obtaining the rate of interest commonly known as “LIBOR” for U.S. dollar deposits, then upon giving prompt notice to the Company such alternative rate quoting system or service shall be utilized for determining “LIBOR” in lieu of the rate quoted by the British Bankers Association.

1.1.111. “Libor Reserve Percentage”	means, relative to any Interest Period for Advances hereunder, the percentage (expressed as a decimal, rounded upward to the next 1/100th of 1%) in effect on such day under regulations to which the Bank is subject issued from time to time by the Board of Governors of the Federal Reserve System for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to Eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board of Governors of the Federal Reserve System).

1.1.112. “Listed Subsidiaries”	means all Subsidiaries of Gazit-Globe whose equity securities are listed for trading on any stock exchange and all Subsidiaries of any Subsidiary of Gazit-Globe whose equity securities are listed as aforesaid.

1.1.113. “Loan Account”	means the Company’s account no. 2200505618 maintained with the Bank at its office in New York, New York and any other account connected to and/or derived therefrom, including, without limitation, in the event that the number or type of such account shall be changed.

1.1.114. “Loan Documents”	means: (a) this Agreement; (b) the Note; (c) the Security Documents; (d) any other Finance Document; (e) all other agreements or documents executed pursuant to any of the above or in connection with the foregoing relating to any of the obligations, liabilities and Indebtedness of the Company under or in connection with the Credit (other than, for the avoidance of doubt, all Standard Form Documents); and (f) any other document that is designated by the Bank, with the written consent of the Company, as a Loan Document.

1.1.115. “LTV Guarantors”	means the US Guarantors and the Maple Ficus Guarantors and “LTV Guarantor” shall mean any of them.

1.1.116. “Maple Ficus Guarantors”	means Silver Maple and Ficus and reference to “a Maple Ficus Guarantor” means either of them.

1.1.117. “Maple Ficus Irrevocable Instructions”	shall have the same meaning ascribed to such term in clause 7.1.3 below.

1.1.118. “Maple Ficus Irrevocable Proxies”	shall have the same meaning ascribed to such term in clause 7.3 below.

1.1.119. “Margin”	means:

(a) subject to any increase as referred to in paragraphs (b) and (c) of this definition below, the Margin with respect to each Advance is [***] per annum;

(b)     notwithstanding the foregoing and without derogating from clause 9.19 below and without derogating from any provision contained in any Loan Document requiring, in the circumstances as set forth therein, the Company to pay, in addition, maximum interest or interest at the maximum rate or interest at the Default Rate (as defined in clause 3.3 below) on the Advances, in the event, for any Relevant Quarter, the ratio of: (i) the sum of: (1) EOI Net Debt; and (2) the Adjusted Total Unpaid Outstandings; to (ii) the EOI Real Estate Assets, for such Relevant Quarter is equal to, or greater than, 0.75 (zero point seven five) then, for each Interest Period commencing from the Interest Period following the delivery of the Adjusted EOI Financial Statements to the Bank, pursuant to clause 15.8 below, for such Quarter, and ending, if applicable, on the last day of the Interest Period following the first subsequent Quarter in respect of which such ratio is less than 0.75 (zero point seven five), the Margin, as set out in paragraph (a) above of this definition (as may be increased, if applicable, pursuant to paragraph (c) of this definition), with respect to each Advance, shall be increased by an additional [***] per annum;

(c)     without derogating from any provision contained in any Loan Document requiring, in the circumstances as set forth therein, the Company to pay, in addition, maximum interest or interest at the maximum rate or interest at the Default Rate on the Advances, if, on any Trading Day, the Total Unpaid Outstandings is greater than the Stop Loss Limit, then, for the period commencing from such Trading Day and ending on the date Gazit-Globe has either (i) provided (or procured the LTV Guarantors to provide) additional collateral (from sources otherwise than from any BLUSA Credit or any BLL Credit) in form and substance satisfactory to the Bank and BLL, which additional collateral shall be of sufficient value (for the avoidance of doubt, additional EOI Common Shares (not constituting the Discount EOI Pledged Shares) shall be acceptable collateral provided that: (1) no other Default has occurred and is continuing; and (2) each of the Collateral Agent, the Bank, BLL, every other member of the Bank Leumi Group, any nominee or custodian of the Bank and/or BLL and any third party purchaser of such EOI Common Shares within the framework of the realization of a Security Document is an “Excepted Holder” with no “Excepted Holder Limit” (as such terms are defined in the Articles of Amendment and Restatement of EOI) or is otherwise exempted or waived from certain ownership limits pursuant to the Ownership Limits Waiver Agreement in respect of such additional EOI Common Shares and all other EOI Pledged Shares); or (ii) repaid the Advances and/or procure repayment of the BLL Advances and/or other BLUSA Advances, so that the Total Unpaid Outstandings is less than the Margined Amount, the Margin, as set out in paragraph (a) of this definition, with respect to each Advance, shall be increased by an [***] per annum, it being agreed that, in the event that during such time interest is payable on the Advances at the Default Rate (as such term is defined in clause 3.3 below), the Margin shall not, during such time, be increased by such additional [***] per annum.

1.1.120. “Margined Amount”	means, on any Trading Day, the sum of:

(a) 30% (thirty percent) of the Market Value of the EOI Pledged Shares on such Trading Day; and

(b)     30% (thirty percent) of the product of the number of EOI Pledged Shares constituting EOI Common Shares (disregarding, for this purpose, the Pledged Rights Offer Shares) multiplied by the NAV Per EOI Share, on such Trading Day; and

(c) the Other Collateral Margin Value on such Trading Day;

provided that, upon repayment or termination of the BLL Credit and the BLUSA GFG Credit, the term “Margined Amount” shall mean, on any Trading Date, the sum of:

(1) 60% (sixty percent) of the Market Value of the EOI Pledged Shares on such Trading Day; and

(2) the Other Collateral Margin Value on such Trading Day.

1.1.121. “Market Value of the EOI Pledged Shares”	means, for any Trading Day (the “Relevant Trading Day”), the product of the number of EOI Pledged Shares (disregarding, for this purpose, any Pledged Rights Offer Shares) constituting EOI Common Shares multiplied by the average of closing prices of the EOI Common Shares on the New York Stock Exchange, on each Trading Day over the last five (5) Trading Days prior to such Relevant Trading Day.

1.1.122. “Material Adverse Effect”	means any event, matter, development or circumstance which individually or in the aggregate: (a) results, or is reasonably likely to result, in a material adverse change in the financial condition of any LTV Guarantor, Gazit-Globe, Gazit America or EOI; and/or (b) materially impairs, or is reasonably likely to materially impair, the ability of any Obligor to perform any of its obligations under any Loan Document to which it is party in accordance with the provisions thereof (including, without limitation and without derogating from the generality of the foregoing, impairing the ability to comply with, or satisfy, any of the financial ratios as set forth in clause 9.12, clauses 9.18 to 9.21 (inclusive) or clause 9.23 below); and/or (iii) materially impairs, or is reasonably likely to materially impair, the ability of the Collateral Agent, the Bank or BLL to realize any of the Collateral as intended under the Finance Documents.

1.1.123. “Maturity Date”	means April 1st, 2016.

1.1.124. “Means of Control”	means, in relation to any Person that is not an individual (such Person, a “Body Corporate”), any of the following:

(a) the right to vote at a shareholders meeting of such Body Corporate (or the right to vote at any meeting of a corresponding or analogous organ of a Body Corporate which is not a corporation);

(b) the right to appoint a director or managing member of such Body Corporate; for this purpose:

(i) the Person who appointed a director or managing member of such Body Corporate shall be deemed to have the right to do so; and

(ii)     if an officer of a Body Corporate (“Body Corporate A”) was appointed director or managing member by Body Corporate A in another Body Corporate (“Body Corporate B”), then Body Corporate A, as well as the Person that controls Body Corporate A, shall be presumed to have the right to appoint such officer as director or managing member of Body Corporate B;

(c) the right to share in the profits of such Body Corporate; or

(d) the right to the surplus assets of such Body Corporate upon its liquidation after the discharge of its liabilities to creditors.

1.1.125. “MGN America”	means MGN America, LLC (formerly MGN America, Inc.), a company converted from a corporation incorporated under the laws of Nevada, USA to a limited liability company under the laws of the State of Delaware, USA, whether, for the avoidance of doubt, in its capacity as a guarantor under the BLUSA Loan Documents, in its capacity as a guarantor under the BLL Loan Documents or in any other capacity.

1.1.126. “MGN USA”	means MGN (USA), Inc., a company incorporated under the laws of the State of Nevada, USA, whether, for the avoidance of doubt, in its capacity as a guarantor under the BLUSA Loan Documents, in its capacity as a guarantor under the BLL Loan Documents or in any other capacity.

1.1.127. “MSSB Stock Purchase Plan”	means a stock purchase plan dated June 3, 2011 made between Morgan Stanley Smith Barney LLC and MGN America, in the form sent by e-mail dated June 16, 2011, from counsel to the Company to counsel to the Bank and as otherwise may be amended or modified pursuant to clause 15.13.6 below.

1.1.128. “NAV Per EOI Share”	means, with respect to any Trading Day, the amount obtained by dividing: (a) the EOI NAV for the last Quarter (the “Last Relevant Quarter”), in respect of which Adjusted EOI Financial Statements were delivered to the Bank pursuant to clause 15.8 below, preceding such Trading Day; by (b) the total number of shares of EOI, of whatever class, in issue (including EOI Common Shares) as at the last day of the Last Relevant Quarter (excluding for this purpose any shares of EOI held by EOI as treasury shares). Notwithstanding the foregoing, until the date the first set of Adjusted EOI Financial Statements is delivered to the Bank pursuant to clause 15.8 below, the NAV Per EOI Share for each Trading Day commencing from the Amendment Closing Date and ending on the date of the delivery of such first set of Adjusted EOI Financial Statements, shall be the amount certified by Gazit-Globe as being the NAV Per EOI Share in the last Compliance Certificate (as such term was defined in the BLUSA GFG Existing Loan Agreement) delivered to the Bank pursuant to the BLUSA GFG Existing Loan Agreement before the Amendment Closing Date.

1.1.129. “Net Operating Income”	means, for any period, the amount, if any, by which the aggregate of (without duplication): (a) the total revenues of EOI (excluding, to the extent included in the determination of total revenues for such period, the amount of revenue attributable to management and leasing services and the amount of any revenue attributable to Promote but including, to the extent not already included in the revenues of EOI, without duplication, dividends or similar cash distributions, management fees and Promote received by EOI from Unconsolidated Affiliates, as such term is defined in the definition of “EBITDA” (to the extent the foregoing is disclosed in EOI’s Financial Statements for such period, such amounts of the foregoing as clearly detailed and broken down, to the Bank’s reasonable satisfaction, in the Compliance Certificate for such period)); and (b) operations of income-producing properties sold or held for sale of EOI, for such period, exceeds the aggregate of: (i) the amount of property operating costs and expenses for such period; and (ii) the amount, if any, of the Net Operating Income Adjustment Amount for such period.

1.1.130. “Net Operating Income Adjustment Amount”	means, for any period, the amount, if any, by which the amount of EOI’s revenues, on a consolidated basis, taken into account in the calculation of Net Operating Income for such period, pursuant to paragraphs (a) and (b) of the definition of such term which is attributable to “management and leasing services”, “management fees”, “Promote” and, if any, revenues attributable to Promote from Unconsolidated Affiliates (as such term is defined in the definition of “EBITDA”) for such period, exceeds an amount equal to 30% (thirty percent) of the total revenues of EOI for such period.

1.1.131. “New Accounting Treatment”	as defined in clause 15.6 below.

1.1.132. “Non-consolidated Expanded Financial Statements of Gazit-Globe”	means the financial statements of Gazit-Globe in which: (a) the financial statements of the Listed Subsidiaries of Gazit-Globe which are held directly by Gazit-Globe (at the date hereof being Citycon Oyj only) are consolidated on the basis of such Listed Subsidiaries’ balance sheet value (equity); and (b) the financial statements of the Non-Listed Subsidiaries of Gazit-Globe are consolidated with the respective Listed Subsidiaries of the Non-Listed Subsidiaries on the basis of such Listed Subsidiaries’ balance sheet value (equity), all the foregoing (quarterly or annual, as applicable), as prepared in accordance with GAAP as applicable to such financial statements, mutatis mutandis, and as approved by the Chief Financial Officer of Gazit-Globe.

1.1.133. “Non-Listed Subsidiaries”	means those Subsidiaries of Gazit-Globe that are not Listed Subsidiaries.

1.1.134. “Non-U.S. Bank”	as defined in clause 16.5 below.

1.1.135. “Note”	means the master promissory note of the Company, substantially in the form of Schedule A hereto, evidencing the obligation of the Company to repay all unpaid principal of, and accrued interest on, all Advances made to the Company pursuant to this Agreement.

1.1.136. “Obligors”	means the Company, each Guarantor and any other Person party, as pledgor, guarantor or obligor, under or pursuant to any Security Document entered into or to be entered into from time to time and “Obligor” shall mean any of them.

1.1.137. “Organizational Documents”	means the by-laws and/or other organizational documents of any Person (other than a natural person) including, without limitation, with respect to EOI, its Articles of Amendment and Restatement dated April 22, 2002, as amended to the date of the Amending Agreement and, without derogating from the terms and conditions hereof, as may be further amended from time to time.

1.1.138. “Other Collateral”	means any additional collateral pledged in favor of the Bank (other than EOI Common Shares pledged in favor of the Bank or the Collateral Agent) pursuant to clause 9.13 below or, without duplication, pursuant to paragraph (c) of the definition of “Margin”.

1.1.139. “Other Collateral Margin Value”	means the value of any Other Collateral pledged in favor of the Bank pursuant to clause 9.13 below or, without duplication, pursuant to paragraph (c) of the definition of “Margin” and/or paragraph (a)(iii) of the definition of “Stop Loss Limit” and/or, if applicable, any other provision of any Finance Document, determined, in each of the foregoing cases, by the Bank in accordance with the Bank’s method of valuing such other collateral for margin purposes. For the avoidance of doubt, the amount standing to the credit of the Reserve Account (as such term is defined in clause 9.18.1 below) shall not be deemed to form part of the “Other Collateral Margin Value”.

1.1.140. “Other Credit”	means any loan, advance, extension of credit or accommodation, other than the Credit: (a) made by the Bank and/or any other member of the Bank Leumi Group to, or for the benefit of, the Company that is now outstanding; and/or (b) now, or hereafter, committed, made or granted by the Bank to the Company. For the avoidance of doubt: (i) any loan or advance made by the Bank pursuant to a syndicated loan agreement (“syndicated loan agreement”) entered into after the date of this Agreement in respect of which the Bank and/or any other member of the Bank Leumi Group is, from the date any such loan or advance is advanced, one of a number of lenders (not being a member of the Bank Leumi Group) providing such loan or advance to the Company under such syndicated loan agreement, shall not constitute “Other Credit”, provided that any such syndicated loan agreement does not represent, directly or indirectly, the refinancing of any Indebtedness of the Company to the Bank which had not originally been advanced pursuant to a syndicated loan agreement; and (ii) Indebtedness to the Bank and/or any other member of the Bank Leumi Group under a derivative transaction shall not constitute and form part of the “Other Credit”, unless a default (or its equivalent) has occurred thereunder, in which case all Indebtedness, credit and other accommodation given thereunder shall constitute part of the “Other Credit”.

1.1.141. “Ownership Limits Waiver Agreement”	means an agreement set out in a letter dated May 23, 2010 from Gazit-Globe addressed to EOI relating to Ownership Limit Waivers, duly executed by Gazit-Globe, MGN USA, Gazit 1995, MGN America, Silver Maple, Ficus and EOI.

1.1.142. “Participant”	as defined in clause 16.1 below.

1.1.143. “Participant Register”	shall have the same meaning ascribed to such term in clause 16.7 below.

1.1.144. “Permitted Encumbrance”	means:

(a)     where the term is used in “EOI Net Debt”, cash, cash equivalents or treasury securities deposited in any bank or deposit account, those Encumbrances set out in paragraph (c) of clause 1.1.65 above created in favor of the financial institution in which the relevant asset (be it cash, cash equivalents, cash deposits or treasury securities) are deposited, to the extent such Encumbrances merely consist of the right of set-off, banker’s lien or similar such right contained in the terms of opening and maintaining such account with such financial institution or arising pursuant to Applicable Law, provided that neither the terms of such accounts nor the Encumbrances restrict or impair, in any way, the free withdrawal, sale, transfer or trading of such relevant asset (unless there has been a default under such terms, in which event any such Encumbrance shall cease to be a Permitted Encumbrance); or

(b)     where the term is used with respect to Collateral, those Encumbrances created in favor of the Securities Intermediary under the Securities Account Control Agreements over those EOI Pledged Shares and other financial assets (and not over any other part of the Collateral) credited to the Securities Accounts, to the extent such Encumbrances only secure the payment of any fees or commissions due to the Securities Intermediary under the terms of the relevant Security Account Control Agreement.

1.1.145. “Permitted Indebtedness”	means: (a) Indebtedness of a LTV Guarantor or Gazit America to the Bank, BLL or the Collateral Agent under the BLL Loan Documents and the BLUSA Loan Documents; (b) Indebtedness of a LTV Guarantor or Gazit America to a Subordinated Lender under Subordinated Shareholder Loans made to such LTV Guarantor or Gazit America, as applicable; (c) Indebtedness of a LTV Guarantor and Indebtedness of Gazit America on account of legal, accounting or other professional costs not exceeding, in the aggregate, for all the LTV Guarantors and Gazit America for any calendar year, USD 1,000,000; (d) Indebtedness of MGN America to pay commission to MSSB (as such term is defined in the MSSB Stock Purchase Plan) pursuant to Section A3 thereof or to any other agent, pursuant to a Stock Purchase Plan, for the purchase of EOI Common Shares; (e) Indebtedness of Gazit Generation or any Maple Ficus Guarantor to pay commission to any agent, pursuant to the provisions of a Stock Purchase Plan to which any such Obligor is a party, for the purchase of EOI Common Shares by any such Obligor; and (f) Indebtedness of any Maple Ficus Guarantor to the Bank or BLL under any agreement evidencing any interest rate hedging transaction.

1.1.146. “Person”	means an individual, limited liability company, corporation, estate, partnership, trust, joint venture, other legal entity, unincorporated association or Governmental Body.

1.1.147. “Plan”	means any employee benefit plan that is subject to ERISA.

1.1.148. “Pledge Agreements”	means all the Pledge Agreements referred to in clause 7.1.2 below and any other pledge agreements to be entered into pursuant to the terms of this Agreement (including, without limitation, any security interest created in favor of the Collateral Agent for the benefit of the Bank and BLL in accordance with the provisions of the BLUSA GFG Existing Loan Agreement and the 2011 Restated Additional Conditions) or pursuant to the terms of such Pledge Agreements.

1.1.149. “Pledged Rights Offer Shares”	means EOI Pledged Shares issued to a LTV Guarantor by EOI, in respect of the US Guarantors, after June 21, 2011 and, in respect of the Maple Ficus Guarantors, after the Amendment Closing Date, which: (a) were purchased for cash by such LTV Guarantor pursuant to a bona fide rights offer; and (b) do not constitute additional collateral pursuant to, and in accordance with, clause 9.13 below.

1.1.150. “Promote”	means, in respect of any period, any revenue of EOI for such period attributable to “promotion”, “promote”, “incentives”, “enhanced profit share” or any bonus, enhanced revenue or profit share from: (a) any entity in which EOI holds, directly or indirectly, any of its Means of Control; (b) any entity in respect of which EOI or any of its affiliates provides any management services where the revenues from such entity are greater than EOI’s equity share in such entity; or (c) any entity in respect of which neither EOI nor any of its affiliates have any equity share, to the extent such revenues do not constitute payment for management and leasing services. For the avoidance of doubt, “one off” bonuses, revenues, profit shares or any other similar payments not paid on a regular basis shall not constitute “Promote”. The amount of any Promote taken into account in the calculation of EBITDA or Net Operating Income for any period shall be clearly detailed and broken down, to the Bank’s reasonable satisfaction, in the Compliance Certificate for such period to the extent reflected in the applicable EOI’s Financial Statements (including, for the avoidance of doubt, any notes thereto).

1.1.151. “Quarter”	means a calendar quarter (January 1–March 31; April 1–June 30; July 1–September 30; and October 1–December 31).

1.1.152. “Reference Rate”	means the rate of interest designated by the Bank, and in effect from time to time, as the Bank’s “Reference Rate” on a particular day for commercial loans; such rate is not necessarily intended to be the lowest rate of interest charged by the Bank in connection with loans and other extensions of credit. Each change in the Reference Rate shall be effective on the date such change is determined by the Bank.

1.1.153. “Register”	shall have the same meaning ascribed to such term in clause 16.6 below.

1.1.154. “Registration Rights Agreement”	means that certain Registration Rights Agreement dated as of October 28, 2002, among EOI, Silver Maple, AH Investments US, L.P., MGN USA and MGN America (as successor-in-interest to certain rights of MGN USA thereunder pursuant to an assignment from MGN USA to MGN America dated February 11, 2003).

1.1.155. “Relevant Financial Statement”	means any financial statement of Gazit-Globe or EOI (including, without limitation, any EOI’s Financial Statements, Supplemental Information Package, Adjusted EOI Financial Statements and Non-consolidated Expanded Financial Statements of Gazit-Globe).

1.1.156. “Relevant Quarter”	means any Quarter commencing from the last Quarter immediately preceding the Amendment Closing Date.

1.1.157. “Request for Disbursement”	as defined in clause 2.2 below.

1.1.158. “Revolving Credit Period”	means the period from and including the Amendment Closing Date to but excluding the Maturity Date.

1.1.159. “Secured Obligations”	means (a) the Company Secured Obligations; and/or (b) all obligations, liabilities and Indebtedness of Gazit-Globe under or in connection with the BLL Loan Documents and/or Other Credit (as such term is defined, for this purpose, in the Additional Conditions); (c) all obligations, liabilities and Indebtedness of Silver Maple under or in connection with the BLUSA Maple Loan Documents and/or the Other Credit (as such term is defined, for this purpose, in the BLUSA Maple Loan Agreement); (d) all obligations, liabilities and Indebtedness of Gazit Generation under or in connection with the BLUSA GFG Loan Documents and/or the Other Credit (as such term is defined, for this purpose, in the BLUSA GFG Loan Agreement); and/or (e) all other obligations, liabilities and Indebtedness of each Obligor under the Security Documents to which any of them is a party, now or hereafter owing to the Bank and/or BLL contingent or otherwise, unlimited in amount, plus all related interest, exchange rate differentials, linkage differentials, commissions, charges and/or expenses of any kind whatsoever, including without limitation enforcement costs.

1.1.160. “securities”	shall have the same meaning ascribed to such term in the Israeli Securities Law, 1968 and shall also include, in relation to any entity: (a) shares or shares of capital stock or voting securities or ownership interests in such entity; (b) securities of that entity convertible into or exchangeable for shares or shares of capital stock or voting securities or ownership interests in such entity; (c) options, warrants, rights or other agreements or commitments to acquire from that entity, or obligations of that entity to issue, any shares or shares of capital stock, voting securities or other ownership interests in (or securities convertible into or exchangeable for shares or shares of capital stock or voting securities or other ownership interests in) that entity; (d) obligations of that entity to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar agreement or commitment relating to the issuance of any shares or shares of capital stock, voting securities or other ownership interests in that entity; (e) membership interests in any limited liability company formed in any state of the United States of America; (f) options, warrants, rights or other agreements or commitments to acquire from any limited liability company formed in any state of the United States of America, or obligations of that entity to issue, any membership interests in (or securities convertible into or exchangeable for membership interests in) that limited liability company; and (g) deposit receipts or certificates representing, directly or indirectly, any of the foregoing.

1.1.161. “Securities Account Control Agreements”	means: (a) the Securities Account Control Agreements dated on or about June 21, 2011, by and among the US Guarantors, the Collateral Agent and the Securities Intermediary; and (b) any Securities Account Control Agreement entered into after the date hereof by and among an Approved EOI Pledged Share Transferee, the Collateral Agent and the Securities Intermediary in connection with the transfer of Collateral owned by a Maple Ficus Guarantor to such Approved EOI Pledged Share Transferee, having substantially the same terms and conditions as those contained in the Securities Account Control Agreements described in paragraph (a) above or having such other terms and conditions as are reasonably acceptable to the Collateral Agent.

1.1.162. “Securities Accounts”	as defined in clause 7.3 below.

1.1.163. “Securities Intermediary”	as defined in clause 7.3 below.

1.1.164. “Security Documents”	means the Guarantees (including, without limitation, the Gazit-Globe Guarantee), the Pledge Agreements, the Cash Collateral Agreements, the Irrevocable Instructions, the Guarantor Subordination Agreement, the Gazit America Negative Pledge, the Guarantor Shareholder Subordination Agreement, the Securities Account Control Agreements, the Ownership Limits Waivers Agreement, the Irrevocable Proxies and any other document (including, without limitation, the Security Documents (as such term was defined in the BLUSA GFG Existing Loan Agreement and the 2011 Restated Additional Conditions)) from time to time entered into in favor of the Bank, BLL and/or the Collateral Agent for the purposes of securing any of the Secured Obligations.

1.1.165. “Shareholders’ Equity of Gazit-Globe”	means, for any period, the sum of the book value of the shareholders’ equity of Gazit-Globe as at the last day of such period (without taking into account any minority interests) as at the last day of such period, as appearing in Gazit-Globe’s annual audited or quarterly reviewed, as the case may be, consolidated financial statements of Gazit-Globe to be delivered to the Bank pursuant to clauses 15.8.1 and 15.8.2 below.

1.1.166. “Silver Maple”	means Silver Maple (2001), Inc., a company incorporated under the laws of Nevada, USA, whether, for the avoidance of doubt, in its capacity as a guarantor under the Loan Documents, in its capacity as a guarantor under the BLL Loan Documents, in its capacity as a guarantor under the BLUSA GFG Loan Documents, in its capacity as a borrower under the BLUSA Maple Loan Agreement or in any other capacity.

1.1.167. “Special Participant”	means any Participant which is BLL or any other member of the Bank Leumi Group (excluding, for the avoidance of doubt, the Bank).

1.1.168. “Standard Form Documents”	means the Bank’s International Financial Services Arrangements, International Financial Services Arrangements Addendum, Requests for Disbursement, Corporate Resolution Certification (FRM CRC 7-03), International Customer Account Application and Agreement Corporate Account Application (not for Personal) (INT’l Corporate Account Application (May 08)), Limited Liability Company Certificate and Authorization (Form No. 1306 (4/06), Account Application, IRS Form W-8 Certificate of Foreign Status of Beneficial Owner for United States Tax Withholding, IRS Form wW-9 Request for Taxpayer Identification Number and Certification, Generic Form of Corporate Resolutions for Signing Authority for Banking Transaction, Customer Signature Card, Information Sheet (For Business Accounts Only), Amendments (Account Terms and International Financial Services Arrangements Relating to Check Encashment and Remotely Created Checks), the Bank’s Privacy Commitment to Our Customers (Privacy Policy), Funds Availability Disclosure Statement (New York) (Form 1215 (R4/09)), Bank Leumi USA – Israeli Desk (Fee Schedule), Important Information about Procedures for Opening a New Account, New Account Documentation Checklist, and any other standard document, note or agreement that has been or will be signed by the Company or any LTV Guarantor in connection with, or relating to: (a) the Credit; (b) the establishment, maintenance or operation of any bank or deposit account (including the Loan Account) opened or to be opened by the Company or any LTV Guarantor with the Bank in connection with the Credit; or (c) the establishment, maintenance or operation of (i) the Securities Accounts opened or to be opened by the Company and each LTV Guarantor with the Securities Intermediary or (ii) Cash Collateral Accounts opened or to be opened by each Maple Ficus Guarantor with the Collateral Agent, in each case in connection with the Credit. For the avoidance of doubt, no Finance Document or Loan Document shall be a Standard Form Document.

1.1.169. “Stock Exchange Agreement”	means that certain Stock Exchange Agreement dated May 18, 2001 among EOI, Centrefund Realty Corporation (now named First Capital Realty Inc.) and First Capital America Holding Corp.

1.1.170. “Stock Purchase Plan”	shall have the meaning ascribed to such term in clause 15.13.6 below.

1.1.171. “Stop Loss Limit”	means, on any Trading Day, the lower of:

(a) an amount equal to the sum of:

(i) 35% (thirty-five percent) of the Market Value of the EOI Pledged Shares on such Trading Day;

(ii)    35% (thirty percent) of the product of the number of EOI Pledged Shares constituting EOI Common Shares (disregarding, for this purpose, any Pledged Rights Offer Shares) multiplied by the NAV Per EOI Share, on such Trading Day; and

(iii) the Other Collateral Margin Value on such Trading Day;

and

(b) an amount equal to the sum of:

(i) 85% (eighty-five percent) of the Market Value of the EOI Pledged Shares on such Trading Day; and

(ii) the Other Collateral Margin Value on such Trading Day;

provided that, upon repayment or termination of the BLL Credit and the BLUSA GFG Credit, the term “Stop Loss Limit” shall mean, on any Trading Date, an amount equal to the sum of:

(1) 70% (seventy percent) of the Market Value of the EOI Pledged Shares on such Trading Day; and

(2) the Other Collateral Margin Value on such Trading Day.

1.1.172. “Subordinated”	means fully subordinated as to principal, interest, fees and other amounts and as to any security interest such that no payments to the subordinate creditor may be made or accepted except as provided for in any agreement evidencing such subordination to which the Bank is a party and no actions may be taken by the subordinate creditor to enforce its security until the Total Unpaid Outstandings have been fully repaid and cancelled.

1.1.173. “Subordinated Lender”	means: (a) with respect to any LTV Guarantor, Gazit-Globe or any Non-Listed Subsidiary (directly or indirectly, wholly-owned by Gazit-Globe), in its capacity as the provider of, or if applicable, the assignee of the benefit of, any Subordinated Shareholder Loans to a LTV Guarantor; and (b) with respect to any Guarantor Shareholder, Gazit-Globe or any of its affiliates, in its capacity as the provider of, or if applicable, the assignee of the benefit of, any Subordinated Shareholder Loans to a Guarantor Shareholder.

1.1.174. “Subordinated Shareholder Loan Agreement”	means a loan agreement made between a LTV Guarantor or a Guarantor Shareholder and a Subordinated Lender and/or a promissory note made by a LTV Guarantor or a Guarantor Shareholder in favor of a Subordinated Lender, in either case, pursuant to which unsecured subordinated shareholder loans have been made available by a Subordinated Lender to a LTV Guarantor or a Guarantor Shareholder, as applicable, and which otherwise conforms with the definition of “Subordinated Shareholder Loans” in this Agreement.

1.1.175. “Subordinated Shareholder Loans”	means Indebtedness, now existing or incurred after the Amendment Closing Date, of a LTV Guarantor or a Guarantor Shareholder to a Subordinated Lender in respect of unsecured subordinated shareholder loans made available to a LTV Guarantor or a Guarantor Shareholder pursuant to a Subordinated Shareholder Loan Agreement, subject to all of the following conditions: (a) the Indebtedness in respect of such subordinated shareholder loans is subordinated to the rights of the Bank, BLL and the Collateral Agent under the Loan Documents, the other BLUSA Loan Documents and the BLL Loan Documents in all respects, including with respect to payments of principal and interest and all other amounts payable to the Bank, BLL and the Collateral Agent under the Loan Documents, the other BLUSA Loan Documents and the BLL Loan Documents (the foregoing not derogating from the right, for so long as no Default has occurred and is continuing, of the LTV Guarantors or the Guarantor Shareholders, as applicable, to repay principal and interest thereon in accordance with the provisions of the Guarantor Subordination Agreement or the Guarantor Shareholder Subordination Agreement, as applicable) and shall not be secured by any collateral whatsoever, all in accordance with and subject to the provisions of the Guarantor Subordination Agreement or the Guarantor Shareholder Subordination Agreement, as applicable; (b) no Person may provide or have any interest in any Subordinated Shareholder Loan other than a Subordinated Lender; (c) the Subordinated Lender is a party to the Guarantor Subordination Agreement (if and to the extent any Indebtedness under the Subordinated Shareholder Loan is incurred or owed by a LTV Guarantor), or the Guarantor Shareholder Subordination Agreement (if and to the extent any Indebtedness under the Subordinated Shareholder Loan is incurred or owed by a Guarantor Shareholder) and, if not a party thereto, shall, before entering into or acquiring any interest in any Subordinated Shareholder Loan Agreement, accede to, and become a party to, the Guarantor Subordination Agreement or Guarantor Shareholder Subordination Agreement (as applicable) in accordance with the provisions thereof; (d) the Subordinated Lender shall be party to a Guarantee or, if such Subordinated Lender is not party to a Guarantee, shall before entering into or acquiring any interest in any Subordinated Shareholder Loan Agreement, enter into and deliver to the Collateral Agent a guarantee, in the same form, mutatis mutandis, as the Guarantee entered into by MGN America and delivered to the Collateral Agent or the Bank as a condition precedent under the Amending Agreement; (e) the terms of each such subordinated shareholder loan shall include provisions prohibiting the creation of any Encumbrance over any rights in and to any such loan (without derogating from clause 15.14 below) other than Encumbrances in favor of the Collateral Agent for the benefit of the Bank and BLL in accordance with the terms of the Security Documents to secure the repayment of the Secured Obligations or shall bear a conspicuous legend, in a form satisfactory to the Collateral Agent, that states, amongst other things, that the Indebtedness evidenced thereby is subordinated and subject in right of payment to the prior payment in full of the Secured Obligations and to the rights of the Collateral Agent, the Bank and BLL under the Loan Documents and the BLL Loan Documents (any such legend, the “Legended Restrictions”); (f) the terms and conditions of any such subordinated shareholder loan agreement shall provide, inter alia, that if a Default has occurred and is continuing, no amount, whether in respect of principal, interest or any other amount, shall be payable by any LTV Guarantor or Guarantor Shareholder on account of such Indebtedness or shall bear conspicuous Legended Restrictions; (g) such subordinated shareholder loan shall be given only pursuant to a subordinated shareholder loan agreement that has first been approved by the Bank, BLL and the Collateral Agent (such approval not to be unreasonably withheld or delayed) or shall bear conspicuous Legended Restrictions; (h) the terms and conditions of any such subordinated shareholder loan agreement shall provide, inter alia, that in the event of any default (howsoever described), no Subordinated Lender or any other Person shall be entitled to take any action against the relevant LTV Guarantor or Guarantor Shareholder, as applicable, prior to the unconditional and irrevocable payment and discharge in full of the Secured Obligations or shall bear conspicuous Legended Restrictions; (i) all rights of each Subordinated Lender in respect of any subordinated shareholder loan made to a LTV Guarantor shall be first duly pledged by a first priority perfected security interest in favor of the Collateral Agent for the benefit of the Bank and BLL in accordance with the terms of the Security Documents to secure the repayment of the Secured Obligations; and (j) to the extent required pursuant to clause 15.19 below, all rights of each Subordinated Lender in respect of any subordinated shareholder loan to a Guarantor Shareholder shall be first duly pledged by a first priority perfected security interest in favor of the Collateral Agent for the benefit of the Bank and BLL in accordance with the terms of the Security Documents to secure the repayment of the Secured Obligations.

1.1.176. “Subsidiary”	means, with respect to any Person at any time, (a) any other Person the accounts of which would be consolidated with those of such first Person in its consolidated financial statements as of such time, or (b) any other Person (i) that is, at such time, controlled by, or (ii) the securities of which having ordinary voting power to elect a majority of the board of directors (or other persons having similar functions), or other ownership interests of which ordinarily constituting a majority voting interest, are at such time, directly or indirectly, owned or controlled by such first Person, or by one or more of its Subsidiaries, or by such first Person and one or more of its Subsidiaries.

1.1.177. “Supplemental Information Package”	means the unaudited quarterly supplemental information package of EOI and the unaudited annual supplemental information package of EOI, if and as filed with the US Securities and Exchange Commission, containing a summary of EOI’s financial results and ratios for the period covered by such supplemental information package.

1.1.178. “Total Unpaid Outstandings”	means, at any time, the sum in USD of the aggregate amount of: (a) the Unpaid Balance of the Credit at such time; (b) the Unpaid Balance of the Credit (as such term is defined in the Additional Conditions) at such time; (c) the Unpaid Balance of the Credit (as such term is defined in the BLUSA Maple Loan Agreement) at such time; and (d) the Unpaid Balance of the Credit (as such term is defined in the BLUSA GFG Loan Agreement) at such time. For the purposes of the foregoing, if any of the foregoing is denominated in a currency other than USD, there shall be calculated the equivalent thereof in USD at such time.

1.1.179. “Trading Day”	means a trading day on the New York Stock Exchange.

1.1.180. “Transferee”	means any Participant or any assignee of the interests of the Bank under this Agreement or any other Loan Documents.

1.1.181. “Unpaid Balance of the Credit”	means, at any time, the aggregate amount due to the Bank in respect of the Credit by way of principal, interest, fees, bank charges, reasonable legal fees and/or expenses of any kind whatsoever which have accrued to such date, whether or not they have been debited to the Loan Account.

1.1.182. “Unpaid Balance of the Other Credit”	means, at any time, the aggregate amount due to the Bank in respect of the Other Credit by way of principal, interest, fees, bank charges, reasonable legal fees and/or expenses of any kind whatsoever which have accrued to such date, whether or not they have been debited to any account of the Company. Notwithstanding the foregoing, no amount due to the Bank in respect of a derivative transaction referred to in paragraph (f) of the definition of “Financial Indebtedness”, entered into by the Company with the Bank or BLL, shall be considered as forming part of the Unpaid Balance of the Other Credit, unless a default (or its equivalent) has occurred thereunder, in which case such Financial Indebtedness shall form part of the Unpaid Balance of the Other Credit. For the purposes of the foregoing, if any of the foregoing is denominated in a currency other than USD, there shall be calculated the equivalent thereof in USD at such time.

1.1.183. “USD”	means United States Dollars.

1.1.184. “US Guarantor Shareholders”	means MGN USA and Gazit 1995 and “US Guarantor Shareholder” means either of them.

1.1.185. “US Guarantors”	means MGN America, Gazit Generation and each Approved Special Purpose Vehicle that becomes a US Guarantor pursuant to clause 15.13.8 or clause 15.13.9 below and “US Guarantor” shall mean any of them.

1.1.186. “Voting Agreements”	means the following agreements: (a) Liberty Equityholders’ Agreement; and (b) Stockholders Agreement dated as of May 23, 2010, by and among Gazit-Globe, the Guarantor Shareholders, Gazit America, MGN America, Silver Maple and Ficus.

1.2.	Without derogating from the following paragraphs, all accounting expressions which are not otherwise defined herein shall be construed in accordance with GAAP.

1.3.	The terms, “EBITDA”, “EBITDA Adjustment Amount”, “EOI Total Debt”, “Financial Indebtedness”, “total revenues of EOI”, “EOI Net Debt”, “Net Operating Income” and all items used in calculation of such terms shall be determined, for any period, from (and, in respect of items described in paragraph (g) of the definition of “Financial Indebtedness” and relating to EOI, only to the extent disclosed in or set out in) the quarterly unaudited EOI’s Financial Statements or, where such period ends on a Financial Year end, from the audited EOI’s Financial Statements for such period and, in each case, delivered to the Bank pursuant to this Agreement.

1.4.	The terms “EOI Real Estate Assets”, “EOI Total Shareholders’ Equity” and all other items used in calculation of such terms shall be determined, for any period or date, from the Adjusted EOI Financial Statements for such period, or period ending on such date, and delivered to the Bank pursuant to this Agreement or, without derogating from clauses 9.1 and 15.8 below, to the extent not included in any such Adjusted EOI Financial Statements, determined for any quarterly period or period ending on such date, from the unaudited EOI’s Financial Statements for such period or period ending on such date, or, where such period or period ending on such date ends on a Financial Year end, from the audited EOI’s Financial Statements for such period or period ending on such date and, in each case, delivered to the Bank pursuant to this Agreement.

1.5.	The reconciliation of any of EOI’s Financial Statements to IFRS as required under this Agreement shall, unless the Company and the Bank agree otherwise, be presented in the format as set forth in Schedule B1 to this Agreement. The computation of the financial ratios set out in clause 9.12, clause 9.13, clauses 9.18 to 9.21 (inclusive) and clause 9.23 below and, to the extent applicable, of other amounts and ratios shall, unless the Company and the Bank agree otherwise, be presented in the format as set forth in Schedule B2 to this Agreement.

1.6.	If any of the above terms or items and/or any other defined accounting terms (or items taken into account in the determination thereof) used in this Agreement cannot be determined as aforesaid or in the manner as set out in the definition of such terms, then, to the extent such terms or items cannot be determined as aforesaid, without derogating from clause 9.1 below, the relevant term or item shall be determined from a certificate signed by the Chief Financial Officer or Chief Executive Officer of Gazit-Globe and delivered to the Bank together with EOI’s Financial Statements or Adjusted EOI Financial Statements, as applicable, to be delivered to the Bank pursuant to clause 15.8 below.

1.7.	In this Agreement: (a) unless otherwise provided in this Agreement, any reference to any document or agreement is a reference to such document or agreement as may be amended, varied, supplemented or restated from time to time; (b) unless the context otherwise requires, references to any New York or federal law term to any action, remedy, method or judicial or other proceeding, legal document, legal status, court, official or any other legal concept or thing shall, in respect of any jurisdiction other than New York and the United States, be deemed to include that which in that jurisdiction most nearly approximates to the New York or federal law term in question; (c) except where expressly provided to the contrary, references to any law (including, without limitation, any statute or regulation) or statutory provision shall be construed as references to such laws or statutory provisions as respectively amended, consolidated, extended or re-enacted from time to time and shall include any orders, regulations or other subordinate legislation made from time to time under the statute concerned; and (d) a Default (other than an Event of Default) is “continuing” if it has not been remedied by, or on behalf of, the Company or waived in writing by the Bank and an Event of Default is “continuing” if it has not been: (i) remedied (if capable of being remedied) by, or on behalf of, the Company, to the Bank’s satisfaction in its sole discretion, prior to the making of any declaration by the Bank pursuant to paragraphs (a), (b) or (c) following clause 9.26 below; or (ii) waived in writing by the Bank.

2.	Credit

2.1.1.	Subject to the last sentence in this clause 2.1.1, the Bank agrees, subject to fulfillment of the conditions precedent and other terms of this Agreement, to make Advances to the Company from time to time during the Revolving Credit Period, provided that, the aggregate principal amount of all Advances made by the Bank to the Company at any one time outstanding hereunder shall not exceed in the aggregate the amount of the Commitment. Within the foregoing limits, the Company may use the Commitment by borrowing under this clause 2.1, by repaying Advances pursuant to clause 5.1 hereof, by prepaying Advances, in whole or in part pursuant to clause 5.2 hereof, and by reborrowing under this clause 2.1 at any time during the Revolving Credit Period. Notwithstanding the foregoing, the Company may, subject to there being no other Default and subject to the other terms and conditions set forth in this Agreement, draw down on the Credit if and to the extent permitted under clauses 9.14 and 9.18 below. Notwithstanding anything to the contrary in this Agreement, on the Amendment Closing Date, the Company shall be deemed to have requested, and the Bank shall be deemed to have made, one or more Advances the proceeds of which shall be used and applied by the Bank to repay all outstanding Indebtedness of the Company then owing to the Bank under the Existing Loan Agreements and all security and other loan documents entered into in connection therewith, including, without limitation, the unpaid principal of, and accrued interest on, all loans made by the Bank to the Company thereunder and all unpaid fees and expenses, together with any breakage costs payable under the terms of the Existing Loan Agreements as a result of the repayment of the loans thereunder, owing to the Bank in connection therewith.

2.1.2.	The Bank advises the Company that the Bank has entered into a participation agreement with BLL (as amended from time to time, the “Bank/BLL Participation Agreement”) whereby BLL has purchased a participating interest in the Commitment and has agreed to provide funding to the Bank in an amount equal to BLL’s participating interest (the “BLL-to-Bank Funding”), so that the Bank may fully fund the Advances. To the extent BLL does not provide the BLL-to-Bank Funding, the Bank’s obligation to fully fund the Advances may be reduced. Upon receipt of each Request for Disbursement (as defined below), the Bank will promptly notify BLL of the amount of the requested Advance. If BLL informs the Bank that it will not provide the BLL-to-Bank Funding of such requested Advance pursuant to the Bank/BLL Participation Agreement within one (1) Relevant Business Day after the Bank’s receipt of such Request for Disbursement and the Bank has decided that it will not fund such “shortfall” amount from its own resources, then the Bank will so notify the Company no later than the same Business Day of the Bank’s receipt of BLL’s notice of non-funding (if BLL’s notice is received during the Bank’s normal business hours on such Business Day) or the next Business Day after the Bank’s receipt of BLL’s notice of non-funding (if BLL’s notice is received after the Bank’s normal business hours on such Business Day). The Company will then have the option, within one (1) Business Day after receiving such notice from the Bank, either to notify the Bank that it wishes to cancel such Request for Disbursement or to request the Bank to fund the amount that the Bank would have otherwise advanced from its own resources pursuant to the BLUSA/BLL Participation Agreement (and not the amount of the BLL-to-Bank Funding that was supposed to be funded by BLL pursuant to the Bank/BLL Participation Agreement) and any such request shall be deemed to be a Request for Disbursement and shall replace the original Request for Disbursement. In the event: (a) the Bank does not, within such time period, receive any notice as aforesaid from the Company then such original Request for Disbursement shall be deemed to be cancelled; or (b) the Company requests the partially funded Advance (funded by the Bank), as aforesaid, the Commitment will then be permanently reduced, effective on and after the date the Bank partially funds such Advance, by the amount of the BLL-to-Bank Funding of such Advance that BLL did not fund via its participation under the Bank/BLL Participation Agreement. The Bank shall deliver to the Company, promptly following such reduction date, a letter addressed to the Company confirming the new Commitment. Any such partial funding to be made by the Bank shall be made on the date of the original requested borrowing. Except in case of a failure by the Bank to fund pursuant to the immediately succeeding sentence, the Bank shall not be deemed to be in breach of its Commitment or in breach of any of its obligations under the Loan Documents to the extent that the Bank does not fully fund an Advance because it did not timely receive the BLL-to-Bank Funding with respect thereto. Notwithstanding anything in this Agreement to the contrary, if, on the day the requested Advance is due to be funded by the Bank, the Bank has not received from BLL the BLL-to-Bank Funding of such Advance after BLL has informed the Bank that it will provide the BLL-to-Bank Funding of such requested Advance), then the Bank will be obligated to fund such “shortfall” amount from its own resources unless, in the reasonable opinion of the Bank, such funding may result in the Bank being in breach or non-compliance with any Applicable Law (including, without limitation, in the breach or non-compliance with any collateral requirements under Regulation W of the Board of Governors of the Federal Reserve System, as amended). For the purpose of this clause 2.1.2, a “Relevant Business Day” is day that is both a Business Day, as such term is defined in this Agreement, and a Business Day, as such term is defined in the Additional Conditions.

2.2.	Other than with respect to the Advance(s) described in the last sentence in clause 2.1.1 above, if the Company wants an Advance from the Bank, the Company shall deliver to the Bank an irrevocable written request for an Advance in the form set out in Schedule E attached hereto (each a “Request for Disbursement”) not later than 10:00 a.m. (New York time), three (3) Business Days prior to the requested borrowing date. Subject to the other terms and conditions of this Agreement, not later than 3:00 p.m. (New York time) on the requested borrowing date, unless otherwise agreed in writing by the Bank and the Company, the Bank will disburse the proceeds of each Advance in Dollars to the Loan Account. Unless otherwise agreed by the Bank, all borrowings shall be in an integral multiple of $1,000,000 and not less than $10,000,000. There shall be no more than six (6) Advances outstanding at any time.

2.3.	All drawings of the Commitment must be made by the Company prior to the Maturity Date.

2.4.	Other than with respect to the Advance(s) described in the last sentence in clause 2.1.1 above, the proceeds of the Advances shall be utilized by the Company in accordance with clause 15.22 below.

2.5.	All Advances made by the Bank to the Company under the Credit shall be evidenced by the Note.

2.6.	The Bank shall maintain on its books and records in accordance with its usual and customary banking practices an account or accounts (including, without limitation, the Loan Account) evidencing the indebtedness of the Company with respect to the Credit, including (a) the amount of the Advances made hereunder, (b) the amount of any principal and interest due and payable or to become due and payable from the Company to the Bank hereunder, and (c) the amount of any sum received by the Bank hereunder from the Company. The entries recorded by the Bank in its books and records shall, to the extent permitted by Applicable Law, be prima facie evidence of the existence and amounts of the obligations of the Company therein recorded; provided, however, the failure of the Bank to record any entry, or any error in any record, shall not in any manner affect the obligation of the Company to repay (with applicable interest) the Advances made to it by the Bank in accordance with the terms of this Agreement.

2.7.	The Company may at any time, or from time to time, if it gives the Bank not less than thirty (30) days’ prior written notice, cancel the whole or any part of the Commitment; provided that: (a) such notice specifies the date (the “Cancellation Date”) upon which such cancellation is to be made and the amount of such cancellation or, if applicable, that the entire Commitment is being cancelled; and (b) the amount of the Commitment may only be cancelled (if cancelled in part) in an amount that is an integral multiple of USD 1,000,000 and not less than USD 10,000,000. Any notice of cancellation delivered by the Company pursuant to this clause 2.7 shall be irrevocable, provided that a notice of the cancellation of the whole of the Commitment delivered by the Company may state that such notice is conditional upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Company by notice in writing to the Bank received by the Bank not less than five (5) Business Days prior to the relevant Cancellation Date. The Company shall not be entitled to borrow any amount of the Commitment which has been cancelled. For the avoidance of doubt, in the event of a cancellation of part of the Commitment under this Agreement, for any reason, and the aggregate principal of all outstanding Advances on the Cancellation Date (including due to changes in exchange rates) exceeds the maximum amount of the Commitment (after taking into account such cancellation), then the Company shall, on such Cancellation Date: (i) prepay such excess together with all accrued but unpaid interest thereon; (ii) pay any applicable Breakage Costs to the Bank; and (iii) otherwise comply with the provisions of clause 5.2 below. The provisions of clause 5.1 below shall also apply in the event the Company cancels the whole of the Commitment in accordance with this clause 2.7 and, in addition, the Company shall pay any applicable Breakage Costs on the Cancellation Date.

3.	Interest

3.1.	Interest shall accrue on each Advance during each Interest Period at a rate per annum equal to the sum of the Margin and the Initial Interest.

3.2.	The interest on each Advance shall be paid by the Company in arrears on the last Business Day of each Interest Period applicable thereto.

3.3.	If the Company fails to pay any amount payable by it under a Loan Document on its due date or if no date has been fixed for payment of such amount, on the date of the Bank’s first demand in respect of payment of such amount (the date any such amount was not paid on its due date or on the date first demanded, as applicable, hereinafter the “Due Date”), interest shall accrue on such overdue amount from its Due Date up to the date of actual payment at the following default rate (the “Default Rate”). For the purposes of this clause 3.3:

3.3.1.	to the extent any such overdue amount consists of all or part of an Advance, the Default Rate on such overdue amount is the percentage rate per annum equal to:

3.3.1.1.	the sum of [***] per annum, the Initial Interest for such Advance and the Margin for such Advance during the period commencing on the Due Date of such Advance and ending on the earlier of the date of payment by the Company of such amount and the date which is three (3) months following the Due Date; and

3.3.1.2.	to the extent any such Advance remains unpaid for a period of more than three (3) months after its Due Date, the percentage rate per annum equal to the sum of [***] per annum, the Initial Interest for such Advance and the Margin for such Advance during any period following the expiry of three (3) months from the Due Date of such Advance until the date of actual payment;

and

3.3.2.	to the extent any such overdue amount is not an Advance, the Default Rate on such overdue amount is the Default Rate which would have been payable if such overdue amount had, during the period of non-payment, constituted an Advance in respect of the overdue amount (or, if denominated in a currency other than USD, the USD equivalent of such overdue amount), for successive Interest Periods each of a duration of one (1) day.

Any Interest accruing under this clause 3.3 shall be immediately payable by the Company on demand by the Bank.

In the event of the occurrence of an Event of Default (other than the Company’s failure to pay an amount payable by it under a Loan Document, in which event the preceding provisions of this clause 3.3 shall apply), interest shall accrue on each Advance, from the date of such Event of Default, at the Default Rate as determined in accordance with clause 3.3.1 above, save that all references to the “Due Date” shall be deemed to be references to the date of the occurrence of any such Event of Default.

Interest at the Default Rate shall be compounded (added to the principal of the overdue amount) at the end of the Interest Period applicable to that overdue amount (save where such Interest Period is less than one (1) month, compounded each month after its Due Date or deemed Due Date), but will remain immediately due and payable. Notwithstanding the foregoing, if and to the extent Applicable Law prohibits the compounding of interest as aforesaid, interest at the Default Rate shall be compounded at the end of such minimum period as is permitted under Applicable Law or, if longer, monthly period.

Without derogating from the generality of the foregoing, the provisions of this clause 3.3 shall supersede and govern any provisions contained in any Loan Document requiring the Company to pay interest at any “default rate”, “maximum interest”, “interest at the maximum rate” or any other similar rate.

For the avoidance of doubt, it is hereby expressly stated that the Bank’s right to interest at the Default Rate pursuant to this clause 3.3 and the actual collection thereof shall not in any way derogate from any other remedies or relief (excluding, for the avoidance of doubt, the imposition of a higher interest rate) available to the Bank under law or under any of the Loan Documents, including the Bank’s right to take (or to continue to take) all or any steps as it deems fit in order to collect all sums owed by the Company to the Bank, including, without limitation, to enforce or bring (or cause the Collateral Agent to enforce or bring) any proceedings under the Security Documents and/or to sell or to procure the sale of, all or any of the Collateral or Other Collateral.

3.4.	Nothing contained in this clause 3 shall derogate from the Company’s obligations under clause 4 below.

3.5.	Computations of interest and fees shall be subject to the following:

3.5.1.	Interest and fees shall be calculated on the basis of a 360-day year for the actual days elapsed.

3.5.2.	Each determination of LIBOR by the Bank pursuant to any provision or clause of this Agreement shall be conclusive and binding on the Company in the absence of manifest error.

3.6.	Notwithstanding anything to the contrary contained in this clause 3, in no event shall the Company be obligated to pay interest in excess of the maximum amount which is chargeable under Applicable Law.

4.	Inability to Determine LIBOR

If and whenever the Bank or, in respect of clauses (a) and (c) below, any Special Participant shall, in good faith, have determined (which determination shall be conclusive absent manifest error): (a) at any time prior to the commencement of any Interest Period that the Bank or such Special Participant is unable to obtain deposits on the London inter-bank market at the rate of LIBOR for the applicable amount and Interest Period of any requested Advance, or (b) by reason of changes affecting the relevant market due to circumstances beyond the Bank’s control, adequate and reasonable means do not exist for ascertaining LIBOR for the applicable amount and Interest Period with respect to any requested Advance, or (c) LIBOR will not adequately and fairly reflect the cost to the Bank or such Special Participant of funding or maintaining an Advance (or its participation therein) in the amount and for the Interest Period applicable thereto, the Bank shall be entitled to give notice (a “Determination Notice”) of such event to the Company (a Determination Notice to contain particulars of the relevant circumstances giving rise to its issue) and, notwithstanding the provisions of clause 1.1.105 above, and until such notice has been withdrawn by the Bank, which withdrawal shall be given promptly by the Bank when such relevant circumstances giving rise to the Notice of Determination are no longer applicable, (i) the Commitment of the Bank to make Advances accruing interest at LIBOR shall be suspended, (ii) each new Advance shall bear interest at the Reference Rate, plus the Fixed Addition, plus the Margin, and (iii) in the event of a determination under subclause (c) of this clause 4 above, each outstanding Advance shall bear interest at the Reference Rate, plus the Fixed Addition, plus the Margin for the remainder of such Interest Period, and the Reference Rate shall be binding upon the Company and take effect in accordance with its terms from the commencement, or, as applicable, for the remainder of the relevant Interest Period, as applicable, unless the Company shall have elected to prepay all such outstanding Advances pursuant to clause 5.2 below in respect of the period from the date of the Determination Notice until the date of actual prepayment of the Unpaid Balance of the Credit, together with any applicable Breakage Costs. Unless the Company notifies the Bank at least two (2) Business Days before the date of any borrowing for which a Request for Disbursement has previously been given that it elects under such circumstances not to borrow on such date (it being understood that the Company will pay the Bank any applicable Breakage Costs), such borrowing shall instead be made as an Advance accruing interest for each day at the Reference Rate, plus the Fixed Addition, plus the Margin.

5.	Repayment of the Principal and Voluntary Prepayment

5.1.	The aggregate unpaid principal amount of each Advance (together with accrued interest thereon and any amounts due to the Bank from the Company in respect of the Commitment, by way of fees, commissions, bank charges and/or reasonable expenses of any kind whatsoever) shall be repaid in full in one sum on the earliest of: (a) the last Business Day of the Interest Period applicable thereto; (b) the Maturity Date; and (c) in the event a notice of cancellation of the whole of the Commitment is given pursuant to clause 2.7 above (which notice has not, if applicable, been revoked in accordance with the provisions thereof), the Cancellation Date (as such term is defined in clause 2.7).

5.2.	The Company shall have the right at any time and from time to time to prepay all or any portion of the unpaid principal amount of the Advances subject to the following conditions:

5.2.1.	the prepayment shall be at any time;

5.2.2.	the Company shall have delivered at least one (1) Business Day’s prior written notice to the Bank (which notice must be received by the Bank prior to 10:00 a.m.( New York time) on the date upon which such notice is due), specifying the date and principal amount of the Advances to be prepaid, which notice shall be irrevocable;

5.2.3.	the Company shall pay to the Bank all accrued but unpaid interest on such unpaid principal amount up to the date of such prepayment; and

5.2.4.	the Company shall pay Breakage Costs to the Bank.

5.3.	In the event that, at any time, the aggregate unpaid principal amount of all outstanding Advances shall exceed the Commitment, then, without derogating from clause 5.2 above, the Company shall immediately repay such excess.

5.4.	Any repayment or prepayment of the Advances shall, subject to clause 10 below, be applied first, to any fees, costs and expenses of the Bank then due and payable under the Loan Documents, second, to accrued interest to the date of such repayment or prepayment, and third, to outstanding principal.

5.5.	All payments hereunder shall be made without set-off, counterclaim or deduction pursuant to clause 17.9 below and shall be made in lawful money of the United States in immediately available funds by the Company to the Bank, on or prior to 2:00 p.m. (New York time), at its offices at 564 5th Avenue, New York, New York, 10036, or at such other place as may be designated by the Bank to the Company in writing. Any payment received after 2:00 p.m. (New York time), shall be deemed received on the next Business Day. Except as otherwise provided in the definition of “Interest Period” pursuant to clause 1.1.106 above, if any payment of principal of or interest on the Advances or any other amount under this Agreement or any other Loan Document falls due on a day that is not a Business Day, it shall be payable on the next succeeding Business Day, and the resulting additional time shall be included in the computation of interest and fees.

6.	Illegality and Mandatory Prepayment

6.1.	If any change in, or the introduction of, any Applicable Law, or any change in the interpretation, administration or application of any Applicable Law by a final decision of any competent court or other Governmental Body, or compliance by the Bank or any Special Participant in an Advance with any such change or introduction of laws or any change in the interpretation, administration or application of laws by reason of the interpretation, administration or application adopted or declared by any Governmental Body in respect of any Applicable Law (including, without limitation, the implementation in any jurisdiction of the proposals made by the Basle Committee on Bank Regulations and Supervisory Practices for the International Convergence of Capital Measurements and Capital Standards) shall make it unlawful, impossible or illegal for the Bank to make available, fund or maintain the Credit or any Advance thereunder or the Commitment, or for any Special Participant to acquire or maintain a participating interest in any Advance, the Bank may, by notice to the Company, declare that to the extent necessary to avoid any such illegality or breach of laws as aforesaid, the Commitment shall be terminated forthwith or, if later, on the latest date until which the obligations may remain in effect without causing it to be in breach of laws as aforesaid, whereupon the Company and the Bank shall negotiate bona fide the amendments required in order to refrain from violating the relevant law; provided that, in the event that such negotiations are, for any reason, unsuccessful prior to the date immediately prior to the illegality or breach of Applicable Laws as aforesaid, taking effect, the Company shall on such date prepay to the Bank the Unpaid Balance of the Credit together with any applicable Breakage Costs, and all other amounts payable by the Company to the Bank under the Loan Documents and the Commitment shall be cancelled. For purposes of this clause 6.1 only, the term “Applicable Law” when used in this clause 6.1 with respect to any Special Participant located in Israel shall also have the same meaning ascribed to such term in the Additional Conditions.

6.2.	Notwithstanding the aforementioned, in the event that the Company is able to take steps (not affecting or derogating from the provisions of the Loan Documents) so as to avoid any such illegality or breach of laws as aforesaid prior to the date immediately prior to the illegality or breach of laws as aforesaid taking effect, then, without derogating from the rights of the Bank under the Loan Documents, the Bank shall cooperate with the Company to allow such arrangement, all provided that nothing in this sentence shall obligate the parties hereto to waive or amend any of its rights under the Loan Documents (or, for the avoidance of doubt, under any other agreement to which the Bank or BLL is a party) other than, in the event the Company has, to the Bank’s satisfaction, avoided any such illegality or breach of laws prior to the date immediately prior to the illegality or breach of laws as aforesaid taking place, the Bank’s right to demand immediate repayment of the Unpaid Balance of the Credit and to cancel the Commitment pursuant to clause 6.1 above.

7.	Security and Undertakings

7.1.	Without prejudice to clause 8 below, the repayment of the Company Secured Obligations shall be secured, inter alia, by the following security:

7.1.1.	Guarantees (including, without limitation, the guarantees and the amended and restated guarantees executed by the Guarantors (other than by Gazit America) in connection with, or as a condition precedent under, the Amending Agreement, any guarantee to be executed by a Guarantor (other than by Gazit America) after the Amendment Closing Date pursuant to the provisions of any Finance Document (including pursuant to clause 1.1.175(d) hereof) and all acknowledgements and/or re-affirmations in respect of any of the foregoing and in respect of any other guarantees, whenever signed) signed and/or to be signed by the Guarantors (other than by Gazit America) in form reasonably acceptable to the Collateral Agent (the “Guarantees”) securing all present and future Secured Obligations unlimited in amount.

7.1.2.	Pledge and security agreements, including, without limitation: (a) the pledge and security agreements and amended and restated pledge and security agreements executed by each Obligor, in connection with, or as a condition precedent under, the Amending Agreement and all acknowledgements and/or re-affirmations in respect thereof and in respect of any other pledges, whenever signed and/or to be signed by the Obligors in favor of the Collateral Agent; and (b) each: (i) amended and restated pledge and security agreement executed or to be executed by the US Guarantors creating a first priority perfected security interest in all the US Guarantors’ respective personal property, whether now existing or hereafter acquired, including, without limitation, the EOI Pledged Shares and other financial assets credited to the Securities Accounts to which a US Guarantor is an account holder, the Securities Accounts, the other collateral described therein and the proceeds of any of the foregoing; (ii) pledge and security agreement executed or to be executed by the Maple Ficus Guarantors creating a first priority perfected security interest in all of the Maple Ficus Guarantors’ respective personal property, whether now existing or hereafter acquired, including, without limitation, the EOI Pledged Shares held by any Maple Ficus Guarantor, all amounts standing to the credit of the Cash Collateral Accounts and the Cash Collateral Accounts to which any Maple Ficus Guarantor is an account holder (but, not including, in respect of Silver Maple, for the Discount Security Period, the Discount EOI Pledged Shares), the other collateral described therein and the proceeds of any of the foregoing; (iii) amended and restated pledge and security agreement executed or to be executed by the US Guarantor Shareholders, creating a first priority perfected security interest over the entire issued share capital of, and equity interests in, and other securities of, the US Guarantors, the Subordinated Shareholder Loans, the other collateral described therein and the proceeds of any of the foregoing; (iv) amended and restated pledge and security agreement executed or to be executed by Gazit-Globe, creating a first priority perfected security interest over the entire issued share capital of, and any other equity interests in, and other securities of, Gazit America, the Subordinated Shareholder Loans, the other collateral described therein and the proceeds of any of the foregoing; (v) pledge and security agreement and/or amended and restated pledge and security agreement executed or to be executed by each Subordinated Lender providing or having any interest in any Subordinated Shareholder Loans to the LTV Guarantors, creating a first priority perfected security interest over such Subordinated Shareholder Loans, the other collateral described therein and the proceeds thereof; (vi) pledge and security agreement and/or amended and restated pledge agreement executed or to be executed by any Subordinated Lender providing or having any interest in any Subordinated Shareholder Loans to the Guarantor Shareholders, to the extent required under clause 15.19 below, creating a first priority perfected security interest over such Subordinated Shareholder Loans, the other collateral described therein and the proceeds thereof; (vii) pledge, security and hypothecation agreement, to be governed by the laws of the Province of Ontario, executed or to be executed by Gazit-Globe over the entire issued share capital of, and any other equity interests in, or securities of, Gazit America, the Subordinated Shareholder Loans and the other collateral described therein; (viii) debenture executed or to be executed by Gazit-Globe, creating a first priority perfected security interest over the Loan Account (as defined in the Additional Conditions); and (ix) each other pledge and/or security agreement created (wherever created) in favor of the Collateral Agent for the benefit of the Bank and BLL to secure repayment of the Secured Obligations as contemplated under this Agreement (any and all such pledge and/or security agreements referred to above in this clause 7.1.2, the “Pledge Agreements”).

7.1.3.	Cash collateral agreements (including, without limitation, the cash collateral agreements executed by the Maple Ficus Guarantors in connection with, or as a condition precedent under, the Amending Agreement and all acknowledgments and/or re-affirmations in respect thereof and in respect of any other cash collateral agreements, whenever signed) signed and/or to be signed by the Maple Ficus Guarantors, in each case in form and substance reasonably acceptable to the Collateral Agent and otherwise substantially similar to the cash collateral agreements executed as a condition precedent to the Amending Agreement (all of the foregoing, the “Cash Collateral Agreements”) relating to the cash accounts/deposits (such cash accounts/deposits as subject to the Cash Collateral Agreements, the “Cash Collateral Accounts”) to be pledged in favor of the Collateral Agent for the benefit of the Bank and BLL as security for the Secured Obligations wherein dividends and/or other cash paid on or by reason of the ownership of any EOI Pledged Share held by the Maple Ficus Guarantors, that are in certificated form, shall be deposited and, in addition, irrevocable instructions (including, without limitation, irrevocable instructions to be executed by the Maple Ficus Guarantors and acknowledged by EOI, in connection with, or as a condition precedent under, the Amending Agreement and all acknowledgments and/or re-affirmations in respect thereof) (the “Maple Ficus Irrevocable Instructions”) pursuant to which, inter alia, the Maple Ficus Guarantors instruct EOI to pay any such dividends and/or cash into the Cash Collateral Accounts.

7.1.4.	Irrevocable instructions (including, without limitation, irrevocable instructions executed by GFG and MGN America and acknowledged by EOI, in connection with, or as a condition precedent under, the 2011 Amending Agreement and all acknowledgments and/or re-affirmations in respect thereof) (the “GFG and MGN Irrevocable Instructions”) pursuant to which, inter alia, the LTV Guarantors instruct EOI to pay any such dividends and/or cash with respect to the Certificated EOI Pledged Shares into their respective Securities Accounts.

7.1.5.	The Gazit America Negative Pledge.

7.1.6.	All other Security Documents to be entered into from time to time for the purposes of securing any of the Secured Obligations (including, without limitation, any Security Document to be entered into pursuant to clauses 9.9, 9.13, 9.18, 15.13, 15.18, 15.19 and 15.20 below).

7.1.7.	Any pledge and security agreements signed and/or to be signed by Gazit-Globe and subject to Israeli and/or such other law(s) as the Bank shall in its sole discretion require creating a first priority perfected security interest in the Collateral and Other Collateral.

7.1.8.	The Pledge Agreements and the Encumbrances purported to be created thereby shall be duly registered and filed in accordance with the laws of the jurisdiction of incorporation of the Obligor party thereto, the laws of the jurisdiction of the location of the Collateral and, if required by the Bank, the laws of Israel and/or otherwise as may reasonably be required in the opinion of the Bank including, without limitation, all foreign filings, recordings, registrations and other actions, including, without limitation: (a) in the case of MGN America, the filing of a duly authorized financing statement on form UCC-1 in the Office of the Delaware Secretary of State, which filing was made pursuant to the BLUSA GFG Existing Loan Agreement; (b) in the case of Ficus, the filing of a duly authorized financing statement on form UCC-1 in the Office of the Delaware Secretary of State; (c) in the case of Gazit Generation, the filing of a duly authorized financing statement on form UCC-1 in the Office of the Delaware Secretary of State, which filing was made pursuant to the BLUSA GFG Existing Loan Agreement; (d) in the case of each US Guarantor Shareholder, the filing of a duly authorized financing statement amendment on form UCC-3 in the Office of the Nevada Secretary of State; (e) in the case of Silver Maple, the filing of a duly authorized financing statement on form UCC-1 in the Office of the Nevada Secretary of State; and (f) in the case of Gazit-Globe: (i) in respect of the amended and restated Pledge Agreement, referred to in clause 1.2.29(c) of the Amending Agreement, the filing of a duly authorized financing statement amendment on form UCC-3 in the Office of the Recorder of Deeds in the District of Columbia and the filing of such Pledge Agreement, together with a notarized translation thereof into the Hebrew language and notice, in the prescribed form, regarding the creation of the Encumbrances thereunder, with the Israeli Registrar of Companies; (ii) in respect of the pledge of the Loan Account (as defined in the Additional Conditions), the filing of a certified copy of such pledge together with a notice, in the prescribed form, regarding the creation of the Encumbrances thereunder, with the Israeli Registrar of Companies; and (iii) in respect of the pledges by Gazit-Globe over the Gazit America Pledged Shares and the Subordinated Shareholder Loans, the registration of a duly authorized financing statement in the Personal Property Security Registration System for the Province of Ontario, and a duly issued verification statement in respect of same, each in the form required under the Personal Property Security Act (Ontario), together with a notarized translation of any Pledge Agreement in respect thereof into the Hebrew language and a notice, in the prescribed form, regarding the creation of the Encumbrances thereunder, with the Israeli Registrar of Companies, necessary or, in the reasonable opinion of the Bank, desirable to perfect the liens and security interests created by the Security Documents, shall have been effected in form and substance reasonably satisfactory to it the Bank.

7.2.	The Collateral shall be free of any Encumbrances whatsoever except for the security interest in favor of the Collateral Agent and Permitted Encumbrances.

7.3.	The Company undertakes that, and shall procure that, at all times: (a) all EOI Pledged Shares (other than Certificated EOI Pledged Shares held by a Maple Ficus Guarantor) are deposited in, and credited as financial assets to, securities accounts established and maintained by the US Guarantors in New York, New York, USA, with Leumi Investment Services Inc. and cleared and carried by Pershing LLC (individually and collectively, the “Securities Intermediary”), including all subaccounts and additional accounts in connection therewith, which are now existing or hereafter arising, and all replacement accounts for any of the foregoing (collectively, the “Securities Accounts”), which Securities Accounts shall be subject to a Securities Account Control Agreement; (b) original stock certificates representing the Certificated EOI Pledged Shares (other than Certificated EOI Pledged Shares held by a Maple Ficus Guarantor), together with: (i) undated stock powers, covering such Certificated EOI Pledged Shares, duly executed by the relevant pledgor thereof; and (ii) undated irrevocable voting proxies covering all such Certificated EOI Pledged Shares duly executed by the relevant pledgor thereof in favor of the Collateral Agent in form acceptable to the Collateral Agent (the “GFG and MGN Irrevocable Proxies”), are deposited with the Securities Intermediary for credit to the respective Securities Accounts of Gazit Generation or MGN America, as the case may be, pursuant to the Securities Account Control Agreements of Gazit Generation or MGN America and the Pledge Agreements over such Securities Accounts and/or deposited with the Collateral Agent as the Collateral Agent may, from time to time, instruct for such purpose; and (c) original stock certificates representing the Certificated EOI Pledged Shares held by each Maple Ficus Guarantor, together with: (i) undated stock powers, covering such Certificated EOI Pledged Shares, duly executed by the relevant pledgor thereof; and (ii) undated irrevocable voting proxies covering all such Certificated EOI Pledged Shares duly executed by the relevant pledgor thereof in favor of the Collateral Agent in form acceptable to the Collateral Agent (the “Maple Ficus Irrevocable Proxies”), are delivered to, and held with, the Collateral Agent.

7.4.	The Company and Gazit-Globe each undertakes that, and shall procure that, at all times, the proceeds of the EOI Pledged Shares, including, without limitation, all cash dividends and/or other cash paid on, or by reason of ownership of the EOI Pledged Shares shall: (a) in respect of all the EOI Pledged Shares pledged by the US Guarantors, be deposited in, and credited as financial assets to, the Securities Account maintained, from time to time, by the US Guarantors with the Securities Intermediary or such other securities intermediary (or to any deposit account established with the Bank as the Collateral Agent may notify the US Guarantors) which accounts shall at all times be duly pledged and charged by way of a first-ranking fixed pledge and charge or first priority perfected security interest in favor of the Collateral Agent and otherwise in a manner and on terms acceptable to the Collateral Agent, as security for the Secured Obligations; and (b) in respect of all the EOI Pledged Shares pledged by the Maple Ficus Guarantors, if such proceeds are cash dividends or other cash proceeds, forthwith be deposited in, and credited to, the Cash Collateral Accounts of the Maple Ficus Guarantors, which accounts shall at all times be duly pledged and charged by way of a first-ranking fixed pledge and charge or first priority perfected security interest in favor of the Collateral Agent and otherwise in a manner and on terms acceptable to the Collateral Agent, as security for the Secured Obligations or, if such proceeds are securities or other non-cash proceeds, forthwith be delivered to the Collateral Agent in the same form as so received, together with irrevocable proxies, stock powers and irrevocable undertakings in form acceptable to the Collateral Agent to be held by the Collateral Agent and at all times be duly pledged and charged by way of a first-ranking fixed pledge and charge or first priority perfected security interest in favor of the Collateral Agent and otherwise in a manner and on terms acceptable to the Collateral Agent, the Bank and BLL, as security for the Secured Obligations.

7.5.	Except to the extent expressly permitted pursuant to clauses 7.6 and 7.7 below, the Collateral may not be released without the written consent of the Collateral Agent until all of the following have been undertaken: (a) the Secured Obligations have been unconditionally and irrevocably paid and discharged in full; and (b) neither the Bank, under any Loan Document or any other BLUSA Loan Document, nor BLL, under any BLL Loan Document, is under any commitment, liability or obligation (whether actual or contingent) to make any advances or provide any other financial accommodation or banking services.

7.6.	The Bank shall, if requested to do so by Gazit-Globe and the relevant LTV Guarantor in writing, cause the Collateral Agent to deliver, within five (5) Business Days after the Bank and BLL have received such request, instructions to the Securities Intermediary or the Collateral Agent, as applicable, to release such of the EOI Pledged Shares and/or Other Collateral pledged in favor of the Collateral Agent by such relevant LTV Guarantor, as requested by Gazit-Globe and the relevant LTV Guarantor, provided that all of the following conditions shall be satisfied:

7.6.1.	such request should, in addition, be delivered to BLL;

7.6.2.	the request shall specify the Trading Day (not being less than five (5) Business Days after the date such request is received by the Bank (or, if later, by BLL)) that is a Business Day on which such EOI Pledged Shares or Other Collateral is requested to be released (the foregoing without derogating from paragraph (b) immediately following clause 7.6.7 of this clause 7.6 below);

7.6.3.	the Total Unpaid Outstandings on the Trading Day that such request is received by the Bank (or if the date on which such request is received is not a Trading Day, the next Trading Day) and the Trading Day on which such EOI Pledged Shares are to be released pursuant to the Securities Account Control Agreements or, in respect of Certificated EOI Pledged Shares pledged by a Maple Ficus Guarantor, the Trading Day on which such Certificated EOI Pledged Shares are to be released pursuant to the relevant Pledge Agreement to which such Maple Ficus Guarantor is a party (the foregoing, “Relevant Trading Days”) is not greater than the Adjusted Margin Amount on each of such Trading Days (assuming, for this purpose, that none of the EOI Pledged Shares are to be released). “Adjusted Margin Amount” shall, in this clause 7.6.3, have the same meaning as “Margined Amount” except that the references to 30% (thirty percent) in paragraphs (a) and (b) of such definition shall be 25% (twenty-five percent) or, in the event of repayment or termination of the BLL Credit and the BLUSA GFG Credit, the reference to 60% (sixty percent) in paragraph (1) of such definition shall be 50% (fifty percent);

7.6.4.	the release of such EOI Pledged Shares or Other Collateral will not result in the Total Unpaid Outstandings on the Trading Day such release is requested to be made being greater than the Adjusted Margin Amount on such Trading Day (assuming, for this purpose, the release of the EOI Pledged Shares requested to be released as aforesaid). “Adjusted Margin Amount” shall, in this clause 7.6.4, have the same meaning as “Margined Amount” except that the references to 30% (thirty percent) in paragraphs (a) and (b) of such definition shall be 27.5% (twenty-seven point five percent) or, in the event of repayment or termination of the BLL Credit and the BLUSA GFG Credit, the reference to 60% (sixty percent) in paragraph (1) of such definition shall be 55% (fifty-five percent);

7.6.5.	all conditions contained in the Additional Conditions and each BLUSA Loan Agreement in connection with any such release shall have been satisfied;

7.6.6.	no Default has occurred and is continuing on any Relevant Trading Day unless such Default has been waived in writing by the Bank and the terms of such waiver expressly permit the release of the EOI Pledged Shares, the subject of such request; and

7.6.7.	no Default will occur as a result of the release of such EOI Pledged Shares and/or Other Collateral.

Notwithstanding the foregoing:

(a)	if any request given by Gazit-Globe and the relevant LTV Guarantor under this clause 7.6 is in respect of the release of EOI Pledged Shares that are Pledged Rights Offer Shares, then the only conditions set forth in clauses 7.6.1 to 7.6.7 to apply in respect of the release of such Pledged Rights Offer Shares shall be clauses 7.6.1, 7.6.2, 7.6.5, 7.6.6 and 7.6.7 above, such that all references, if any, in such clauses to: (a) “EOI Pledged Shares” shall be deemed to be references to the Pledged Rights Offer Shares requested to be released as aforesaid; and (b) “Relevant Trading Day” shall be deemed to be the Trading Day on which such Pledged Rights Offer Shares are to be released pursuant to the relevant Securities Account Control Agreements or the relevant Pledge Agreements, as applicable; and

(b)	the Company and Gazit-Globe each acknowledges that the release of any EOI Pledged Shares or Pledged Rights Offer Shares requires: (i) the Collateral Agent receiving instructions from BLL; and (ii) actions or approvals being undertaken or given by third parties (including, without limitation, the Securities Intermediary, the Collateral Agent (save to the extent that the Bank is acting also in the capacity of the Collateral Agent), EOI’s stock transfer agent and EOI) in order to effectuate any such release and that, accordingly, the Bank shall not be deemed to be in breach or as having failed to comply with the provisions of this clause 7.6 if the Collateral Agent obtains a written release instruction from the Bank but fails to give any instructions to release any EOI Pledged Shares or Pledged Rights Offer Shares requested to be released as aforesaid due to BLL failing to give the Collateral Agent any such instructions or if any act, omission or delay on the part of any such third party may affect or delay the release of any such EOI Pledged Shares or Pledged Rights Offer Shares (it being agreed that the Bank shall use reasonable efforts, at the cost and expense of the Company, Gazit-Globe and/or the relevant LTV Guarantor, to assist in such regard).

In addition, notwithstanding the foregoing and anything to the contrary herein:

(A)	if any request given by Gazit-Globe and a Maple Ficus Guarantor under this clause 7.6 is in respect of the transfer of all or part of the Certificated EOI Pledged Shares then owned directly or indirectly by such Maple Ficus Guarantor to an Approved EOI Pledged Share Transferee then the Bank shall only be required to issue instructions to the Collateral Agent:

(I)	to transfer and deposit such Certificated EOI Pledged Shares to a Securities Account, established and maintained by such Approved EOI Pledged Share Transferee with the Securities Intermediary, that has been duly pledged by such Approved EOI Pledged Share Transferee by way of a first priority perfected security interest in favor of the Collateral Agent for the benefit of the Bank and BLL to secure repayment of the Secured Obligations under a Pledge Agreement (which is in form and substance satisfactory to the Bank and BLL) and that is subject to a Securities Account Control Agreement; or

(II)	in the event (A) such Approved EOI Pledged Share Transferee is an Approved Special Purpose Vehicle in respect of which the Securities Intermediary is unable or refuses to open a Securities Account for such Approved Special Purpose Vehicle within twenty (20) Business Days of being requested to do so by the Collateral Agent; and (B) the reason for such Securities Account not being opened is not connected with such Approved Special Purpose Vehicle or any other Obligor failing to execute and comply with any account opening or other related documents relating to the opening or maintaining of a Securities Account or otherwise not satisfying any “know your customer” or similar such verification that the Securities Intermediary reasonably requires to open or maintain such account, to transfer and hold such Certificated EOI Pledged Shares as Collateral for the benefit of the Bank and BLUSA to secure repayment of the Secured Obligations upon satisfaction and completion of the following conditions:

(i)	the Collateral Agent receives irrevocable instructions executed by the relevant Maple Ficus Guarantor transferor and addressed to EOI and/or EOI’s stock transfer agent, in form and substance reasonably acceptable to the Collateral Agent (the “Transfer Instructions”) pursuant to which, inter alia, such transferor irrevocably instructs EOI and/or EOI’s stock transfer agent to transfer such Certificated EOI Pledged Shares to, and to issue new share certificates in the name of, the Approved Special Purpose Vehicle (and, if transfer in part, to issue new original balance share certificate(s) in the name of the relevant Maple Ficus Guarantor transferor), and immediately thereafter deliver same to a named officer, representative or agent of the Collateral Agent;

(ii)	the Collateral Agent receives new original share certificate(s) issued in the name of the Approved Special Purpose Vehicle (and, if transfer in part, new original balance share certificate(s) in the name of the relevant Maple Ficus Guarantor transferor) contemporaneously upon delivery of the Transfer Instructions, together with the original share certificate(s) representing such Certificated EOI Pledged Shares to EOI or EOI’s stock transfer agent;

(iii)	such new original share certificate(s) have been duly pledged by such Approved EOI Pledged Share Transferee by way of a first priority perfected security interest in favor of the Collateral Agent for the benefit of the Bank and BLL to secure repayment of the Secured Obligations under a Pledge Agreement (and, if transfer in part, such new original balance share certificate(s) in the name of the relevant Maple Ficus Guarantor transferor become or remain subject to a first priority perfected security interest in favor of the Collateral Agent for the benefit of the Bank and BLL to secure repayment of the Secured Obligations under such transferor’s Pledge Agreement), in form and substance reasonably acceptable to the Collateral Agent, the Bank and BLL;

(iv)	the Collateral Agent receives undated stock power(s) duly executed by such Approved Special Purpose Vehicle covering such new original share certificate(s) (and, if transfer in part, undated stock power(s) duly executed by the relevant Maple Ficus Guarantor transferor covering the balance share certificate(s) in the name of such transferor), in form and substance reasonably acceptable to the Collateral Agent;

(v)	the Collateral Agent receives undated irrevocable voting prox(y)(ies) duly executed by such Approved Special Purpose Vehicle covering such new original share certificate(s) (and, if transfer in part, undated irrevocable voting prox(y)(ies) duly executed by the relevant Maple Ficus Guarantor transferor covering the balance share certificate(s) in the name of such transferor), in form and substance reasonably acceptable to the Collateral Agent;

(vi)	the Collateral Agent receives irrevocable instructions duly executed by such Approved Special Purpose Vehicle covering such new original share certificate(s) (and, if transfer in part, irrevocable instructions duly executed by the relevant Maple Ficus Guarantor transferor covering the balance share certificate(s) in the name of such transferor) and acknowledged by EOI, in form and substance reasonably acceptable to the Collateral Agent, pursuant to which, inter alia, such Approved Special Purpose Vehicle and/or relevant Maple Ficus Guarantor transferor, as the case may be, instructs EOI to pay any dividends and/or cash with respect to such Certificated EOI Pledged Shares into its/their respective Cash Collateral Account(s); and

(vii)	the Collateral Agent is reasonably satisfied that it at all times has and continues to maintain a first priority perfected security interest in and to, and possession or control of, such Certificated EOI Pledged Shares, both immediately prior to and after such transfer, if: (1) the conditions set forth in clauses 7.6.1, 7.6.2, 7.6.5, 7.6.6 and 7.6.7 above shall have been satisfied (it being agreed, for the avoidance of doubt, that the provisions of clauses 7.6.3 and 7.6.4 above shall not apply in respect of any such request); and (2) the Bank shall give its prior written consent to such transfer (such consent not be unreasonably withheld if the Bank and BLL are satisfied that the conditions set forth in paragraphs (a) to (r) (inclusive) of clause 15.13.8 below have been satisfied to their absolute satisfaction).

(B)	the Company and Gazit-Globe each acknowledges that the transfer of any EOI Pledged Shares referred to in the preceding sub-paragraph (A) requires: (I) the Collateral Agent receiving instructions from BLL; and (II) actions or approvals being undertaken or given by third parties (including, without limitation, the Securities Intermediary, the Collateral Agent (save to the extent that the Bank is acting also in the capacity of the Collateral Agent), EOI’s stock transfer agent and EOI) in order to effectuate any such transfer in a manner that will not adversely affect the Bank and BLL and that, accordingly, the Bank shall not be deemed to be in breach or as having failed to comply with the provisions of this clause 7.6 if the Collateral Agent obtains a written release instruction from the Bank but fails to give any instructions to release any EOI Pledged Shares requested to be released and transferred as aforesaid due to BLL failing to give the Collateral Agent any such instructions or if any act, omission or delay on the part of any such third party may affect or delay the release and transfer of any such EOI Pledged Shares (it being agreed that the Bank shall use reasonable efforts, at the cost and expense of Gazit-Globe and/or the relevant Maple Ficus Guarantor, to assist in such regard).

7.7.	The Bank shall, if requested to do so by the Company, Gazit-Globe and the relevant LTV Guarantor in writing, cause the Collateral Agent: (a) where such relevant LTV Guarantor is a US Guarantor, to deliver, within six (6) Business Days after the Bank and BLL have received such request, instructions to the Securities Intermediary to withdraw such amount of cash standing to the credit of the relevant US Guarantor’s Securities Account, as requested by the Company, Gazit-Globe and the relevant US Guarantor, as aforesaid; or (b) where such relevant LTV Guarantor is a Maple Ficus Guarantor, cause the Collateral Agent to withdraw, within six (6) Business Days after the Bank and BLL have received such request, such amount of cash standing to the credit of such Maple Ficus Guarantor’s Cash Collateral Account, as requested by Gazit-Globe and the relevant Maple Ficus Guarantor, as aforesaid, provided that all of the following conditions shall be satisfied: (i) no Default has occurred and is continuing; (ii) no Default will occur as a result of the release of such cash; (iii) the conditions as set forth in clauses 7.6.1 and 7.6.2 above shall have been satisfied in respect of any such requested withdrawal, such that all references in such clauses to “EOI Pledged Shares” or “Other Collateral” shall be deemed references to any cash requested to be withdrawn as aforesaid; and (iv) all conditions contained in the Additional Conditions and each BLUSA Loan Agreement in connection with any such withdrawal shall have been satisfied. For the avoidance of doubt: (1) the Company and Gazit-Globe undertake to procure that no amount standing to the credit of the Reserve Account (as such term is defined in clause 9.18 below) may be withdrawn, except in accordance with the provisions of the said clause 9.18; (2) the Company and Gazit-Globe undertake to procure that no amount standing to the credit of the Securities Accounts or the Cash Collateral Accounts may be withdrawn, except in accordance with this clause 7.7; and (3) the Company and Gazit-Globe acknowledge that the release of cash from the Securities Accounts and the Cash Collateral Accounts requires, in addition: (A) the Collateral Agent receiving instructions from BLL and (B) actions or approvals being undertaken or given by third parties (including, without limitation, the Securities Intermediary and the Collateral Agent (save to the extent that the Bank is acting also in the capacity of the Collateral Agent)) in order to effectuate any such withdrawal and that, accordingly, if the Collateral Agent obtains a written release instruction from the Bank but fails to give any instructions to release any cash from the Securities Accounts requested to be released as aforesaid or fails to withdraw from the Cash Collateral Account due to BLL failing to give the Collateral Agent any such instructions or if any act, omission or delay on the part of any such third party may affect or delay the withdrawal of any such cash (it being agreed that the Bank shall use reasonable efforts, at the cost and expense of the Company, Gazit-Globe and/or the relevant LTV Guarantor, to assist in such regard), the Bank shall not be deemed to be in breach or have failed to comply with the provisions of this clause 7.7.

8.	Additional Security

The Company and Gazit-Globe each agrees that all security, guarantees and undertakings in respect of any Other Credit (excluding, for the avoidance of doubt, the Security Documents) which have been given, or will be given, to the Bank by the Obligors (except for security, guarantees and undertakings which have been given, or will be given, to the Bank or BLL regarding derivative transactions, unless a default (or its equivalent) has occurred thereunder, in which event such security, guarantees and undertakings shall secure the full and punctual payment of all Company Secured Obligations) shall, in addition, secure the full and punctual payment of all Company Secured Obligations. The Company and Gazit-Globe shall sign, and Gazit-Globe shall cause each other Obligor to sign, at the reasonable request of the Bank, such amendments of existing and future security documents as may be required to give effect to the foregoing. All security, guarantees and undertakings which have been given, or will be given, to, or in favor of, the Bank or the Collateral Agent by any Obligor in respect of the Credit shall secure the full and punctual payment of all amounts due and/or to be due or liable to become due to the Bank from the Obligors under the Security Documents to which any Obligor is a party and all amounts due and/or to be due or liable to become due to BLL from Gazit-Globe under the BLL Loan Documents and/or to the Bank from Silver Maple under the BLUSA Maple Loan Documents and/or from Gazit Generation under the BLUSA GFG Loan Documents.

9.	Events of Default

Each of the events set out below in this clause 9 shall constitute an Event of Default (whether or not caused by any reason outside the control of the Company or of any other Person). For the avoidance of doubt, each of the following events are independent and separate Events of Default and shall not limit, or be limited by, reference to any other event listed below or any other provision of any Loan Document (except that an event, circumstance or status constituting an Event of Default under both clause 9.1 and another subclause of this clause 9 shall be deemed not to constitute an Event of Default under clause 9.1 but, instead, an Event of Default under the other relevant subclause of this clause 9):

9.1.	The occurrence of any breach or failure by any Obligor to fulfill or comply with any condition and/or undertaking and/or obligation contained in any Finance Document and/or any Standard Form Document to which any Obligor is a party (including, without limitation, the failure to pay any amount due under the Credit (including, without limitation, the unpaid principal of, and accrued interest on, any Advance) on its due date and/or the failure to pay any amount due under any Loan Document and/or any Standard Form Document on its due date and/or the failure to deliver any of the following documents required to be delivered under this Agreement: (a) any financial statements of any Person; (b) any of EOI’s Financial Statements; (c) any Adjusted EOI Financial Statements; (d) any Corresponding Financial Statements (as defined in clause 15.7 below); (e) any Compliance Certificate; (f) any certificate of the Auditors (as referred to in clause 15.8.7 below); or (g) any other information or certificates to be delivered to the Bank in accordance with clause 15.8 below, and/or the failure by EOI to comply with any provision or instruction contained in the Irrevocable Instructions) and, if such breach or failure is capable of being remedied within seven (7) Business Days (or, if a shorter period is specified for cure of such breach or failure in any Finance Document, within such shorter period) after the Bank has provided the Company written notice of such breach or failure, such breach or failure has not been cured within seven (7) Business Days (or such shorter period) of the date of such notice of breach or failure.

For the avoidance of doubt, in the event that a breach or failure by an Obligor to fulfill any condition and/or undertaking and/or obligation contained in a Finance Document and/or any Standard Form Document to which it is a party is incapable of being remedied as aforesaid, an Event of Default shall be deemed to have occurred immediately upon such breach or failure; provided that, in the event the Bank decides to declare the Unpaid Balance of the Credit immediately due and payable as a result of the occurrence of a breach or failure that is incapable of being remedied as aforesaid, then the Bank shall give the Company seven (7) Business Days’ prior notice of the making of any such declaration and, provided further that, no such notice need be given by the Bank where: (a) such delay, or the giving of such notice, jeopardizes, in the Bank’s reasonable opinion, the Bank’s ability to recover all or part of the Unpaid Balance of the Credit; or (b) such breach and/or failure materially impairs or is likely to materially impair, in the Bank’s reasonable opinion, the ability of any Obligor: (i) to perform or comply with any of its other undertakings under clause 15 of the Additional Conditions and/or any of its other undertakings under clause 15 of any BLUSA Loan Agreement and/or any of its other undertakings under any Security Document; or (ii) to satisfy or comply with any financial ratio set forth in clause 9.12, clauses 9.18 to 9.21 (inclusive) or clause 9.23 below, in which event the Bank, inter alia, may demand immediate repayment of the Unpaid Balance of the Credit without having to give any prior notice to the Company, as aforesaid, before making any such declaration.

9.2.	If any representation or warranty made or repeated by an Obligor in any Finance Document or any Standard Form Document (as such representations and warranties would read, solely for purpose of this clause 9.2, without any qualifications as to materiality or Material Adverse Effect included therein) is false, incorrect or misleading in any respect (when made or repeated) and the implications or effect thereof has or is reasonably likely to result in a Material Adverse Effect; provided that, if such false, incorrect or misleading representation or warranty is capable of being remedied, such event shall only be an Event of Default under this clause 9.2, if it is not remedied within seven (7) Business Days after receipt by the Company of notice from the Bank requiring the same to be remedied (and, for the avoidance of doubt, if capable of being remedied, as aforesaid, such event shall, until remedied, be a Default).

9.3.	If any statement, confirmation, or computation made in a Compliance Certificate (including, without limitation, any other certificate delivered to the Bank pursuant to clause 15.8.7 below) delivered to the Bank or in any other certificate or reconciliation of any financial statement delivered to the Bank under any Finance Document is found to have been false, incorrect or misleading in any respect (when made or delivered) and the implication or effect thereof is or reasonably likely to be, in the reasonable opinion of the Bank, material. For the avoidance of doubt, and without derogating form the generality of the foregoing, any false, incorrect or misleading statement, confirmation or computation in a Compliance Certificate or any other certificate delivered to the Bank pursuant to clause 15.8.7 below which, in the absence of any inaccuracy or the absence of the same being misleading, would have computed, confirmed or stated the failure to achieve any of the financial ratios set forth in clause 9.12, clause 9.13 (as at the date of its computation as set forth in any such statement, confirmation or computation in a Compliance Certificate or any other certificate delivered to the Bank pursuant to clause 15.8.7 below), clauses 9.18 to 9.21 (inclusive) or clause 9.23 below, shall be deemed material.

9.4.	If at any time the EOI Common Shares are subject to a cease-trading order for seven (7) consecutive Trading Days. Notwithstanding the foregoing, the occurrence of such cease-trading order shall not be an Event of Default (but shall, for the avoidance of doubt, be a Default) in the event any such cease-trading order also applies, at the same time, to all securities of all other companies and all other entities whose securities are traded on the New York Stock Exchange for a period of not more than ten (10) consecutive Trading Days, unless, in each of the cases referred to in this clause 9.4, the Bank is of the reasonable opinion that such cessation of trading: (a) jeopardizes the Bank’s ability to recover all or part of the Unpaid Balance of the Credit; or (b) materially impairs or is likely to materially impair the ability of any Obligor: (i) to perform or comply with any of its other undertakings under clause 15 of the Additional Conditions and/or any of its other undertakings under clause 15 of any of the BLUSA Loan Agreements and/or any of its other undertakings under any Security Documents; (ii) to satisfy or comply with any financial ratio set forth in clause 9.12, clauses 9.18 to 9.21 (inclusive) or clause 9.23 below, in which event such cessation of trading shall immediately constitute an Event of Default entitling the Bank, inter alia, to demand immediate repayment of the Unpaid Balance of the Credit.

9.5.	(a) If any of the terms set out in this Agreement and/or in any other Loan Document are not, or shall cease to be, in full force and effect (except to the extent any of the foregoing ceases to have force or effect in accordance with their express terms or except if the Bank and the parties thereto agree in writing that they are no longer to remain in full force and effect); (b) if any Security Document fails to provide effective first priority perfected security in favor of the Collateral Agent, BLL and the Bank of the nature and over the assets, which security is intended to be given by that Security Document; or (c) if any action is taken in order to revoke, cancel, terminate, amend or vary any exemption of the Company, its affiliates, the Bank, BLL, the Collateral Agent or any third party purchaser of any EOI Pledged Shares within the framework of the realization or foreclosure of any Security Document, from the Aggregate Stock Ownership Limit, Common Stock Ownership Limit and/or Excepted Holder Limit (including, without limitation, the exemption granted by EOI under the Ownership Limits Waiver Agreement), as such terms are respectively defined in EOI’s Organizational Documents (other than any amendment or variation that does not in any way adversely affect the Ownership Limits Waiver Agreement; provided that the Bank is given not less than seven (7) Business Days’ prior written notice of any such proposed amendment or variation). No Event of Default under paragraph (a) or (b) of this clause 9.5 will occur if the relevant Default is capable of remedy and has been remedied, to the reasonable satisfaction of the Bank, within, in the case of paragraph (a) of this clause 9.5, seven (7) Business Days of the date of such notice by the Bank of the event or status or, in the case of paragraph (b) of this clause 9.5, within seven (7) Business Days after the Company or any Obligor becomes aware of any such Default (whichever, for the purpose of paragraph (a) of this clause 9.5, is the earlier).

9.6.	If any Obligor or EOI: (a) does not generally pay its debts as they become due; (b) admits its inability to pay its debts generally; (c) makes a general assignment for the benefit of creditors; or (d) commits an act of bankruptcy.

9.7.	If any proceedings are instituted by or against any Obligor or EOI seeking to adjudicate it a bankrupt or insolvent or seeking liquidation, winding up, reorganization, compromise, arrangement, adjustment, protection, relief or composition of it or of its debts under any Applicable Law relating to bankruptcy, insolvency or reorganization or relief of debtors or other similar matters or seeking the appointment of a receiver, manager, receiver and manager, trustee, custodian or other similar official for it or for any substantial part of its assets (“Bankruptcy Proceedings”), or any Obligor or EOI takes corporate action to authorize any of the actions set forth above in this paragraph. Notwithstanding the foregoing, the institution of Bankruptcy Proceedings against an Obligor or EOI by a third party (not being, for the avoidance of doubt, any party to a BLL Loan Document, a BLUSA Loan Document, an affiliate of the Company or any Person on behalf of any of the foregoing) and provided no order granting the relief sought has been granted in respect thereof, shall not constitute an Event of Default under this clause 9.7 unless: (a) ninety (90) days lapse from the date of the commencement of institution of such proceedings (or in the case of proceedings commenced against any LTV Guarantor, thirty (30) days lapse from the date of commencement of such proceedings); and (b) enforcement proceedings thereunder are not stayed within ninety (90) days from the date of the commencement of institution of such proceedings (or in the case of proceedings commenced against any LTV Guarantor, within thirty (30) days from the date of commencement of such proceedings). Notwithstanding the foregoing, in the event such proceedings are in respect of an amount which, in the reasonable opinion of the Bank: (i) jeopardizes, at any time, the Bank’s ability to recover all or part of the Unpaid Balance of the Credit; or (ii) materially impairs or is likely to materially impair the ability of any Obligor to: (1) perform or comply with any of its other undertakings under clause 15 of the Additional Conditions and/or any of its other undertakings under clause 15 of any BLUSA Loan Agreement and/or any of its other undertakings under any Security Document; or (2) satisfy or comply with any financial ratio set forth in clause 9.12, clauses 9.18 to 9.21 (inclusive) or clause 9.23 below, the institution of such Bankruptcy Proceedings shall immediately constitute an Event of Default entitling the Bank, inter alia, to demand immediate repayment of the Unpaid Balance of the Credit.

For the avoidance of doubt, it is hereby clarified that the Company shall not be entitled to draw any Advances from the date that any Bankruptcy Proceedings shall be instituted.

9.8.	If a Change in Control in respect of the Company and/or any Guarantor and/or EOI occurs, unless the Bank consents in writing to such Change in Control.

9.9.	If the Company, Gazit-Globe, EOI or any LTV Guarantor passes a resolution regarding, or otherwise approves or undertakes, a Reorganization or Merger (other than, in respect of EOI or Gazit-Globe, a Permitted Reorganization or Merger) without obtaining the Bank’s prior written consent thereto. “Reorganization or Merger” means: (a) a merger or spin-off (“Pizul”) (within the meaning of Part E2 of the Israeli Income Tax Ordinance [New Version], 1961 or the Israeli Companies Law, 1999 or any provision of law replacing the foregoing) or any equivalent action in the United States of America; (b) the swap of assets for shares, within the meaning of the said Part E2 or otherwise; and/or (c) any similar action undertaken pursuant to Chapter 3 of Part 9 of the Israeli Companies Law, 1999 or its foreign or US equivalent. A “Permitted Reorganization or Merger” shall mean (without derogating, for the avoidance of doubt, from any other provision of this Agreement):

9.9.1.	in respect of EOI: (a) a merger in respect of which EOI is the surviving entity of such Reorganization or Merger; or (b) a spin-off (“Pizul”) effected by the distribution to any of the holders of EOI Common Shares of equity securities (“EOI Spun-Off Shares”) in the spun-off entity (the “EOI Spun-Off Entity”) provided that: (i) the EOI Spun-Off Shares to be distributed in respect of the EOI Pledged Shares (“Pledged EOI Spun-Off Shares”) shall first be duly pledged by way of a first priority perfected security interest in favor of the Collateral Agent under the Pledge Agreements to secure the Secured Obligations; (ii) the Pledged EOI Spun-Off Shares are common shares of the EOI Spun-Off entity duly admitted, as at the date of the distribution thereof, for trading on the New York Stock Exchange (or any other national securities exchange registered under the US Securities Exchange Act 1934) in the United States of America; and (iii) such amendments or supplements are first made to this Agreement (and any other relevant Finance Document, BLL Loan Document or other BLUSA Loan Document) in a form reasonably satisfactory to the parties thereto pursuant to which all the provisions contained herein and therein to EOI and the EOI Pledged Shares (including, without limitation, the provisions concerning Change in Control and minimum holdings) shall also, in addition, apply, mutatis mutandis, to the EOI Spun-Off Entity and the Pledged EOI Spun-Off Shares; and

9.9.2.	in respect of Gazit-Globe: (a) a merger in respect of which Gazit-Globe is the surviving entity of such Reorganization or Merger; or (b) a spin-off (“Pizul”) effected by the distribution to the holders of ordinary shares in Gazit-Globe of equity securities (“Gazit-Globe Spun-Off Shares”) in the spun-off entity (the “Gazit-Globe Spun-Off Entity”) provided that: (i) prior to any such spin-off (“Pizul”)”, Gazit-Globe shall deliver to the Bank pro forma financial statements of Gazit-Globe, in a form reasonably satisfactory to the Bank, on the basis of the last set of financial statements of Gazit-Globe and Non-consolidated Expanded Financial Statements of Gazit-Globe published or delivered before the date of such spin-off (“Pizul”) (as if such spin-off took place on such date) adjusted to disregard all assets and all liabilities of Gazit-Globe Spun-Off Entity (other than those liabilities which will remain liabilities of Gazit-Globe on or after the date of any such spin-off), together with its computation of the Shareholders’ Equity of Gazit-Globe and the financial ratios set out in clause 9.23 below on the basis of such pro forma financial statements, duly certified by the Auditors, demonstrating that the Shareholders’ Equity of Gazit-Globe is not less than 3,500 million New Israel Shekels and the compliance by Gazit-Globe of the financial ratios set forth in clause 9.23 below on the basis, as aforesaid, of such pro forma financial statements; (ii) such Gazit-Globe Spun-Off Shares are ordinary shares (or its equivalent under Applicable Law) of Gazit-Globe Spun-Off Entity which, on the date of the distribution thereof, are duly admitted for trading on the Tel-Aviv Stock Exchange (or any other foreign stock exchange); and (iii) the aggregate market capitalization of all Gazit-Globe Spun-Off Entities in respect of all spin-offs effected or to be effected since the Amendment Closing Date shall not exceed, in the aggregate, 25% (twenty-five percent) of the market capitalization of Gazit-Globe. For this purpose, the market capitalization of: (1) a Gazit-Globe Spun-Off Entity, shall be calculated as of immediately following the distribution of such Gazit-Globe Spun-Off Shares; and (2) Gazit-Globe, shall be calculated as of immediately prior to such distribution or, if the amount of the market capitalization of Gazit-Globe would be higher, the date immediately before Gazit-Globe first announced any such spin-off; and market capitalization shall be calculated by taking the closing price of ordinary shares in Gazit-Globe on the Tel-Aviv Stock Exchange, or the closing price of the Gazit-Globe Spun-Off Shares in the relevant Gazit-Globe Spun-Off Entity as quoted on the Tel-Aviv Stock Exchange or relevant stock exchange, as applicable, and multiplying the same by the total number of ordinary shares in Gazit-Globe, or the total number of Gazit-Globe Spun-Off Shares in the relevant Gazit-Globe Spun-Off Entity, as applicable, admitted for trading on the Tel-Aviv Stock Exchange or the relevant stock exchange, as applicable.

9.10.	If at any time the shares of Gazit-Globe are subject to a cease-trading order for a period of seven (7) consecutive days on which trading is conducted on the relevant stock exchange other than for a cease-trading order for technical reasons relating solely to such relevant stock exchange. Notwithstanding the foregoing, the occurrence of such cease-trading order shall not be an Event of Default (but shall, for the avoidance of doubt, be a Default) in the event any such cease-trading order also applies, at the same time, to all securities of all other companies and all other entities whose securities are traded on the relevant stock exchange for a period of not more than ten (10) consecutive trading days.

9.11.	If any one or more judgments or orders for the payment of money in an aggregate amount exceeding USD 50 million or the USD equivalent thereof are rendered against Gazit-Globe or if any one or more judgments or orders for the payment of money in an aggregate amount exceeding USD 30 million or the USD equivalent thereof are rendered against any Guarantor Shareholder or if any one or more judgments or orders for payment in an aggregate amount exceeding USD 5 million or the USD equivalent thereof are rendered against any LTV Guarantor or if any one or more judgments or orders for the payment of money in an aggregate amount exceeding USD 75 million or the USD equivalent thereof are rendered against EOI and any such judgment or order shall not be satisfied within the period set by the relevant judgment, order or Applicable Law.

9.12.	If the Shareholders’ Equity of Gazit-Globe for any Relevant Quarter or any Financial Year is less than 3,500 million New Israeli Shekels, provided that an Event of Default under this clause 9.12 shall occur only after the expiry of fourteen (14) days after the date the relevant Compliance Certificate certifying the amount of the Shareholders’ Equity of Gazit-Globe for such Relevant Quarter or Financial Year has been delivered to the Bank. Notwithstanding the foregoing, in the event the Shareholders’ Equity of Gazit-Globe, at any time, shall be less than 3,500 million New Israeli Shekels, as aforesaid, and the Bank, at any time prior to the fourteen (14) days referred to in the preceding sentence of this clause 9.12, is of the reasonable opinion that: (a) such delay jeopardizes the Bank’s ability to recover all or part of the Unpaid Balance of the Credit; or (b) such Default materially impairs or is likely to materially impair the ability of any Obligor to: (i) perform or comply with any of its other undertakings under clause 15 of the Additional Conditions and/or any of its other undertakings under clause 15 of any BLUSA Loan Agreement and/or any of its other undertakings under any Security Document; or (ii) satisfy or comply with any financial ratio set forth in clauses 9.18 to 9.21 (inclusive) or clause 9.23 below, then such Default shall become, immediately, an Event of Default entitling the Bank, inter alia, to demand immediate repayment of the Unpaid Balance of the Credit.

9.13.	If on any Trading Day, the Total Unpaid Outstandings is greater than the Stop Loss Limit and within seven (7) Business Days thereafter the Company or Gazit-Globe fails to:

9.13.1.	provide (or procure the LTV Guarantors to provide) additional collateral (from sources otherwise than from the BLL Credit or any BLUSA Credit) in form and substance satisfactory to the Bank and BLL, each acting in good faith, which additional collateral shall be of sufficient value (for the avoidance of doubt, additional EOI Common Shares (not constituting the Discount EOI Pledged Shares), including, for the further avoidance of doubt, Pledged Rights Offer Shares (notwithstanding that such Pledged Rights Offer Shares also constitute EOI Pledged Shares), shall be acceptable collateral provided that: (a) no other Default has occurred and is continuing; (b) no Default will occur as a result of the provision of such additional collateral (c) each of the Bank, BLL, every other member of the Bank Leumi Group, the Collateral Agent, any nominee or custodian of the Bank and/or BLL and any third party purchaser of such EOI Common Shares within the framework of the realization of a Security Document is an “Excepted Holder” with no “Excepted Holder Limit” (as such terms are defined in the Organizational Documents of EOI) or is otherwise exempted or waived from certain ownership limits pursuant to the Ownership Limits Waiver Agreement in respect of such additional EOI Common Shares and all other EOI Pledged Shares; and (d) any EOI Common Shares constituting Pledged Rights Offer Shares that the Company or Gazit-Globe wishes to provide as additional collateral, for the purposes of this clause 9.13.1 shall be provided by the Company, Gazit-Globe and the LTV Guarantors irrevocably agreeing, in writing, in a form reasonably acceptable to the Bank, that such Pledged Rights Offer Shares shall cease to be Pledged Rights Offer Shares and shall only be treated as EOI Pledged Shares and, in such event, from the date the Bank receives any such agreement, as aforesaid, such EOI Common Shares shall be deemed to constitute, for the purposes of this Agreement, EOI Pledged Shares only and not, in addition, Pledged Rights Offer Shares); and/or

9.13.2.	repay Advances and/or procure repayment of the BLL Advances and the BLUSA Advances,

so that the Total Unpaid Outstandings is less than the Margined Amount.

9.14.	If any one or more award, decision, judgment, ruling or any other kind of order is issued or given for any execution, attachment, sequestration or similar judicial or other collection process over all or some of the assets (other than any part of the Collateral) of Gazit-Globe or any Guarantor Shareholder exceeding USD 50 million or the USD equivalent thereof or, without derogating from clause 15.13 below, of any of the LTV Guarantors (other than the EOI Pledged Shares or any other part of the Collateral) exceeding USD 5 million or the USD equivalent thereof or of EOI in an aggregate amount exceeding USD 100 million or the USD equivalent thereof, save where (but without derogating from clause 9.15 below) all of the following shall apply: (a) the relevant Obligor or EOI, as applicable, is in good faith and on reasonable grounds contesting the execution, attachment, sequestration or such similar process by appropriate legal proceedings pursued in good faith; (b) such award, decision, judgment, ruling or any other kind of order, as aforesaid, is cancelled or withdrawn not later than: (x) in respect of any such order issued or given by a court in Israel, forty-five (45) days; or (y) in respect of any such order issued or given by a court in the United States, Canada or any other jurisdiction, ninety (90) days, after the issuance thereof; and (c) the ability of any Obligor to comply with any of its obligations under the BLL Loan Documents and the BLUSA Loan Documents to which, in each case, any Obligor is a party will not, in the reasonable opinion of the Bank, be materially adversely affected whilst any such proceedings are being so contested, as a result of such attachment. It is hereby acknowledged that the institution of any proceedings relating to any such execution, attachment, sequestration, judicial or other collection process over any assets (other than the Collateral, in which respect clause 9.15 below shall apply) of an Obligor or EOI is a Default, however, notwithstanding any such Default, the Company may (until such Default becomes an Event of Default), without derogating from any other provisions in this clause 9, continue to draw down Advances, subject to the terms and conditions set out in this Agreement, provided that any such proceedings do not: (i) in respect of Gazit-Globe or EOI, relate to any Indebtedness, individually or in the aggregate, exceeding USD 250 million or its equivalent and have, or are reasonably likely to have, a Material Adverse Effect; (ii) in respect of any Guarantor Shareholder, relate to any Indebtedness, individually or in the aggregate, exceeding USD 50 million or its equivalent; or (iii) in respect of any LTV Guarantor, relate to any Indebtedness, individually or in the aggregate, exceeding USD 5 million or its equivalent.

9.15.	If any attachment, execution, sequestration or similar process or proceedings or other collection proceedings (including any ex parte award, decision, judgment, ruling or any other similar kind of order for attachment, execution, sequestration or similar judicial or other collection process over any of the Collateral (an “Ex Parte Order”)) are instituted or made against over all or some of the EOI Pledged Shares or any other part of the Collateral, save where, in respect of any of the foregoing, all of the following shall apply: (a) in the event that such attachment, execution, sequestration or similar process or proceedings or other collection proceedings (including any Ex Parte Order) relates to EOI Pledged Shares or any other asset of a LTV Guarantor pledged under any Pledge Agreement, then the claim underlying such proceedings (including any Ex Parte Order) shall be in respect of Indebtedness, individually or in the aggregate, not exceeding USD 5 million or its equivalent; (b) the Obligor, in respect of which such proceedings or Ex Parte Order, as applicable, have been instituted or made, is, in good faith and on reasonable grounds, contesting the attachment, execution, sequestration or similar collection proceedings or Ex Parte Order, as applicable, by appropriate legal proceedings pursued in good faith; (c) the proceedings instituted by any third party in respect of such attachment, execution, sequestration or similar collection proceedings or Ex Parte Order, as applicable, are cancelled or withdrawn not later than: (x) in respect of any such proceedings or Ex Parte Order over all or some of the EOI Pledged Shares, thirty (30) days; or (y) in respect of any such proceedings or Ex Parte Order over all or any other part of the Collateral, forty-five (45) days, after the issuance thereof; and (d) the ability of any Obligor to comply with any of its obligations under the BLL Loan Documents and the BLUSA Loan Documents, in each case to which it is a party, will not, in the reasonable opinion of the Bank, be materially adversely affected whilst any such proceedings or Ex Parte Order, as applicable, are being so contested (it being agreed that the mere institution of any such proceedings or issuance of such Ex Parte Order, as the case may be, shall not, in and of itself, constitute an Obligor as being unable to comply with any of its obligations as aforesaid). Notwithstanding the foregoing, it is hereby clarified that: (i) the issuance or giving of any award, decision, judgment, ruling or any other kind of order for any attachment, execution, sequestration or similar judicial or other collection process over any of the Collateral (other than an Ex Parte Order, referred to in paragraph (a) or (b) of this clause 9.15, in respect of which the preceding provisions of this clause 9.15 shall apply) shall constitute an Event of Default; and (ii) the Company shall not be entitled to draw any Advances from the date that any attachment, execution or other collection proceedings shall be instituted or made against any part of the Collateral or any Ex Parte Order in respect thereof is given.

9.16.	If Gazit-Globe’s, EOI’s or any Guarantor Shareholder’s business activity is ceased and not renewed within thirty (30) days of the said cessation. Notwithstanding the foregoing, in the event such cessation of business activity: (a) jeopardizes, in the Bank’s reasonable opinion, the Bank’s ability to recover all or part of the Unpaid Balance of the Credit; or (b) materially impairs or is likely to materially impair, in the Bank’s reasonable opinion, the ability of any Obligor to: (i) perform or comply with any of its other undertakings under clause 15 of this Agreement and/or any of its other undertakings under clause 15 of any BLL Loan Agreement and/or any of its other undertakings under any Security Document; or (ii) satisfy or comply with any financial ratio set forth in clause 9.12 above or clauses 9.18 to 9.21 (inclusive) or clause 9.23 below, the occurrence of such event shall immediately constitute an Event of Default entitling the Bank, inter alia, to demand immediate repayment of the Unpaid Balance of the Credit.

9.17.	If there occurs any breach or failure of the Company, Gazit-Globe and/or any of the LTV Guarantors and/or any of the Guarantor Shareholders to fulfill any material obligations to the Bank, or any incident or non-fulfillment of any condition entitling the Bank to demand immediate payment of the Indebtedness of the Company, Gazit-Globe and/or any of the LTV Guarantors and/or any of the Guarantor Shareholders to the Bank, under any other loan, credit or other banking facilities granted by the Bank to any of the Company, Gazit-Globe and/or any of the LTV Guarantors and/or any of the Guarantor Shareholders (other than the Credit), in each case subject to any applicable cure or grace period.

9.18.	If for any Relevant Quarter, the ratio, in respect of the four (4) Quarters ending on the last day of such Relevant Quarter, or, if for any Financial Year the ratio for such Financial Year, of: (a) the aggregate amount of cash dividends paid in respect of the EOI Pledged Shares and actually received into the Securities Accounts and the Cash Collateral Accounts during such four (4) Quarters or Financial Year, as applicable; to (b) the aggregate amount of all interest payable (whether or not indeed paid) by: (i) Gazit-Globe, during such four (4) Quarters or Financial Year, as applicable, on the BLL Advances; (ii) Gazit Generation, during such four (4) Quarters or Financial Year, as applicable, on the BLUSA GFG Advances; (iii) Silver Maple during such four (4) Quarters or Financial Year, as applicable, on the BLUSA Maple Advances; and (iv) the Company, during such four (4) Quarters or Financial Year, as applicable, on the Advances, shall be less than 1.25:1.00.

Notwithstanding the foregoing, the failure to satisfy the ratio set out in this clause 9.18 (such ratio, the “Dividend Cover Ratio”) in respect of any Relevant Quarter (any such Quarter, a “Dividend Cover Breaching Quarter”) shall not constitute an Event of Default, provided that:

9.18.1.	within five (5) Business Days after the last day of the Dividend Cover Breaching Quarter there is deposited, in clear funds, into an account (the “Reserve Account”) by Gazit-Globe, the Company and/or any of the LTV Guarantors (whether pursuant to clause 9.18.1 of any BLUSA Loan Agreement and/or clause 9.18.1 of the Additional Conditions) with the Bank, BLL, the Collateral Agent or such other bank as the Bank may notify the Company, which account and deposit is duly pledged and charged by way of first-ranking fixed pledge and charge or first priority perfected security interest in favor of the Bank, BLL or the Collateral Agent and otherwise in a manner and on terms acceptable to the Bank and BLL, as security for the Secured Obligations, such amount equal to the aggregate of the amount of interest payable by the Company in respect of all Advances, the amount of interest payable by Gazit Generation in respect of all BLUSA GFG Advances, the amount of interest payable by Silver Maple in respect of all BLUSA Maple Advances and the amount of interest payable by Gazit-Globe in respect of all BLL Advances, for the twelve (12) month period commencing from the last day of such Dividend Cover Breaching Quarter, assuming, for this purpose: (a) the principal amount of all Advances outstanding during such twelve (12) month period shall equal the entire amount of the Commitment reflecting, on a weighted average basis, the currency denomination of Advances made during the twelve (12) months ending on the last day of such Dividend Cover Breaching Quarter; (b) the principal amount of all BLL Advances outstanding during such twelve (12) month period shall equal the entire amount of the Credit (as such term, is defined in the BLL Loan Agreement) as at the last day of such Dividend Cover Breaching Quarter; (c) the principal amount of all BLUSA GFG Advances outstanding during such twelve (12) month period shall equal the entire amount of the Commitment (as such term, is defined in the BLUSA GFG Loan Agreement) as at the last day of such Dividend Cover Breaching Quarter; (d) the principal amount of all BLUSA Maple Advances outstanding during such twelve (12) month period shall equal the entire amount of the Commitment (as such term, is defined in the BLUSA Maple Loan Agreement) as at the last day of such Dividend Cover Breaching Quarter; and (e) the rate of interest on such Advances, BLL Advances, BLUSA GFG Advances and BLUSA Maple Advances shall be the highest rate of interest (excluding, for the avoidance of doubt, any rate at a default or similar rate) on each such currency, as determined by the Bank (in respect of the Advances) or BLL (in respect of the BLL Advances), prevailing at the Bank or BLL, as applicable, on the last day of such Dividend Cover Breaching Quarter, on Advances, BLL Advances, BLUSA GFG Advances and BLUSA Maple Advances capable of being drawn down by the Company, Gazit-Globe, Gazit Generation or Silver Maple, as the case may be, under and in accordance with this Agreement, the BLL Loan Agreement, the BLUSA GFG Loan Agreement or the BLUSA Maple Loan Agreement, as applicable (assuming for this purpose, no Default having occurred) (such amount, the “Reserve Amount”);

9.18.2.	in the event the pledgor is a LTV Guarantor or other entity not incorporated in Israel or in the event the Reserve Account is outside Israel, the Bank and BLL receive a legal opinion in a form reasonably acceptable to the Bank and BLL regarding such pledge; and

9.18.3.	no other Default shall have occurred and is continuing as at the last date of such Dividend Cover Breaching Quarter.

Neither the Company, Gazit-Globe nor any LTV Guarantor may withdraw any amount (including interest accrued thereon) standing to the credit of the Reserve Account for a period of twelve (12) months from the date of the deposit of the Reserve Amount into the Reserve Account (such period, the “Dividend Cover Reserve Period”). The Company, Gazit-Globe or the relevant LTV Guarantor(s) may withdraw from the Reserve Account the Reserve Amount (including interest, if any, accrued thereon, less any charges levied in respect of such account) at any time after the expiry of the Dividend Cover Reserve Period, provided that no Default has occurred and is continuing on the date of any such proposed withdrawal.

In the event the Dividend Cover Ratio is not satisfied in respect of the Quarter following the Dividend Cover Breaching Quarter (such Quarter, the “Second Dividend Cover Breaching Quarter”), such failure to achieve the Dividend Cover Ratio in respect of such Second Dividend Cover Breaching Quarter shall not constitute an Event of Default, provided that: (I) the Dividend Cover Reserve Period shall be extended by an additional three (3) months, such that such period shall end fifteen (15) months after the date of the deposit of the Reserve Amount; (II) an amount equal to the amount, if any, by which the Reserve Amount (if re-calculated on the last day of such Second Dividend Cover Breaching Quarter) exceeds the amount of the Reserve Amount (as originally deposited), is deposited, in clear funds, into the Reserve Account within five (5) Business Days after the last day of such Second Dividend Cover Breaching Quarter; and (III) no other Default shall have occurred and is continuing as at the last day of such Second Dividend Cover Breaching Quarter.

For the avoidance of doubt, subject to any other provision contained in this Agreement and subject to no other Default having occurred and which is continuing, the Company may, notwithstanding its failure to achieve the Dividend Cover Ratio, but subject to the immediately following sentence, draw down Advances during the Dividend Cover Reserve Period. In the event the Dividend Cover Ratio is not achieved in the Quarter following the Second Dividend Cover Breaching Quarter, then the failure to achieve the Dividend Cover Ratio for such Quarter shall be an Event of Default.

9.19.	If for any two (2) consecutive Quarters, the ratio of:

9.19.1.	the sum of: (a) EOI Net Debt; and (b) the Adjusted Total Unpaid Outstandings; to

9.19.2.	the EOI Real Estate Assets,

as at, in respect of all of the foregoing, the last day of each such two (2) consecutive Quarters, shall be more than 82.5% (eighty-two point five percent).

9.20.	If for any Relevant Quarter or, if for any Financial Year, the ratio for such Relevant Quarter or Financial Year, of:

9.20.1.	(a) the sum of EOI Net Debt and the Adjusted Total Unpaid Outstandings as at the last day of such Relevant Quarter or Financial Year, as applicable; to (b) EBITDA for such Relevant Quarter (multiplied by four (4)) or for such Financial Year, as applicable, shall be more than fourteen (14); and

9.20.2.	(a) the sum of EOI Net Debt and the Adjusted Total Unpaid Outstandings as at the last day of such Relevant Quarter or Financial Year, as applicable; to (b) Net Operating Income for such Relevant Quarter (multiplied by four (4)) or for such Financial Year, as applicable, shall be more than thirteen (13).

9.21.	If for any Relevant Quarter, the ratio of:

9.21.1.	the product of EBITDA for such Relevant Quarter multiplied by four (4); to

9.21.2.	the sum of:

9.21.2.1.	EOI’s consolidated interest expense (including, without limitation, capitalized interest but excluding, for the avoidance of doubt, any interest expense satisfied by the issue of EOI Common Shares) for the four (4) Quarters ending on the last day of such Relevant Quarter; and

9.21.2.2.	the aggregate amount of principal payable (whether or not indeed paid) by EOI, on a consolidated basis, in respect of Financial Indebtedness (excluding balloon payments due upon the stated maturity of such Financial Indebtedness), for the four (4) Quarters ending on the last day of such Relevant Quarter, is less than 1.65, provided that an Event of Default under this clause 9.21 shall occur only after the expiry of fourteen (14) days after the date the Bank has received the Compliance Certificate certifying the computation of the above ratios for such Relevant Quarter or Financial Year. Notwithstanding the foregoing, in the event the foregoing ratio is not met for any period and the Bank, at any time prior to such fourteen (14) day period, is of the reasonable opinion that: (a) delaying the effectiveness of such an Event of Default by such fourteen (14) day period jeopardizes the Bank’s ability to recover all or part of the Unpaid Balance of the Credit; or (b) the Default arising from the failure to satisfy such ratio materially impairs or is likely to materially impair the ability of any Obligor to: (i) perform or comply with any of its other undertakings under clause 15 of the Additional Conditions and/or any of its other undertakings under clause 15 of any of the BLUSA Loan Agreements and/or any of its other undertakings under any Security Document; or (ii) satisfy or comply with any financial ratio set forth in clause 9.12 or clauses 9.18 to 9.20 (inclusive) above or clause 9.23 below, then such Default shall immediately become an Event of Default entitling the Bank, inter alia, to demand immediate repayment of the Unpaid Balance of the Credit.

9.22.	If any of the following shall occur: (a) any Financial Indebtedness (other than under the BLL Loan Documents or the BLUSA Loan Documents) of an Obligor and/or EOI is not paid when due or within any originally applicable grace period; (b) any Financial Indebtedness (other than under the BLL Loan Documents or the BLUSA Loan Documents) of an Obligor and/or EOI is declared to be, or otherwise becomes, due and payable prior to its specified maturity as a result of an event of default (however described); (c) any creditor of an Obligor and/or EOI (other than the Bank or BLL in respect of Financial Indebtedness under the BLL Loan Documents or the BLUSA Loan Documents, as applicable) becomes entitled to declare any of its Financial Indebtedness due and payable prior to its specified maturity as a result of an event of default (however described); or (d) the occurrence of an ‘Event of Default’ (as such term is defined in the Additional Conditions or any BLUSA Loan Agreement). No Event of Default will occur under paragraphs (a) to (c) of this clause 9.22 if the aggregate amount of Financial Indebtedness or commitment for Financial Indebtedness falling within paragraphs (a) to (c) above is, in respect of Gazit-Globe, the Guarantor Shareholders or EOI, less than USD 50 million or the USD equivalent thereof and/or, in respect of any LTV Guarantor (but without derogating from clause 15.13.1 below), USD 5 million or the USD equivalent thereof.

9.23.	If, for any Relevant Quarter or Financial Year, the ratio of:

9.23.1.	(a) Gazit-Globe’s Net Financial Indebtedness as at the last day of such Relevant Quarter or Financial Year, as applicable; to (b) Gazit-Globe’s total assets, less deposits of cash and cash equivalents as at the last day of such Relevant Quarter or Financial Year, as applicable (all as appearing in Gazit-Globe’s consolidated financial statements for such Quarter or Financial Year), shall be more than 75% (seventy-five percent); or

9.23.2.	(a) Gazit-Globe’s Net Financial Indebtedness as at the last day of such Relevant Quarter or Financial Year, as applicable; to (b) Gazit-Globe’s Holdings as at the last day of such Relevant Quarter or Financial Year, as applicable (both as appearing in Gazit-Globe’s balance sheet in its Non-consolidated Expanded Financial Statements for such Quarter or Financial Year), shall be more than 77.5% (seventy-seven point five percent).

For the purposes of this clause 9.23: (i) “Gazit-Globe’s Net Financial Indebtedness” shall mean all current and long-term liabilities of Gazit-Globe to banks, financial institutions and debenture holders (including, without limitation, loans and advances from connected Persons or other creditors), less deposits of cash and cash equivalents; and (ii) “Gazit-Globe’s Holdings” shall mean the book value (IFRS—the fair market value of all properties and other assets) of the securities held by Gazit-Globe (whether or not listed for trading), as appearing in the balance sheet in the relevant Non-consolidated Expanded Financial Statements of Gazit-Globe.

9.24.	In the event the main business activity of any LTV Guarantor or EOI ceases to be located in the United States of America and/or Canada.

9.25.	EOI ceasing to qualify, or the occurrence of any event or circumstance that is reasonably likely to cause EOI ceasing to qualify, for US federal income tax purposes, as a real estate investment trust (as such term is defined in Section 856 of the Code).

9.26.	The Company shall become an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, or the regulations under such Act.

Upon the occurrence of an Event of Default and at any time thereafter while the same is continuing, without derogating from any other rights or remedies available to the Bank, the Bank may, by written notice to the Company:

(a)	declare that an Event of Default has occurred; and/or

(b)	declare the Commitment to be terminated; and/or

(c)	declare that all, or any part of, the Unpaid Balance of the Credit, or part thereof, is immediately due and payable, whereupon the Unpaid Balance of the Credit, or part thereof, shall become immediately due and payable, together with all interest accrued thereon, Breakage Costs and other amounts payable by the Company under the Loan Documents;

provided, however, that upon the occurrence of any Event of Default under clause 9.7 above, the Commitment and the obligation of the Bank to make Advances under this Agreement shall automatically terminate, and the Unpaid Balance of the Credit shall automatically become due and payable without further act of, or notice from, the Bank, and without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Company.

If the Bank declares all, or any part of, the Unpaid Balance of the Credit to be due and payable on demand then, and at any time thereafter so long as any Event of Default is continuing, the Bank may, by written notice to the Company, require repayment of the Unpaid Balance of the Credit, or such part thereof declared to be due and payable on demand, all on such date or dates as the Bank may specify in such notice (whereupon the same shall become due and payable on such date and any other sums then owed by the Company under the Loan Documents) or withdraw such declaration with effect from such date as the Bank may specify in such notice.

10.	Application of Payment upon an Event of Default

10.1.	Upon the occurrence of an Event of Default, then, without derogating from any other remedies or relief available to the Bank under law, under any of the Loan Documents or, in respect of the Unpaid Balance of the Other Credit, under any other document, the Bank shall be entitled to take all steps as it deems fit in order to collect all sums owed by the Company to the Bank, including, without limitation, to enforce or bring (or cause the Collateral Agent to enforce or bring) any proceedings under any Security Document and/or to sell, or procure the sale of, all or any of the Collateral or Other Collateral (including, without limitation, the EOI Pledged Shares or any of them), all at the expense of the Company, Gazit-Globe, Gazit 1995, MGN USA, the LTV Guarantors and any other Obligor and to utilize the sums received to repay in part or in full all amounts owed on account of the Unpaid Balance of the Credit and the Unpaid Balance of the Other Credit. In the event the Bank or the Collateral Agent shall take any such steps and/or BLL, the Bank or the Collateral Agent takes any steps to collect any amounts owed by the Company and/or Gazit-Globe and/or Silver Maple and/or Gazit Generation and/or any other Obligor to BLUSA under any of the BLUSA Loan Documents and/or to BLL under any of the BLL Loan Documents, then (subject to clause 10.2 below) any payment received by the Collateral Agent, the Bank and/or BLL in connection with the foregoing shall be applied, as between the obligations of the Company, Gazit-Globe, the Guarantor Shareholders, the LTV Guarantors and any other Obligor under the BLL Loan Documents and the obligations of the Company, Gazit-Globe, the Guarantor Shareholders, the LTV Guarantors and any other Obligor under the BLUSA Loan Documents, in the following order:

10.1.1.	first, in or towards payment of all costs and expenses incurred and which may be incurred in connection with the collection of the Secured Obligations and all other Total Unpaid Outstandings, including the costs and remuneration of any receiver, trustee, nominee, custodian or any other entity appointed by the Bank and/or BLL and/or any competent authority to take possession and/or realize any of the Collateral or Other Collateral;

10.1.2.	second, in or towards payment of any unpaid fees, commissions, breakage costs, costs and expenses of BLL under the BLL Loan Documents and the Bank under the BLUSA Loan Documents in such proportion between the amounts of such unpaid fees, costs and expenses as the Bank and BLL shall deem fit;

10.1.3.	third, in or towards payment of any other amount (other than principal) due, but unpaid, under the BLL Loan Documents and the BLUSA Loan Documents, in respect of the Total Unpaid Outstandings, including, without limitation, interest, the foregoing in such order and to be applied in such proportion between such amounts due but unpaid under the BLL Loan Documents and the BLUSA Loan Documents, as aforesaid, as the Bank and BLL shall deem fit;

10.1.4.	fourth, in or towards payment on account of the principal of the BLL Credit and the BLUSA Credits in such proportion, between the amount of the outstanding principal of the BLL Credit and the amount of the outstanding principal of the BLUSA Credits, as the Bank and BLL deem fit; and

10.1.5.	fifth, in or towards payments on account of the Unpaid Balance of the Other Credit in such order and in such manner as the Bank shall deem fit.

The Bank and BLL may vary the order set out in clauses 10.1.1 to 10.1.5 above and may, without derogating from the generality of the foregoing provisions of this clause 10.1, apply any payment in any order it shall so elect (at its absolute discretion) to: (i) any obligations of the Company and/or Gazit-Globe and/or the Guarantor Shareholders and/or the LTV Guarantors and/or any other Obligor under the Loan Documents; and/or to (ii) any obligations of the Company and/or Gazit-Globe and/or the Guarantor Shareholders and/or the LTV Guarantors and/or any other Obligor under the BLL Loan Documents and/or the other BLUSA Loan Documents.

The foregoing will override any appropriation made by any Obligor.

10.2.	In the event the Bank shall enforce (or cause the Collateral Agent to enforce) the realization of those EOI Pledged Shares then held by, or any other Collateral then owned by, a Maple Ficus Guarantor which are pledged pursuant to a Pledge Agreement to which a Maple Ficus Guarantor is a party, as pledgor (any such EOI Pledged Shares or other Collateral, the “Maple Ficus Collateral”), then, subject to clause 10.3 below, any payment received by the Bank from the proceeds of the realization of such Maple Ficus Collateral shall be applied in the following order:

10.2.1.	first, in or towards payment of all costs and expenses incurred and which may be incurred in connection with the collection of all Total Unpaid Outstandings referred to in paragraphs (a) and (c) of the definition of such term at clause 1.1.178 above (such Total Unpaid Outstandings, the “Maple Ficus Unpaid Outstandings”), including the costs and remuneration of any receiver, trustee, nominee, custodian or any other entity appointed by the Bank and/or BLUSA and/or any competent authority to take possession and/or realize any of the Maple Ficus Collateral;

10.2.2.	second, in or towards payment of any unpaid fees, commissions, breakage costs, costs and expenses of BLUSA under the Loan Documents and the BLUSA Maple Loan Documents (together, the “BLUSA Maple Ficus Loan Documents”) in such proportion between the amounts of such unpaid fees, costs and expenses as the Bank and BLUSA shall deem fit;

10.2.3.	third, in or towards payment of any other amount (other than principal) due, but unpaid, under the BLUSA Maple Ficus Loan Documents, in respect of the Maple Ficus Unpaid Outstandings, including, without limitation, interest, the foregoing in such order and to be applied in such proportion between such amounts due but unpaid under the BLUSA Maple Ficus Loan Documents, as aforesaid, as the Bank and BLUSA shall deem fit;

10.2.4.	fourth, in or towards payment on account of the principal of the Credit and the BLUSA Maple Credit in such proportion, between the amount of the outstanding principal of such BLUSA Credit, as the Bank and BLUSA deem fit; and

10.2.5.	fifth, applied in the same order as set forth in clauses 10.1.1 to 10.1.5 (inclusive) above (to the extent not already applied pursuant to the preceding provisions of this clause 10.2).

The Bank and BLL may vary the order set out in clauses 10.2.1 to 10.2.4 above.

The foregoing will override any appropriation made by any Obligor.

10.3.	Notwithstanding the provisions of clause 10.2 above, if the Bank or BLL is, at any time after the occurrence of an Event of Default, of the opinion, at its absolute discretion, that the application of the proceeds of the realization of any of the Maple Ficus Collateral, in the manner set forth in clause 10.2 above, may be adverse to the interests of the Bank or BLL, then such proceeds shall, if any of the Bank or BLL so directs the Collateral Agent, be applied in accordance with clause 10.1 above and not, for the avoidance of doubt, in accordance with clause 10.2 above.

11.	Fees

The Company shall pay the Bank the following fees:

11.1.	[Reserved];

11.2.	a non-utilization fee in the amount and at the times as set forth in the Fee Letter;

11.3.	all other usual and standard fees customarily charged by (i) the Bank for services relating to the making of the Advances, the establishment, maintenance, operation and administration of the Loan Account, the Cash Collateral Accounts, other deposit accounts of the LTV Guarantors at the Bank, the Collateral, and the administration of the Advances, (ii) the Bank and/or the Collateral Agent with respect to the establishment, maintenance, operation and administration of the Cash Collateral Accounts for its benefit; and (iii) the Securities Intermediary with respect to the establishment, maintenance, operation and administration of the Securities Accounts; and

11.4.	all reasonable legal fees, including, without limitation, fees of outside consultants and other out-of-pocket costs and expenses incurred by the Bank and the Collateral Agent, including, without limitation, (a) all reasonable fees and expenses relating to the preparation, execution, filing and recording of any of the Loan Documents (in respect of legal fees (other than reasonable out-of-pocket expenses and any filing service and filer fees) and outside consultants only (unless otherwise agreed to by the Company) up to the caps separately agreed to by the Company and the Bank’s respective counsel); (b) all reasonable fees and expenses relating to the preparation, execution, filing and recording of any waiver, amendment, supplement or modification of any Loan Document; (c) all reasonable legal fees and expenses incurred in respect of the on-going administration of the Credit not to exceed, without the prior written consent of Gazit-Globe in its absolute discretion, an amount [***] per calendar year, provided that the foregoing legal fee cap shall not apply to any legal fees incurred by the Bank and the Collateral Agent in respect of on-going administration of the Credit at any time that a Default has occurred and is continuing; (d) taxes and filing fees associated with any of the foregoing, whether or not the Credit is advanced; and (e) all reasonable legal fees, including, without limitation, fees of outside consultants and other out-of-pocket costs and expenses incurred by the Bank and the Collateral Agent in contemplation of, or otherwise in connection with, the enforcement of, or preservation of rights under, any of the Loan Documents, including, without limitation, in investigating any Default.

12.	Increased Costs

12.1.	Subject to clause 12.2 below, if by reason of any change in, or the introduction or adoption of, or any change in the interpretation, administration or application by any Governmental Body of, any Applicable Law, or by reason of the interpretation, administration or application adopted or declared by any Governmental Body in respect of any Applicable Law, after the date of this Agreement (including, without limitation, the implementation in any jurisdiction of the proposals made by the Basle Committee on Bank Regulations and Supervisory Practices for the International Convergence of Capital Measurements and Capital Standards), which affects the Bank, or compliance by the Bank with any such change, introduction, adoption or declaration, including, without limitation, in each case, those relating to taxation, reserves, special deposits, compulsory loans or similar requirements against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of the Bank which is not otherwise included in the determination of LIBOR hereunder, cash ratio, liquidity, limits on provision of credit to single borrowers or groups of borrowers or capital adequacy requirements or other forms of banking, fiscal, monetary or regulatory controls, or imposes on the Bank any other condition:

12.1.1.	the Bank incurs an additional or increased cost or payment as a result of it having entered into and/or performing and/or assuming and/or maintaining and/or funding its obligations or commitments under any Loan Document and/or maintaining the outstanding balance of the Credit; or

12.1.2.	any amount receivable by the Bank under any Loan Document is reduced (save to the extent matched by a reduction in the cost of providing the Credit)

and such cost, payment or reduction is not compensated for by any other provision of this Agreement, then and in each such case, the Bank may notify the Company of that event promptly upon it becoming aware of the event, including, in reasonable detail, particulars of the event, and within twenty (20) Business Days after receipt by the Company of a demand by the Bank accompanied by a certificate, specifying the amount of compensation claimed and setting out the calculation of the amount in reasonable detail, the Company shall pay to the Bank such amount as shall compensate the Bank for such cost, payment or reduction with respect to the period beginning on the date on which such cost, payment or reduction becomes applicable unless the Company shall have elected to prepay all the Unpaid Balance of the Credit pursuant to clause 5.2 above together with any applicable Breakage Costs and the amount of any compensation, claimed as aforesaid, in respect of the period from the occurrence of such cost, payment or reduction until the date of actual prepayment of the then Unpaid Balance of the Credit.

Nothing in this clause 12 shall oblige the Bank to disclose any confidential information relating to the organization or administration of its affairs.

12.2.	Clause 12.1 above shall not apply so as to oblige the Company to compensate the Bank for any increased cost, reduction or payment resulting from any change in, or the introduction of any change in the interpretation or application of, any law relating to, or any change in the rate of tax on income of the Bank.

12.3.	If the Bank shall have determined that the adoption of or any change in any Applicable Law regarding capital adequacy or in the interpretation or application thereof or compliance by the Bank or any corporation controlling the Bank with any Applicable Law regarding capital adequacy from any Governmental Body made subsequent to the date of this Agreement, or the implementation following the date of this Agreement in any jurisdiction of the proposals made by the Basel Committee on Banking Regulations and Supervisory Practices for the International Convergence of Capital Measures and Capital Standards, shall have the effect of reducing the rate of return on the Bank’s or such corporation’s capital as a consequence of its obligations hereunder to a level below that which such corporation would have achieved but for such adoption, change or compliance by the Bank or such corporation (taking into consideration the Bank’s or such corporation’s policies with respect to capital adequacy) by an amount deemed by the Bank to be material, then the Bank shall deliver written notice of such amount to the Company from time to time, and the Company shall promptly pay to the Bank such additional amount or amounts as will compensate the Bank for such reduction, or repay the Advances in full, including all accrued interest to the date of such payment, within thirty (30) days after receipt of such notice, together with any applicable Breakage Costs and the amount of any compensation, claimed as aforesaid, in respect of the period from the occurrence of such cost, payment or reduction until the date of actual prepayment of the then Unpaid Balance of the Credit.

12.4.	Notwithstanding anything herein to the contrary in this clause 12, the Dodd-Frank Wall Street Reform and Consumer Protection Act, and all requests, rules, guidelines and directives promulgated thereunder, are deemed to have been introduced or adopted after the date of this Agreement, regardless of the date enacted or adopted.

13.	Conditions Precedent

13.1.	Conditions to Making the Initial Advance. The obligation of the Bank to make the initial Advance to the Company is subject to the satisfaction of the Bank that the Amendment Closing Date has occurred.

13.2.	Conditions to Making each Advance (including the initial Advance). Without limiting the other terms of this Agreement: (a) the obligation of the Bank to make any Advance (including the initial Advance) to the Company hereunder is subject to the satisfaction of the Bank of the following conditions precedent; and (b) the obligation of the Bank to maintain any Advance is subject to the continued satisfaction of the Bank of the conditions set forth in clauses 13.2.5 and 13.2.9 below:

13.2.1	The Bank shall have received a Request for Disbursement duly completed and executed by the Company with respect to such Advance.

13.2.2	The sum of (a) the amount of the requested Advance; plus (b) the amount of the Unpaid Balance of the Credit, as of immediately prior to the extension of the requested Advance, does not exceed the amount of the Commitment on the date of the drawing of the requested Advance.

13.2.3	The sum of (a) the amount of the requested Advance; plus (b) the Total Unpaid Outstandings immediately before the extension of the Advance, shall be less than the Margined Amount, in each case calculated on the date of the drawing of the requested Advance.

13.2.4	The Loan Documents, the Standard Form Documents, corporate resolutions, certificates and such customary forms and documents with respect to the granting of the Advances requested by the Company, in form and substance satisfactory to the Bank, the Collateral Agent, the Company and/or the Guarantors party thereto, as applicable, shall have been signed and shall be in full force and effect.

13.2.5	There shall, on any Relevant Date, be no impediment, restriction, prohibition or limitation imposed upon the Bank by any Applicable Law or Governmental Body or regulatory body or authority, including, without limitation, impediment, restrictions, prohibitions or limitations in the policy of the New York State Banking Department, the Federal Reserve Bank of New York or the Federal Deposit Insurance Corporation as to the proposed granting of the Credit or the making of any Advance hereunder or the repayment thereof, or as to the security interests to be created under the Security Documents or as to any rights of any Collateral thereunder or as to the application of the proceeds of the realization of any such rights. For this purpose, “Relevant Date” shall mean any date after the Closing Date on which an Advance is requested to be drawn down, save that, in the event that any such restriction, impediment, limitation or prohibition arises due to: (a) any change in Applicable Law or change in the policy of the New York State Banking Department, the Federal Reserve Bank of New York, the Federal Deposit Insurance Corporation or any other Governmental Body made after the Closing Date, the Relevant Date shall be the date of any such change and, if applicable, the date any Advance is, thereafter, requested to be drawn down; or (b) as a result of any act or omission, on the part of the Company or any of its affiliates made after the Closing Date, then the Relevant Date shall be any date from after the Closing Date. The Bank shall, as soon as practicable, notify the Company if it becomes aware of any such restriction for maintaining the Credit (other than where any such restriction arises due to an act or omission of the Company or any affiliate of it), provided that any such notification requirement shall not oblige the Bank to provide any services or perform its obligations under any Loan Document to the extent it would be contrary to Applicable Law. For the avoidance of doubt, the foregoing shall not derogate from the obligations of the Company under clause 6 above.

13.2.6	No Obligor shall be in breach of any of its obligations under any Finance Document to which it is a party (which breach shall not have been rectified within any applicable cure period provided for in the relevant Finance Document).

13.2.7	Each of the Obligors’ representations and warranties under the Finance Documents to which any of them is a party shall be true and accurate in all material respects (except for the representations or warranties of any Obligor that are by their terms qualified by a standard of materiality, in which case such representations or warranties shall be true and accurate in all respects) and do not omit to state any material facts, and each such representation and warranty shall be deemed automatically repeated by the Company pursuant to the terms of the last paragraph of clause 14 below.

13.2.8	No Default shall have occurred and which is continuing, or will occur as a result of the making by the Bank of any requested Advance.

13.2.9	The Secured Obligations being secured in the manner as set forth in clause 7 of this Agreement and any other provision contained in any other Finance Document.

14.	Representations and Warranties

The Company and Gazit-Globe each represents and warrants to and in favor of the Bank as follows (and the Company and Gazit-Globe each acknowledges that the Bank has entered into the Finance Documents and that each Advance made pursuant to the terms of this Agreement is made in reliance on the truth and accuracy of, inter alia, such representations and warranties):

14.1.	Corporate Existence and Good Standing

Each Obligor is a corporation, a limited liability company or other legal entity duly and validly incorporated or formed, and existing under the laws of the jurisdiction of its incorporation or formation. Each Obligor has the legal capacity and right to own its property and assets and to carry on its business in each jurisdiction in which it owns property or assets or carries on business where the failure to have such legal capacity or right would have a Material Adverse Effect.

14.2.	Corporate Authority

Each Obligor has the corporate or limited liability company power and authority to enter into and sign those Loan Documents to which it is a party and do all acts and things and execute and deliver all agreements, documents and instruments as are required under any of the Loan Documents to be done, observed or performed by it in accordance with the terms and conditions thereof.

14.3.	No Event of Default

No Default (or other default as contained in any other Loan Document) has occurred which has not been either remedied (or otherwise ceased to be continuing) to the reasonable satisfaction of the Bank or expressly waived by the Bank in writing. It is not aware of the existence of any event or circumstance which could reasonably be expected to result in the occurrence of a Default or such other default.

14.4.	Legal Requirements

All necessary legal requirements applicable to each Obligor have been met, and all other authorizations, approvals, consents and orders of all applicable Governmental Bodies required to be obtained by each Obligor have been obtained, to authorize the execution, delivery and the performance of the obligations by each Obligor of each Loan Document to which it is a party.

14.5.	Effectiveness

Each Loan Document has been duly authorized, executed and delivered by, and constitutes a legal, valid, binding and enforceable obligation of, each Obligor party thereto, except where such enforceability is limited by: (a) applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application relating to the enforcement of creditors’ rights generally, or (b) laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

14.6.	Security

Each Pledge Agreement to which any Obligor is a party on the Amendment Closing Date validly and effectively creates the Encumbrances which that Pledge Agreement purports to create. Each supplement to any Pledge Agreement and each Pledge Agreement to be entered into after the Amendment Closing Date shall, on execution thereof, validly and effectively create the Encumbrances over the subject-matter thereof and the Collateral therein mentioned which the Pledge Agreement so supplemented or so executed after the Amendment Closing Date purports to create. Each of the Encumbrances created or evidenced by each Pledge Agreement to which any Obligor is a party on the Amendment Closing Date (or, in the case of any supplements to a Pledge Agreement or any Pledge Agreement to be entered into after the Amendment Closing Date, on execution of such supplement or Pledge Agreement), constitutes a legal, valid, binding and enforceable perfected security interest ranking first and prior to any other Encumbrance or obligation (save for those Permitted Encumbrances and other Encumbrances expressly permitted under the terms of Pledge Agreements, if any, it being understood that no such other Encumbrances exist as of the Amendment Closing Date and any permission to incur any such Encumbrances following the Amendment Closing Date must be expressly given in writing by the Bank, BLL and the Collateral Agent), except: (a) where such enforceability is limited by: (i) applicable mandatory bankruptcy, insolvency, reorganization, moratorium or other mandatory laws of general application relating to the enforcement of creditors’ rights generally; or (ii) mandatory laws relating to the availability of specific performance, injunctive relief, or other equitable remedies; and (b) in respect of any supplement to any Pledge Agreement to be entered into by any Obligor, to the extent the perfection thereof requires the recording or filing with a Governmental Body, which recordation or filing shall, in any event, be made on the execution thereof or promptly thereafter. Without derogating from the foregoing, all consents, registrations, filings and other actions that are necessary in order to establish, protect and perfect the Encumbrances purported to be created or evidenced under the Pledge Agreements over the assets and rights which are expressed to be subject to such Encumbrances under the Pledge Agreements shall have been duly received or taken, with respect to filings with the Israeli Registrar of Companies, upon execution thereof or promptly thereafter and, in any event, no later than as required under Applicable Law (or, in the case of any supplements to a Pledge Agreement or Pledge Agreements to be entered into after the Amendment Closing Date, on execution of such supplement or Pledge Agreement or promptly thereafter) or, with respect to filings with the Israeli Registrar of Companies, promptly thereafter and no later than as required by law and, in any event, in respect of any filings in respect of any Pledge Agreement or supplement thereto, entered, or to be entered into, by Gazit-Globe, the governing law of which is not Israeli law, Gazit-Globe will deliver to the Bank, within fourteen (14) days after the execution thereof, a certified copy of such Pledge Agreement or supplement, together with a notarized translation thereof into the Hebrew language and its prescribed particulars, as required under Applicable Law, duly executed by Gazit-Globe, so as to enable the registration and the filing, thereof with the Israeli Registrar of Companies no later than as required by law. All taxes, fees and other charges relating to such filings, recordings, registration and other actions were paid in full on or prior to the Amendment Closing Date (or, in the case of any supplements to a Pledge Agreement or Pledge Agreements to be entered into after the Amendment Closing Date, prior to the execution of such supplement or Pledge Agreement), or promptly thereafter.

14.7.	Restrictions

Save for mandatory provisions of Applicable Law, there is no restriction on the realization, foreclosure, transfer or sale of any Collateral under any Security Document or on the application by the Bank or any other Person of any proceeds of any such realization, foreclosure, transfer or sale (for the avoidance of doubt, without derogating from mandatory statutory preferences on liquidation).

14.8.	Litigation

To its knowledge, there is no action, litigation or legal proceeding pending or threatened against any Obligor or EOI or their respective assets or properties before any court or administrative agency which could reasonably be expected to result in a Material Adverse Effect.

14.9.	Shareholder Rights Plan

As of the Amendment Closing Date, EOI has not adopted or implemented, and currently does not have in effect, a shareholder rights plan, a shareholders’ rights agreement, “poison pill” mechanism or any other plan, agreement or mechanism which EOI may adopt or implement in an attempt, or in order to, prevent, delay, impede or restrict transfer of control of EOI or significant acquisitions of EOI Common Shares, or to dilute the holdings of any Person seeking to obtain control of EOI or seeking to acquire a significant acquisition of EOI Common Shares (a “Shareholder Rights Plan”) and none of the Obligors nor any other Non-Listed Subsidiary has voted to adopt or implement any of the foregoing.

14.10.	Organizational Documents

An updated accurate copy of EOI’s and each Guarantor’s (other than any US Guarantor that is an Approved Special Purpose Vehicle) Organizational Documents was delivered to the Bank on the Amendment Closing Date. The Approved Special Purpose Vehicle’s Organizational Documents delivered to the Bank pursuant to clause 15.13.8 or clause 15.13.9 below, as applicable, was on the date of delivery of the same, a true and accurate copy.

14.11.	Financial Information

All financial information and financial statements pertaining to the Company, Gazit-Globe, the LTV Guarantors, MGN USA, Gazit America, EOI and any other Obligors provided, from time to time, to the Bank in connection with the Finance Documents (including, without limitation, all financial information and financial statements to be delivered to the Bank pursuant to clause 15.8 below): (a) have, in respect of such Person’s financial statements, been prepared in accordance with GAAP (save that, in respect of the Adjusted EOI Financial Statements which shall be reconciled to IFRS by the Auditors and save that, in respect of the financial statements of Gazit Generation, MGN America, MGN USA, Silver Maple and Ficus, the value attributed to EOI Common Shares in such financial statements may be based on their market value in lieu of any basis required by GAAP)), and (b) fairly and accurately present in all material respects the financial information and the financial condition and results of operations, as the case may be, of the Company, Gazit-Globe, the LTV Guarantors, MGN USA, Gazit America, EOI or such other Obligor, as applicable, contained therein as at their respective preparation dates.

14.12.	Status of Guarantors

14.12.1. (a)	Each of MGN America and Gazit Generation is a limited liability company (LLC) duly organized and validly existing under the laws of the State of Delaware.

(b)	Each Approved Special Purpose Vehicle is (i) a limited liability company (LLC), (ii) a legal entity that is treated, under United States and Federal law, as being tax transparent in the same or substantially manner as a LLC, in each of the following cases: duly formed or organized and validly existing under the laws of a State in the United States of America or (iii) a corporation duly incorporated, organized and validly existing under the laws of a State in the United States of America.

(c)	Each US Guarantor Shareholder and Silver Maple is a company duly incorporated, organized and validly existing under the laws of the State of Nevada.

(d)	Gazit America is a company duly formed by a statutory arrangement and organized and validly existing under the laws of the province of Ontario.

(e)	Ficus is a company duly incorporated, organized and validly existing under the laws of the State of Delaware.

14.12.2. (a)	All of the Means of Control (represented by Unit Certificate No. 2 for one thousand (1,000) units which evidences 100% (one hundred percent) of the outstanding membership interests) in Gazit Generation are held by Gazit 1995, 66.63% (sixty-six point six three percent) of the Means of Control (represented by Unit Certificate No. 1 for six thousand six hundred and sixty-three (6,663) units) of MGN America is held by MGN USA and 33.37% (thirty-three point three seven percent) of the Means of Control of MGN America (represented by Unit Certificate No. 2 for three thousand three hundred and thirty-seven (3,337) units) is held by Gazit 1995. No US Guarantor and no Guarantor Shareholder has issued any option, warrant or other security or rights to acquire, or instruments convertible into, share capital or membership interests, of any US Guarantor or Guarantor Shareholder.

(b)	All of the Means of Control of each US Guarantor Shareholder are held by Gazit-Globe or by a Non-Listed Subsidiary, directly or indirectly, wholly-owned by Gazit-Globe. No US Guarantor Shareholder has issued any option, warrant or other security or rights to acquire, or instruments convertible into, share capital or membership interests of any such Obligor.

(c)	All of the Means of Control of Silver Maple and Ficus are held by Gazit America and/or an Approved Maple Ficus Transferee whose holding of such Means of Control (whether acquired by way of transfer from Gazit America or issue of shares by Silver Maple or Ficus): (i) has been approved by the Bank in accordance with clause 15.13.9 below; and (ii) complies with the provisions of clause 15.13.9 below. None of Gazit America, Silver Maple or Ficus has issued any option, warrant or other security or rights to acquire, or instruments convertible into, share capital of any such Obligors.

(d)	All the Means of Control of each Approved Special Purpose Vehicle are held by its Immediate Parent (as such term is defined in clause 1.1.13 above). The Immediate Parent of any Approved EOI Pledged Share Transferee that is a corporation which is not tax transparent is the US Guarantor Shareholder that was its Immediate Parent as at the date it became an Approved Special Purpose Vehicle.

14.12.3.	Each US Guarantor which is a limited liability company, under the terms of its respective Organizational Documents, has expressly “opted in” to Article 8 of the Delaware Uniform Commercial Code (the “DEUCC”) (or, to the extent any such US Guarantor is formed in another State, the equivalent of such Article in the State of its formation) and elected to treat all its membership interests as “securities” (as defined in the DEUCC or, if applicable, the equivalent thereof, in its State of formation) for all purposes.

14.12.4.	None of the LTV Guarantors has conducted or carried on any business or other activities of whatsoever nature whether alone, or in partnership or under a joint venture, other than: (i) in respect of Gazit Generation, MGN America and any Approved EOI Pledged Share Transferee, the holding, acquisition and, subject to clause 7 above and clauses 15.13 and 15.16 below, disposal, of EOI Common Shares; (ii) in respect of the Maple Ficus Guarantors, the holding, acquisition and disposal of EOI Common Shares (any such disposal to be subject, after the date hereof, to clause 7 above, clauses 15.13 and 15.16 below); (iii) the payment of dividends to their respective members or shareholders and the repayment of intercompany loans (in each case to the extent expressly permitted under, and subject to the terms and conditions of, the BLL Loan Documents and the BLUSA Loan Documents); (iv) the making of intercompany loans pursuant to which no LTV Guarantor shall have any commitment, liability or obligation; (v) in respect of MGN America, being party to, and complying with the provisions of, certain of the BLL Loan Documents and the BLUSA Loan Documents (in their form prior to the Amendment Closing Date); (vi) in respect of the Maple Ficus Guarantors, being party to, and complying with the provisions of, certain loan agreements with, and certain security documents in favor of, the Bank and other third party lenders entered into before the Amendment Closing Date (including, the Existing Loan Agreements and the security and other loan documents entered into in connection therewith), all of which loan agreements (other than, in respect of Silver Maple, the Discount Loan Documents and the Discount Pledge) will be, as of the Amendment Closing Date and thereafter, no longer in force or in effect and in respect of which none of such Guarantors will have, as of the Amendment Closing Date and thereafter, any Indebtedness; (vii) in respect of Silver Maple, being party to, and complying with, the Discount Loan Documents and the Discount Pledge; (viii) in respect of the Maple Ficus Guarantors, being party to any agreement with BLL or the Bank that evidences an interest rate hedging transaction made between a Maple Ficus Guarantor and BLL or the Bank; (ix) in respect of the LTV Guarantors (excluding for this purpose any Approved Special Purpose Vehicle that is an Approved Maple Ficus Transferee), being party to, and complying with the provisions of, any Stock Purchase Plan; and (x) being party to, and complying with the provisions of, certain of the BLL Loan Documents or the BLUSA Loan Documents (together, the “Permitted Activities”). No LTV Guarantor has any Indebtedness or has incurred or assumed any other obligation to any third party of whatsoever nature, save for: (a) Indebtedness under the Subordinated Shareholder Loan Agreements; (b) the respective obligations of the LTV Guarantors under the BLL Loan Documents, the BLUSA Loan Documents and the Voting Agreements (in the form as delivered to the Bank pursuant to the Amending Agreement, unless and to the extent any such Voting Agreements have subsequently terminated or expired in accordance with their terms) to which any such LTV Guarantor is a party; (c) without derogating from sub-paragraph (ix) of this clause 14.12.4, the obligations of the LTV Guarantors under any Stock Purchase Plan to which any such LTV Guarantor is a party; (d) the respective obligations of the Maple Ficus Guarantors under certain loan agreements and certain security documents referred to in paragraph (vi) of this clause 14.12.4 as well as other obligations under certain other related contracts entered into prior to the Amended Closing Date, all of which will be, as of the Amendment Closing Date and thereafter, no longer in force or in effect and in respect of which none of the Maple Ficus Guarantors will have, as of the Amendment Closing Date and thereafter, any Indebtedness; (e) Indebtedness of Silver Maple under the Discount Loan Documents and the Discount Pledge; and (f) other Permitted Indebtedness. Notwithstanding any reserve for Deferred Tax Liability in the financial statements of the US Guarantors (other than of any Approved Special Purpose Vehicle which is a corporation that is not tax transparent), to be provided to the Bank pursuant to clauses 15.8.5 and 15.8.6 below or the Amending Agreement, any Deferred Tax Liability constitutes Indebtedness of MGN USA only and does not, and shall not, constitute, in whole or in part, Indebtedness on the part of any such US Guarantor. Each LTV Guarantor has complied with all Applicable Laws in respect of the Permitted Activities and, without derogating from the generality of the foregoing and without derogating from clause 15.13.10 below, all purchases and sales of any EOI Common Shares by the LTV Guarantors (including, without limitation, the purchase or sale of any EOI Common Shares made pursuant to, or in connection with, any Stock Purchase Plan) have been made in accordance, and in compliance, with all Applicable Laws. Each LTV Guarantor party (or that has been a party) to a Stock Purchase Plan has performed, and is in compliance, with all its obligations thereunder and no event has occurred which constitutes a default, on the part of any such LTV Guarantor, under any such Stock Purchase Plan. To the best of its knowledge, no event has occurred which constitutes a default on the part of MSSB (as such term is defined in the MSSB Stock Purchase Plan) under the MSSB Stock Purchase Plan or any other counterparty to any other Stock Purchase Plan. There are no material disputes between any LTV Guarantor and any other Person (including, without limitation, any other Person party to a Stock Purchase Plan) regarding or relating to a Stock Purchase Plan.

14.12.5.	The sole purpose of each US Guarantor (excluding for this purpose any Approved Special Purpose Vehicle that is not an Approved EOI Pledged Share Transferee) is to hold that part of the Collateral pledged by such US Guarantor under the Pledge Agreement to which such US Guarantor is party as pledgor, the holding of additional EOI Common Shares, to incur and assume Indebtedness to the Bank, BLL and the Collateral Agent pursuant to the terms of the BLL Loan Documents and the BLUSA Loan Documents and otherwise to conduct other Permitted Activities in accordance with clause 14.12.4 above. None of the US Guarantors (other than any US Guarantor which is both an Approved Special Purpose Vehicle and a corporation which is not tax transparent) have elected to be treated as a corporation for US state or federal tax purposes.

14.12.6.	The sole purpose of each Maple Ficus Guarantor is to hold that part of the Collateral pledged by such Maple Ficus Guarantor under the Pledge Agreement to which such Maple Ficus Guarantor is party as pledgor, (in respect of Silver Maple) to hold the Discount EOI Pledged Shares, the holding of additional EOI Common Shares, to incur and assume Indebtedness to the Bank, BLL and the Collateral Agent pursuant to the terms of the BLL Loan Documents and the BLUSA Loan Documents, (in respect of Silver Maple) having incurred Indebtedness to Discount pursuant to the terms of the Discount Loan Documents and the Discount Pledge and otherwise to conduct other Permitted Activities in accordance with clause 14.12.4 above.

14.12.7.	Gazit America (A) does not have any Indebtedness (save for Permitted Indebtedness and Indebtedness under Canadian corporate and tax statutes and other statutes of general application); and (B) is not a party to, or its assets bound by, any contract, agreement, commitment or undertaking other than under: (i) those contracts and agreements entered into by Gazit America before the Amendment Closing Date in respect of which Gazit America has, with effect from the Amendment Closing Date, no Indebtedness (save for Permitted Indebtedness and Indebtedness under Canadian corporate and tax statutes and other statutes of general application); and (ii) the obligations of Gazit America under the Gazit America Negative Pledge and under any Subordinated Shareholder Loan Agreement to which it is a party as a borrower.

14.12.8.	The sole purpose of each Approved Special Purpose Vehicle which is not an Approved EOI Pledged Share Transferee is to hold shares or other securities or other Means of Control in a Maple Ficus Guarantor and to pledge such shares, securities and Means of Control under the Pledge Agreement to which it is party as pledgor.

14.13.	No Fraudulent Conveyance

14.13.1.	No Obligor has entered, and is not entering, into the arrangements contemplated under any Loan Document or Transfer Document to which it is a party, or intends to make any transfer or incur any obligations under any Loan Document or Transfer Document to which it is a party, with actual intent to hinder, delay or defraud either present or future creditors.

14.13.2.	On and as of each Relevant Date: (a) no Obligor or other Person party to a Transfer Document is insolvent or for any reason unable to meet its obligations as they generally become due; (b) no Obligor or other Person party to a Transfer Document has ceased paying its current obligations in the ordinary course of business as they generally become due; (c) the respective assets of each Obligor or of each other Person party to a Transfer Document are, at a fair valuation, sufficient, or, if disposed of at a fairly conducted sale under legal process, would be, sufficient to enable payment of all its obligations, due and accruing due; (d) the transferor of such EOI Pledged Shares was not in breach of any obligations owing to its secured creditors in connection with the transfer of such EOI Pledged Shares; and (e) at the time of any such transfer to the transferee, no Person had a property interest in such EOI Pledged Shares that would be violated by another Person holding, transferring or dealing with such EOI Pledged Shares.

For the purposes of this clause 14.13: “Relevant Date” means the Transfer Date, the Amendment Closing Date (as defined in the BLUSA GFG Existing Loan Agreement), the Amendment Closing Date (as defined, for the avoidance of doubt, in clause 1.1.9 of this Agreement) and, in respect of paragraphs (a), (b) and (c) of clause 14.13.2 above, each date that an Advance or any other utilization of the Credit is made; “Transfer Documents” means: (a) a contribution of shares agreement dated as of June 1, 2011 made between MGN USA and Gazit 1995, pursuant to which, inter alia, MGN USA transferred three million, one hundred and sixty-five thousand, five hundred and eleven and one hundred and sixty-one thousandth (3,165,511.161) EOI Common Shares to Gazit 1995; (b) a contribution of shares agreement dated as of June 1, 2011 made between Gazit 1995 and Gazit Generation, pursuant to which, inter alia, Gazit 1995 transferred seven million, six hundred and forty-six thousand, eight hundred and six hundred and seventy-seven thousandth (7,646,800.677) EOI Common Shares to Gazit Generation; (c) a contribution of shares agreement dated as of June 1, 2011 made between Gazit 1995 and Gazit Generation, pursuant to which, inter alia, Gazit 1995 transferred three million, one hundred and sixty-five thousand, five hundred and eleven and one hundred and sixty-one thousandth (3,165,511.161) EOI Common Shares to Gazit Generation; (d) the Gazit America Plan of Arrangement pursuant to which, inter alia: (i) GAA (as defined in the BLUSA GFG Loan Agreement) amalgamated with Gazit Maple (as defined in the BLUSA GFG Loan Agreement) to form Gazit America; (ii) all of the property of Gazit Maple and GAA, including, without limitation, all the Means of Control of Silver Maple and Ficus, but excluding such property of GAA which, pursuant to the terms of the Gazit America Plan of Arrangement, was disposed of upon the consummation of the Gazit America Plan of Arrangement, continued to be the property of Gazit America; (iii) Gazit America continued to be liable for all of the obligations of each of Gazit Maple and GAA; (iv) all of the issued shares (including the GA Pledged Shares (as defined in the BLUSA GFG Loan Agreement)), options and warrants of GAA were cancelled; and (v) all of the issued and outstanding common shares and preferred shares of Gazit Maple continued as shares of Gazit America; (e) without derogating from clause 15.13.3(b) below, any document that evidences the transfer of EOI Pledged Shares to an Approved EOI Pledged Share Transferee; and (f) without derogating from clause 15.18.4 below, any document that evidences the transfer of all or any part of the Means of Control and/or any holdings of shares or securities of any Maple Ficus Guarantor to any Approved Maple Ficus Transferee; and “Transfer Date” means, in respect of any Obligor, both the date of any Transfer Document to which such Obligor is party, and the date any transfer of EOI Common Shares or, if applicable, of all or any part of the Means of Control and/or any holdings of shares or securities of any Maple Ficus Guarantor, is made pursuant to any such Transfer Document.

14.13.3.	By entering into this Agreement and the other Loan Documents to which it is a party and the transactions contemplated hereby and thereby, none of the Company, Gazit-Globe, Gazit Generation or Silver Maple is engaging in a fraudulent transfer or conveyance (constructive or otherwise).

14.14.	Compliance with Law

Each Obligor is in compliance, in all material respects, with all Applicable Law, the noncompliance with which could reasonably be expected to have a Material Adverse Effect.

14.15.	Investment Company

The Company is not an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, or the regulations under such act.

14.16.	ERISA

During the five (5) year period prior to the date on which this representation is made or deemed made (or in the case of the Company, since the date of its formation), neither the Company nor any Commonly Controlled Entity (as such term is defined in the BLUSA Loan Agreements) has sponsored, maintained or had any obligation to contribute to any Plan (as such term is defined in the BLUSA Loan Agreements) subject to Title IV of ERISA (as such term is defined in the BLUSA Loan Agreements) or the minimum funding requirements of Section 412 of the Code (as such term is defined in the BLUSA Loan Agreements), or any Plan providing post-retirement welfare benefits (other than group health plan continuation coverage required by Applicable Law). Each Plan sponsored or maintained by the Company or any Commonly Controlled Entity has complied in all material respects with the applicable provisions of ERISA and the Code.

14.17.	Use of Proceeds

Except as otherwise specified in the last sentence of clause 2.1.1 above, the proceeds of the Advances shall be utilized by the Company to pay transaction costs associated with the Loan Documents, and for general limited liability company purposes.

Except where any representation is stated to be made only as at the Amendment Closing Date, the representations and warranties set out in this clause 14 shall survive the execution of this Agreement and shall be deemed repeated on each date that a Request for Disbursement is made and the date the requested Advance or other utilization of the Credit is to be made.

With effect from the Discount Maturity Date, the representations and warranties set out in this clause 14, when deemed to be repeated on or after such date, shall be read as if the following wording or paragraphs are disregarded and not taken into account: (a) the words “(other than, in respect of Silver Maple, the Discount Loan Documents and the Discount Pledge)”, in paragraph (vi) of clause 14.12.4 above; (b) the words “in respect of Silver Maple being party to, and complying with, the Discount Loan Documents and the Discount Pledge” in paragraph (vii) of clause 14.12.4 above; (c) the words “Indebtedness of Silver Maple under the Discount Loan Documents and the Discount Pledge” in paragraph (e) of clause 14.12.4 above; (d) the words “(in respect of Silver Maple) to hold the Discount EOI Pledged Shares” in clause 14.12.6 above; and (e) the words “(in respect of Silver Maple) having incurred Indebtedness to Discount pursuant to the terms of the Discount Loan Documents and the Discount Pledge”, in clause 14.12.6 above.

15.	Covenants and Undertakings

The Company and Gazit-Globe each hereby covenants and undertakes to the Bank that from the Amendment Closing Date until the Commitment has expired or been terminated and all Advances and other sums payable or outstanding under any Loan Document have been paid in full, that it will duly perform and comply with and/or cause the specified Person to duly perform and comply with, the following, unless otherwise consented to in writing by the Bank:

15.1.	Loan to Value

Without prejudice to the terms and conditions hereof, the Company and Gazit-Globe shall immediately notify the Bank if, on any Trading Day, the amount of the Total Unpaid Outstandings exceeds the Stop Loss Limit.

15.2.	Shareholder Rights Plan

The Company shall not, and Gazit-Globe shall procure that no Obligor or any other Non-Listed Subsidiary shall, vote in favor of, authorize, consent, approve, ratify or abstain in respect of, and shall procure that each Obligor and any other Non-Listed Subsidiary shall vote against and otherwise oppose, any resolution of the shareholders of EOI authorizing, approving, consenting or ratifying a Shareholder Rights Plan that does not exempt from its application the Bank, BLL, the Securities Intermediary, the Collateral Agent, any assignee under the BLL Loan Documents, any assignee under the BLUSA Loan Documents and any transferee of the Collateral (or any part thereof) within the framework of a realization or foreclosure under any of the Security Documents (any such Shareholder Rights Plan that does not exempt as aforesaid a “Prohibited Shareholder Rights Plan”).

15.3.	Organizational Documents of EOI

Each of the Company and Gazit-Globe shall procure that no amendment shall be made, directly or indirectly, to any provision of EOI’s Organizational Documents (in the form as delivered to the Bank pursuant to clause 3.1.1 of the Amending Agreement (the “Current EOI Organizational Documents”)) that restricts any Person “Beneficially Owning” or “Constructively Owning” shares of “Capital Stock” or any exceptions or waivers under such Organizational Documents from any such restrictions (including any change in the definition of the terms “Excepted Holder” and “Excepted Holder Limit”). For this purpose, the terms “Beneficially Owning” and “Constructively Owning” shall have the same meaning respectively ascribed to the terms “Beneficially Own” and “Constructively Own” in the Current EOI Organizational Documents and the terms “Capital Stock”, “Excepted Holder” and “Excepted Holder Limit”, shall have the same meaning respectively ascribed to such terms in the Current EOI Organizational Documents. Each of the Company and Gazit-Globe further undertakes to procure that no amendment shall be made, directly or indirectly, to any provision of EOI’s Organizational Documents that in any way would: (a) restrict or prohibit the pledging or transfer upon realization of any of the EOI Pledged Shares or other part of the Collateral; (b) vary or otherwise adversely affect any rights attaching to the EOI Pledged Shares; (c) result in the occurrence of a Default; or (d) adversely affect the value of the Collateral as collateral (such as, without limitation, affecting the ability of the Collateral Agent, the Bank or BLL from exercising any of their rights or remedies with respect to the EOI Pledged Shares as contemplated under the BLL Loan Documents and the BLUSA Loan Documents). Subject to the foregoing, the creation of a new class of equity shares in EOI shall not, in and of itself, be a breach of the foregoing undertaking. Each of the Company and Gazit-Globe further undertakes to notify the Bank: (i) of any proposed resolution of the shareholders of EOI to amend, restate or otherwise adopt, new Organizational Documents of EOI as soon as any notice to EOI’s shareholders in respect of the same is dispatched or otherwise made available to the public; and (ii) of any amendment, restatement or adoption of new Organizational Documents of EOI, immediately upon EOI’s and/or EOI’s shareholders’ approval thereof.

15.4.	Accounting Standards

Each of the Company and Gazit-Globe undertakes that each set of financial statements of the Company, Gazit-Globe, the LTV Guarantors, MGN USA and EOI and the Supplemental Information Packages and the Adjusted EOI Financial Statements to be delivered pursuant to clause 15.8 below, shall: (a) in respect of the financial statements of Gazit-Globe and EOI to be delivered pursuant to clause 15.8 below, be prepared in accordance with GAAP, accounting practices, standards, policies and principles and financial reference periods consistent with those applied in the preparation of the financial statements of such Persons published prior to the date of the Amending Agreement, unless and to the extent the Bank is notified otherwise pursuant to clause 15.6 below and Gazit-Globe elects to deliver Corresponding Financial Statements pursuant to clause 15.7 below; (b) in respect of the financial statements of each LTV Guarantor, MGN USA and Gazit America, be prepared in accordance with GAAP (save that, in respect of the financial statements of Gazit Generation, MGN America, MGN USA, Silver Maple and Ficus, the value attributed to EOI Common Shares in such financial statements may be based on their market value in lieu of any basis required by GAAP); (c) be prepared in accordance with, and shall comply with, Applicable Law; (d) fairly represent the financial condition of the Company, Gazit-Globe, Gazit America, the LTV Guarantors, EOI and MGN USA, as applicable, as of the dates and for the periods stated therein; (e) in respect of each Supplemental Information Package: (i) be prepared using the same accounting policies and practices consistent with those applied in the preparation of the supplemental information package of EOI for the period ending December 31, 2011, unless and to the extent the Bank is notified otherwise pursuant to clause 15.6 below; and (ii) shall contain information extracted only from the corresponding annual or quarterly EOI’s Financial Statements, as applicable and shall not otherwise be inconsistent with, or contradict, such EOI’s Financial Statements; and (f) in respect of the Adjusted EOI Financial Statements, constitute the corresponding consolidated balance sheet and consolidated statement of operations of EOI from its applicable annual or quarterly EOI’s Financial Statements (and, without derogating from the foregoing, shall only contain information extracted from the balance sheet and consolidated statement of operations of such EOI’s Financial Statements and, save for any adjustment to be made thereto in accordance with IFRS, shall not otherwise be inconsistent or contradict such EOI’s Financial Statements) reconciled to IFRS by the Auditors and shall clearly set out all adjustments that have been made thereto in order to make any such reconciliations.

15.5.	[Reserved].

15.6.	Notification of Changes in New Accounting Treatment

Each of the Company and Gazit-Globe undertakes that it shall immediately notify the Bank in writing if, in relation to any Relevant Financial Statement to be delivered pursuant to clause 15.8 below, there has, since the date of the Amending Agreement, been any change to GAAP (irrespective of whether any such change has general application to other companies) or if Gazit-Globe or EOI, as applicable, has adopted or introduced any change in any of their respective accounting principles, standards, policies, practices or financial periods (irrespective of whether any such change has general application to other companies), any of the foregoing change, adoption or introduction of any change hereinafter “New Accounting Treatment”.

15.7.	Revisions to the Financial Ratios

In the event of any New Accounting Treatment and the Bank, in its reasonable discretion, determines that such New Accounting Treatment caused and/or may cause any change to any Relevant Financial Statement (if such Relevant Financial Statement had been prepared without applying any such New Accounting Treatment), the Company, Gazit-Globe and the Bank shall negotiate in good faith any amendments to the financial ratio provisions contained in clause 1.1.119(b), clause 7.6.3, clause 7.6.4, clause 9.12, clause 9.13, clauses 9.18 to 9.21 (inclusive), clause 9.23 and clause 13.3 above, required—if at all—in order to revise the relevant financial ratios contained therein, to take into account such New Accounting Treatment with the intention of adjusting such financial ratios to preserve the original intended commercial and economic effect which such financial ratios were intended to achieve. In case no agreement is reached between the Bank, the Company and Gazit-Globe with respect to such revisions to such financial ratios within thirty (30) days of the commencement of such negotiations, the Bank shall be entitled (without derogating from any other rights it may have under this Agreement) to notify the Company of any such revisions to clause 1.1.119(b), clause 7.6.3, clause 7.6.4, clause 9.12, clause 9.13, clauses 9.18 to 9.21 (inclusive), clause 9.23 and clause 13.3 above (including any changes to the definitions of any defined terms used therein) required by the Bank, in order to revise the relevant financial ratios contained therein, to take into account such New Accounting Treatment with the intention of revising such financial ratios to, what the Bank believes was, the original intended commercial and economic effect which such financial ratios were intended to achieve. Any such revisions shall be binding on the Company and Gazit-Globe from the end of the Quarter following the Quarter in which such notice is given by the Bank to the Company. No such revision shall be made to the computation of EOI Real Estate Assets or EOI Total Shareholders’ Equity if the New Accounting Treatment merely consists of the adoption by EOI of IFRS in the same form as it existed immediately prior to the Amending Agreement. Notwithstanding the above, in any such event, each of the Company and Gazit-Globe shall be entitled to provide to the Bank, commencing from when any such revisions of the Bank would have taken effect, at the same time any Relevant Financial Statements, the subject of any New Accounting Treatment, are delivered to the Bank pursuant to clause 15.8 below, corresponding Relevant Financial Statements (“Corresponding Financial Statements”) prepared in accordance with the same GAAP, accounting principles, standards, policies, practices and financial periods (for the avoidance of doubt, such Corresponding Financial Statements to be audited or, in the case of Quarterly financial statements, reviewed, by the relevant auditors of the relevant entity), as were in effect prior to the introduction of, and without applying, the New Accounting Treatment and, subject to the delivery thereof to the Bank (including for each subsequent Quarter), in such a case, the provisions of clause 9.12, clause 9.13, clauses 9.18 to 9.21 (inclusive) and clause 9.23 above shall remain unaltered and the Bank shall not be entitled to revise any such provisions and, for the purpose of computing any ratio contained in such clauses that relate to any item derived from any Relevant Financial Statements the subject of any New Accounting Treatment, as aforesaid, such items shall, instead, be derived from its Corresponding Financial Statements to be delivered to the Bank.

15.8.	Financial Statements, Officer’s Certificate and Financial Information

The Company and Gazit-Globe undertake to deliver to the Bank:

15.8.1.	within seven (7) Business Days after the publication of Gazit-Globe’s audited consolidated financial statements for a Financial Year or, if earlier, within ninety (90) days after the end of each Financial Year, a copy of: Gazit-Globe’s audited annual financial statements on a consolidated basis for that Financial Year and a copy of the Non-consolidated Expanded Financial Statements of Gazit-Globe for that Financial Year, each consisting of a balance sheet and statement of operations, including, in respect of the consolidated financial statements of Gazit-Globe only, cash flows, prepared in accordance with IFRS;

15.8.2.	within seven (7) Business Days after the publication of Gazit-Globe’s quarterly unaudited, reviewed and consolidated financial statements or, if earlier, within sixty (60) days after the end of the first (1st), second (2nd) and third (3rd) Quarters of each Financial Year, a copy of Gazit-Globe’s unaudited reviewed and consolidated quarterly financial statements and a copy of the Non-consolidated Expanded Financial Statements of Gazit-Globe for each such Quarter, in each case consisting of a balance sheet and statement of operations, including, in respect of the consolidated financial statements of Gazit-Globe only, cash flow for each such period, prepared in accordance with IFRS;

15.8.3.	within seven (7) Business Days after the publication of Gazit-Globe’s audited consolidated financial statements for a Financial Year or, if earlier, within ninety (90) days after the end of each Financial Year, the audited consolidated EOI’s Financial Statements for that Financial Year and the corresponding Adjusted EOI Financial Statements (reconciled to IFRS by the Auditors) for that Financial Year. Gazit-Globe shall also deliver the Supplemental Information Package for each Financial Year within seven (7) Business Days after the publication of Gazit-Globe’s audited consolidated financial statements for such Financial Year (and, for the avoidance of doubt, Gazit-Globe shall not be in breach of its obligation to deliver such Supplemental Information Package in the event EOI shall not publish the same on or before the date corresponding to the date falling seven (7) Business Days after the publication of such audited consolidated financial statements of Gazit-Globe);

15.8.4.	within seven (7) Business Days after the publication of Gazit-Globe’s quarterly unaudited, reviewed and consolidated financial statements or, if earlier, within sixty (60) days after the end of the first (1st), second (2nd) and the third (3rd) Quarters of each Financial Year, a copy of the unaudited reviewed and consolidated, EOI’s Financial Statements for each such Quarter and the corresponding Adjusted EOI Financial Statements (reconciled to IFRS by the Auditors) for each such Quarter. Gazit-Globe shall also deliver the Supplemental Information Package for each such Quarter within seven (7) Business Days after the publication of Gazit-Globe’s quarterly unaudited consolidated financial statements for such Quarter (and, for the avoidance of doubt, Gazit-Globe shall not be in breach of its obligations to deliver such Supplemental Information Package in the event EOI shall not publish the same on or before the date corresponding to the date falling seven (7) Business Days after the publication of such unaudited, reviewed and consolidated financial statements of Gazit-Globe);

15.8.5.	within seven (7) Business Days after the publication of Gazit-Globe’s consolidated financial statements for a Financial Year or, if earlier, within ninety (90) days after the end of each Financial Year, a copy of Gazit America’s, each LTV Guarantor’s and MGN USA’s respective audited financial statements;

15.8.6.	within seven (7) Business Days after the publication of Gazit-Globe’s quarterly unaudited, reviewed consolidated financial statements or, if earlier, within sixty (60) days after the end of the first, second or third Quarters of each Financial Year, a copy of Gazit America’s, each LTV Guarantor’s and MGN USA’s respective unaudited, unreviewed by the Auditors, quarterly financial statements, together with a certificate from the Auditors certifying the amount of the respective Indebtedness, as at the end of each such Quarter, of each of Gazit Generation, Gazit 1995, MGN America, MGN USA, Silver Maple, Ficus and Gazit America under Subordinated Shareholder Loans;

15.8.7.	at the same time as any financial statements of Gazit-Globe and/or EOI and/or any LTV Guarantor and/or MGN USA and/or Gazit America and/or the Adjusted EOI Financial Statements are delivered to the Bank pursuant to this clause 15.8: (a) a certificate, in the form set out in Schedule B attached hereto (“Compliance Certificate”), signed by the Chief Financial Officer or the Chief Executive Officer of Gazit-Globe: (i) certifying and setting out in detail, its computation, as at the date of the last day of the period covered by such financial statements, of each of the financial ratios set out in clause 9.12, clause 9.13, clauses 9.18 to 9.21 (inclusive) and clause 9.23 above; (ii) in the event of any New Accounting Treatment applying to any of the foregoing financial statements, setting forth details of such New Accounting Treatment; (iii) confirming that no Default has occurred and is continuing (or if any such Default is continuing, specifying the relevant Default and the steps, if any, being taken to remedy it); (iv) confirming the amount of Promote taken into account in the revenues of EOI for the period covered by such Compliance Certificate; (v) confirming that: (1) no LTV Guarantor has any Indebtedness except for Permitted Indebtedness and, in respect of the Compliance Certificate to be delivered hereunder for the Quarter ending March 31, 2013, except for Indebtedness of Silver Maple under the Discount Loan Documents and the Discount Pledge; and (2) Gazit America does not have any Indebtedness (save for Permitted Indebtedness and Indebtedness under Canadian corporate and tax statutes and other statutes of general application); and (vi) setting out any other information required under this Agreement to be included in such certificate; (b) a certificate, in a form reasonably satisfactory to the Bank, from the Auditors, certifying, in respect of any Adjusted EOI Financial Statements, its reconciliation to IFRS and its calculation of the NAV and NAV Per EOI Share as at the end of the period covered by such Adjusted EOI Financial Statements, together with the adjustments to IFRS and the computation of the financial ratios referred to above in the respective formats of Schedules A1 and A2 hereto and any further adjustments if any Corresponding Financial Statements are to be delivered pursuant to clause 15.7 above; and (c) any Corresponding Financial Statements, to the extent such financial statements are to be delivered pursuant to clause 15.7 above, for each Quarter or Financial Year of EOI or Gazit-Globe, as applicable;

15.8.8.	promptly, such information publicly available (in respect of EOI) regarding the financial condition, business, assets and operations of the Obligors and EOI (including any reasonably requested amplification or explanation of any item in EOI’s Financial Statements, Gazit-Globe’s financial statements, the Non-consolidated Expanded Financial Statements of Gazit-Globe, the Supplemental Information Packages, the Adjusted EOI Financial Statements, the pro forma financial statements referred to in clause 9.9.2 above, the Compliance Certificates or other material provided by Gazit-Globe under this Agreement) as the Bank may, from time to time, reasonably request;

15.8.9.	promptly, upon the Bank’s request, a certificate signed by Gazit-Globe’s Chief Financial Officer or the Chief Executive Officer certifying that no Default has occurred and is continuing (or if any such Default is continuing, specifying the relevant Default and the steps, if any, being taken to remedy it);

15.8.10.	without derogating from clause 9.8 above, promptly, details of any Change in Control;

15.8.11.	without derogating from clause 9.8 above, details of any issuance of any shares in EOI after the Amendment Closing Date (including, without limitation, the issuance of options, warrants and any other securities or rights convertible, exchangeable or exercisable into any shares (of whatever class or series) of EOI) constituting (together with any other share issuances made on or after the Amendment Closing Date or the last date on which any information in respect of EOI is provided under this clause 15.8.11, as applicable) at least 1% (one percent) of the issued and outstanding share capital of EOI on a Fully Diluted Basis, as at the last day of the Quarter immediately preceding such issuance, but excluding any issuance of securities to directors, officers, employees and consultants of EOI or any of its Subsidiaries within five (5) Business Days of the reporting of any such issue to the US Securities Exchange Commission or any other applicable securities commission) or, if earlier, after Gazit-Globe becoming aware of any such issue;

15.8.12.	within five (5) Business Days after they are received by any of the LTV Guarantors, copies of all documents dispatched by EOI to its shareholders relating to: (a) any change in EOI’s Organizational Documents; (b) any merger (including, without limitation, any Reorganization or Merger (as defined in clause 9.9 above)); (c) any tender offer for any securities of EOI; (d) any recapitalization or change in the share capital of EOI; (e) the liquidation or dissolution of EOI; (f) the delisting of any EOI Common Shares from any stock exchange; (g) the sale of all or substantially all of the assets of EOI; or (h) any other matter that adversely affects the Collateral or which reasonably likely results in or will result in the failure to achieve or comply with, or impairs the performance or satisfaction of, any financial ratio or other undertaking or representation under the Finance Documents or which otherwise relates to a Material Adverse Effect;

15.8.13.	within five (5) Business Days after its filing with the US Securities and Exchange Commission, a copy of: (a) any filing made by any Person pursuant to Schedules 13D or 13G or Section 16 of the US Securities Exchange Act, 1934; provided that, with respect to any filing made pursuant to Section 16 as aforesaid: (i) where Gazit-Globe has notified the Bank of the filing made by a specific Person under Section 16, as aforesaid, no subsequent notification of a filing by such Person under Section 16, as aforesaid, to the Bank need be made, where such Person is Gazit or its affiliates, unless such filing relates to any disposal of any EOI Common Shares or, in respect of any other Person, where such filing had been made as a result of the acquisition or disposal of EOI Common Shares constituting (taking into account previous acquisitions and disposals of such Person not notified to the Bank), in the aggregate, less than 1% (one percent) of the then issued share capital of EOI; and (ii) no copy of such filing need be given to the Bank to the extent such filing is required to be made to the SEC by an officer or director of EOI by virtue only of his acting as an officer or director of EOI and not for any other reason; and (b) any filing made by EOI on Form 8-K where any such filing has been made due to the occurrence of any of the events set forth in items 1.03, 4.02, 5.01 or 5.03 of such form or any event referred to in paragraph (h) of clause 15.8.12 above;

15.8.14.	promptly, copies of any written notice from Discount declaring, or threatening to declare, a default or event of default (howsoever described) under the Discount Loan Documents or the Discount Pledge, including, without limitation, copies of any notification of the commencement or threatened commencement (in writing), of any proceedings under the Discount Loan Documents or the Discount Pledge (including, without limitation, any such proceedings relating to the realization of any Encumbrance purported to be created thereunder); and

15.8.15.	at the same time as they are dispatched, copies of all documents dispatched by Gazit-Globe to its shareholders or its creditors generally (or any class of them) which relate to any of the matters, or their Israeli law equivalent, referred to in paragraphs (b) and (h) of clause 15.8.12 above, as if every reference therein to “EOI” were a reference to “Gazit-Globe”. In addition, Gazit-Globe shall deliver, immediately upon their being filed, any immediate report concerning any Person becoming, or ceasing to be, a “controlling person” (“baal shlita”) in Gazit-Globe, as such term is defined in the Securities Law, 1968.

15.9.	Auditors Assistance

Gazit-Globe shall authorize and instruct its Auditors, at the expense of Gazit-Globe, to discuss with the Bank: (a) any financial statements of Gazit-Globe (including, for the avoidance of doubt, any Non-consolidated Expanded Financial Statements of Gazit-Globe); (b) Gazit-Globe’s financial position; (c) any reconciliation performed by the Auditors in order to reconcile any balance sheet and statement of operation of EOI, extracted from EOI’s Financial Statements, to IFRS; (d) the Auditors’ calculation of EOI NAV and NAV per EOI Share; (e) any reconciliation made to any financial statement in order to prepare any Corresponding Financial Statement delivered by Gazit-Globe pursuant to clause 15.7 above; (f) the effects of any New Accounting Treatment the subject of any notification made under clause 15.6 above; and/or (g) any other report or information required to be given by the Auditors in accordance with this Agreement. In the event the Bank shall notify Gazit-Globe that the Bank wishes to discuss any of the foregoing with the Auditors then Gazit-Globe shall procure that the Auditors shall comply with such instructions and shall further instruct the Auditors to disclose to the Bank such information which the Bank may reasonably request. Gazit-Globe shall be entitled to be present at any meeting between the Auditors and the Bank in connection with the foregoing.

15.10.	Company Assistance

Gazit-Globe shall procure that its Chief Financial Officer and, if applicable, Chief Executive Officer, shall discuss with the Bank any Compliance Certificate delivered by Gazit-Globe to the Bank and shall as soon as practicable provide the Bank with all such information as the Bank may reasonably request in connection with Gazit-Globe’s calculations or determination of any accounting expression or financial ratio (including any items or components thereof and the effects of any New Accounting Treatment the subject of any New Accounting Notification) set forth in any Compliance Certificate.

15.11.	Regulations of the Board of Governors

None of the proceeds of the Credit and/or Other Credit will be used, directly or indirectly, to purchase or carry any “margin stock” (as defined in Regulation U (12 CFR, Part 221) of the Board of Governors of the Federal Reserve System) or for any purpose that will violate, or cause the Company or the Guarantors to be in violation of, Regulation X (12 CFR, Part 224) of the Board of Governors of the Federal Reserve System. Neither the Company, nor the Guarantors, nor any subsidiary, nor any agent acting on its behalf has taken or will take (or has omitted or will omit to take) any action which might cause the Loan Documents and/or any of the Security Documents (including, without limitation, the aforesaid Pledge Agreements), any borrowing, or the making of any borrowing, under the Credit and/or Other Credit, or the application of the proceeds of any borrowing under the Credit and/or Other Credit to violate Regulation X or U or any other regulation of the Board of Governors of the Federal Reserve System, or to violate the Securities Exchange Act of 1934, as amended, in each case as in effect on the date or dates of such borrowing and use of proceeds. The Company is not controlled by, or acting on behalf of, or in conjunction with, any “United States Person” to obtain credit outside the United States of America to purchase or to maintain, reduce or retire indebtedness originally incurred to purchase, any “United States Security” within the meaning of such terms under said Regulation X as amended.

15.12.	Disclosure of Sources of Repayment

If and to the extent any repayment on account of any Advance (including interest thereon) is to be made by way of a direct transfer of funds from outside of the United States of America to the Bank, then the Company shall deliver to the Bank a notice, setting out the sources of such payment, concurrently therewith, such notice to include any information reasonably required by the Bank with respect to funds originating from abroad.

15.13.	LTV Guarantors

15.13.1.	The Company shall not, and Gazit-Globe shall procure that neither any US Guarantor nor Ficus shall, assume, incur or otherwise permit to be outstanding any Indebtedness or any other obligation of whatsoever nature, save:

(a)	in respect of Indebtedness, for Permitted Indebtedness; and

(b)	in respect of obligations, those obligations expressly permitted to be incurred or assumed by such Obligor pursuant to clause 14.12.4 above.

15.13.2.	Gazit-Globe shall procure that Silver Maple shall not assume, incur or otherwise permit to be outstanding any Indebtedness or any other obligation of whatsoever nature, save:

(a)	in respect of Indebtedness, for Permitted Indebtedness and, in addition, during the Discount Security Period, for Indebtedness under the Discount Pledge and the Discount Loan Documents, provided that: (i) such Indebtedness under the Discount Pledge and the Discount Loan Documents shall not, at any time during the Discount Security Period, exceed USD 9,000,000; and (ii) with effect from the Discount Maturity Date, Silver Maple, shall have no Indebtedness under the Discount Pledge and the Discount Loan Documents (or any other Indebtedness to any person other than Permitted Indebtedness); and

(b)	in respect of obligations, those obligations expressly permitted to be incurred or assumed by it pursuant to clause 14.12.4 above (excluding, with effect from the Discount Maturity Date, any obligations under the Discount Loan Documents and any obligations under the Discount Pledge).

The Company shall not, and Gazit-Globe shall also procure that no LTV Guarantor shall, be a party to, or its assets bound by, any contract, agreement, commitment or undertaking other than under: (a) any BLL Loan Document or BLUSA Loan Document to which it is a party; (b) any Subordinated Shareholder Loan Agreement to which it is a party as a borrower; (c) without derogating from clause 15.14 below, the Voting Agreements (other than those Voting Agreements that have, after the date hereof, terminated or expired in accordance with their terms) to which it is a party; (d) any Approved Voting Agreement (as defined in clause 15.14.2 below) to which it is a party (other than those Approved Voting Agreements that have, after the date hereof, terminated or expired in accordance with their terms); (e) without derogating from clause 15.13.6 below, any Stock Purchase Plan; (f) the making of intercompany loans pursuant to which no LTV Guarantor has any commitment, liability or obligation; (g) without derogating from clause 15.13.7 below, the Discount Pledge or any Discount Loan Document to which Silver Maple is a party; and (h) any interest rate hedging transaction to which any Maple Ficus Guarantor is a party with the Bank or BLL that evidences an interest rate hedging transaction made between such Maple Ficus Guarantor and the Bank or BLL. Without derogating from the undertakings of the Company and Gazit-Globe set forth in this clause 15.13.2, the Company and Gazit-Globe shall procure that the Deferred Tax Liability shall at all times not be Indebtedness of any LTV Guarantor and, without derogating from its foregoing undertakings as aforesaid, if and to the extent any Deferred Tax Liability becomes payable by any LTV Guarantor, the Company and Gazit-Globe undertake, jointly and severally, forthwith to pay such Indebtedness.

15.13.3.	The Company shall not, and Gazit-Globe shall procure that no LTV Guarantor (or, in respect of paragraph (f) below, no US Guarantor other than an Approved Special Purpose Vehicle which is a corporation that is not tax transparent) shall do any of the following: (a) carry on any business of whatsoever nature save for the holding of, or having an interest in, that part of the Collateral pledged by such LTV Guarantor under the Pledge Agreement to which such LTV Guarantor is party as pledgor and, subject to clauses 15.13.5 and 15.13.10 below, the holding of additional EOI Common Shares and any other Permitted Activities and, in addition, in respect of Silver Maple, during the Discount Security Period, the holding of the Discount EOI Pledged Shares; (b) subject to clauses 7.6 and 7.7 above and clauses 15.13.5 and 15.13.8 below, sell, transfer or otherwise dispose of any of the Collateral (including, without limitation, the EOI Pledged Shares) or any rights arising therein or in relation thereto; (c) make any loans or advances or give any guarantee to, or for the benefit of, any other Person, save in favor of the BLL under the BLL Loan Documents and the Bank under the BLUSA Loan Documents and save for the making of intercompany loans pursuant to which no LTV Guarantor shall have any commitment, liability or obligation; (d) amend its Organizational Documents in any respect without the prior written consent of the Bank and BLL; (e) issue, release or purchase (other than purchase of EOI securities) any securities (including, without limitation, any security convertible into membership interests), unless: (i) in respect of the issue by a US Guarantor of any securities, such securities are issued to, released to, or purchased by, a US Guarantor Shareholder or, in respect of an Approved Special Purpose Vehicle, its Immediate Parent (as such term is defined in clause 1.1.13(a) above) and simultaneously duly pledged by way of a first priority perfected security interest in favor of the Collateral Agent for the benefit of the Bank and BLL to secure repayment of the Secured Obligations under a Security Document in form and substance reasonably satisfactory to the Bank; and (ii) in respect of the issue by a Maple Ficus Guarantor of any securities, such securities are: (1) issued to, released to, or purchased by Gazit America; or (2) in the event that each of the Bank and BLL has given its prior written consent to the issue of such securities to an Approved Maple Ficus Transferee (such consent not be unreasonably withheld if the Bank and BLL are satisfied that the conditions set forth in paragraphs (i) to (xii) (inclusive) of clause 15.13.9 below in respect of any such issue have been satisfied to their absolute satisfaction), are issued to such Approved Maple Ficus Transferee; and (f) elect to be treated as a corporation for US state or federal tax purposes.

15.13.4.	The Company shall not, and Gazit-Globe shall procure that no LTV Guarantor shall, assume, incur or otherwise permit to be outstanding any Indebtedness of whatsoever nature under a Subordinated Shareholder Loan unless such Subordinated Shareholder Loan shall have first been duly pledged, by the relevant Subordinated Lender, by way of a first priority perfected security interest in favor of the Collateral Agent for the benefit of the Bank and BLL to secure repayment of the Secured Obligations under a Pledge Agreement that has been executed and delivered to the Collateral Agent either on or before the Amendment Closing Date and/or otherwise, if made after the Amendment Closing Date, under a Pledge Agreement in form and substance reasonably acceptable to the Collateral Agent, the Bank and BLL and in respect of which the Collateral Agent, the Bank and BLL had first received a legal opinion in a form reasonably acceptable to them. Without derogating from clause 7.7 above, for so long as no Default has occurred or is continuing, or will occur as a result of the repayment of principal or interest on any Subordinated Shareholder Loans, a LTV Guarantor may repay principal and interest of a Subordinated Shareholder Loan in accordance with the provisions of the Guarantor Subordination Agreement.

15.13.5.	The Company may not, and Gazit-Globe shall procure that no LTV Guarantor may, purchase any EOI Common Shares or sell any EOI Common Shares (including, without limitation, permitting, or giving any instructions for, the purchase, or sale of any EOI Common Shares pursuant to, or in connection with a Stock Purchase Plan) unless any such purchase or sale, as applicable, is made in accordance, and in compliance, with all Applicable Laws.

15.13.6.	Without derogating from the undertakings in clauses 15.13.1 and 15.13.2 above and in clause 15.13.10 below, in the event a LTV Guarantor is, or is to become, a party to, bound by, or subject to any written plan for trading securities that meets the criteria as set forth in Rule 10b5-1(c) under the US Securities Exchange Act of 1934 (“Rule 10b5-1 Plan”), then the Company and Gazit-Globe shall procure that such Rule 10b5-1 Plan shall, at all times, be a Stock Purchase Plan. For the purposes of this Agreement, a “Stock Purchase Plan” means the MSSB Stock Purchase Plan or any other Rule 10b5-1 Plan that: (A) is on identical terms to the terms as set forth in the MSSB Stock Purchase Plan (other than, without derogating from clause 15.13.5 above, the written instructions concerning the purchase of EOI Common Shares set forth in Appendix A thereto and that the identity of the “Purchaser” thereunder may be Gazit Generation or a Maple Ficus Guarantor) provided that a true copy thereof is delivered to the Bank as soon as practicable after the execution thereof; or (B) has been approved in writing by the Bank in advance, which approval, without derogating from the requirement to receive such approval in advance, shall be given in the event that such plan is on substantially the same terms as the MSSB Stock Purchase Plan (other than, without derogating from clause 15.13.5 above, the written instructions concerning the purchase of EOI Common Shares which need not be disclosed to the Bank and that the identity of the “Purchaser” thereunder may be Gazit Generation and the counterparty thereto need not be MSSB). The Company and Gazit-Globe shall further procure that: (a) each LTV Guarantor party to a Stock Purchase Plan shall comply with, and perform, all its obligations thereunder; (b) without derogating from the final sentence of this clause 15.13.6, no LTV Guarantor shall incur or assume any Indebtedness under or in connection with any Stock Purchase Plan (including, without limitation, in respect of any activity undertaken or contemplated thereunder) other than the payment by such LTV Guarantor of commission to the counterparty thereto pursuant to the terms of the Stock Purchase Plan that such LTV Guarantor is a party (which Indebtedness will be funded from: (i) monies withdrawn from such LTV Guarantor’s Securities Account pursuant to clause 7.7 above; (ii) the proceeds of any Subordinated Shareholder Loans made to such LTV Guarantor; (iii) without derogating from clause 15.13.3 above, the proceeds from any subscription monies received by such LTV Guarantor on account of the issue of any securities by such LTV Guarantor; or (iv) without derogating from clauses 7.6, 7.7 and 15.13.5 above, the proceeds from the sale of any EOI Common Shares or any distributions made in respect of any EOI Common Shares); and (c) no Stock Purchase Plan shall be amended or modified in any way unless any such amendment or modification is approved in advance, in writing, by the Bank, which approval, without derogating from the requirement to receive such approval in advance, shall be given if such amendment or modification is not adverse to the interests of the Bank or if, after taking into account any such amendment or modification, such Stock Purchase Option Plan is on terms substantially the same, in all material respects, as a Stock Purchase Plan previously approved by the Bank pursuant to paragraph (B) of this clause 15.13.6 above. No approval need be given by the Bank where the amendment or modification provides merely for the extension of the term of Stock Purchase Plan or, subject to clause 15.13.5 above and the preceding provisions of this clause 15.13.6 above, amends the written instructions concerning the purchase of EOI Common Shares which need not be disclosed to the Bank. For the avoidance of doubt: (1) the termination or expiry of the Stock Purchase Plan, in circumstances substantially similar to those as set forth in Section E of the MSSB Stock Purchase Plan, shall not, in and of itself, constitute a Default under this clause 15.13.5; and (2) without derogating from clause 15.13.5 above and the preceding provisions of this clause 15.13.6, if the terms of a Stock Purchase Plan contain warranties and indemnities substantially similar, in all material respects, to the warranties and indemnities as set forth in Sections B and F (together with the limitation set out therein) of the MSSB Stock Purchase Plan, then, provided, and for so long as, the LTV Guarantor party thereto is not in breach of any such warranties and provided further, and for so long as, no event or circumstance has arisen that gives rise to a claim for indemnification thereunder, the giving of such warranties and indemnities shall not, in and of itself, constitute a Default under this clause 15.13.6 (it being understood, for the avoidance of doubt, that any such breach, event or circumstance, shall constitute a Default).

15.13.7.	Gazit-Globe shall procure that: (a) no amendment or variation shall be made to any Discount Loan Document or the Discount Pledge that is adverse to the interests of the Bank without the prior written approval of the Bank and, in this regard, without limiting the generality of the foregoing, any such amendment or variation: (i) that increases the commitment, liabilities, credit line or the such like of Discount thereunder; (ii) that would increase Silver Maple’s Indebtedness thereunder in excess of USD 9,000,000; or (iii) that results in any Encumbrance being created over any EOI Common Shares or other assets of Silver Maple (other than the Encumbrances created over the Discount EOI Pledged Shares, as at the date hereof or any stock dividends relating thereto), shall be deemed to be an amendment adverse to the interests of the Bank; (b) Silver Maple shall unconditionally and irrevocably discharge and repay in full all Indebtedness to Discount on the Discount Maturity Date; (c) upon the Discount Maturity Date, all those EOI Common Shares that had been pledged under the Discount Pledge shall be delivered, in certificated form, free and clear of any Encumbrances (other than Permitted Encumbrances) to the Collateral Agent with the original stock certificates representing such EOI Common Shares together with undated stock powers, irrevocable instructions, duly acknowledged by EOI, and irrevocable proxies in the same form, mutatis mutandis, that had been delivered pursuant to clauses 7.1.3 and 7.3 above, such that all the EOI Common Shares that had been pledged as aforesaid shall, on the Discount Maturity Date, be EOI Pledged Shares and form part of the Collateral under a first priority perfected security interest in favor of the Collateral Agent for the benefit of the Bank and BLL to secure the Secured Obligations; and (d) upon the Discount Maturity Date, Gazit-Globe shall deliver to the Collateral Agent such releases and such other documents as the Collateral Agent may reasonably request evidencing the release of the Discount EOI Pledged Shares from all Encumbrances created or purported to be created under the Discount Pledge.

15.13.8.	Notwithstanding clause 15.13.3(b) above, a Maple Ficus Guarantor may transfer all or part of the Collateral (including, for the avoidance of doubt, all or part of the EOI Pledged Shares) owned by such Maple Ficus Guarantor to any one of Gazit Generation, MGN America or an Approved Special Purpose Vehicle, duly organized and validly existing under the laws of any State of the United States of America (any of the foregoing, an “Approved EOI Pledged Share Transferee”) provided that all the following conditions have first been fulfilled to the Bank’s absolute satisfaction:

(a)	Gazit-Globe shall have given the Bank and BLL not less than twenty (20) Business Days’ prior written notice of its request to transfer such Collateral to an Approved EOI Pledged Share Transferee (such request to include details of the identity of the Approved EOI Pledged Share Transferee) and, if such Approved EOI Pledged Share Transferee is an Approved Special Purpose Vehicle, together with a true copy of its Organizational Documents. For the avoidance of doubt, notwithstanding any such prior written notice, unless all the conditions set forth in this Agreement relating to any such transfer have been fulfilled to the absolute satisfaction of the Bank, no such transfer may be made (regardless of whether the twenty (20) Business Day period has elapsed);

(b)	the Bank is satisfied that any such transfer is not adverse to the interests of the Bank;

(c)	the Approved Transferee shall have entered into:

(i)	either:

(A)	a new loan agreement (such new loan agreement the “New BLUSA Loan Agreement”), pursuant to which, inter alia, the Approved Transferee shall be granted a credit line in an amount equal to: (I) if all the Collateral of a Maple Ficus Guarantor is requested to be transferred, the amount of the BLUSA Maple Credit or the Credit, as applicable; or (II), if part of the Collateral of a Maple Ficus Guarantor is requested to be transferred, either: (x) such amount equal to the amount of the Credit or BLUSA Maple Credit, as applicable, immediately prior to any such transfer, multiplied by a fraction the numerator of which is the number of Pledged EOI Shares owned by the relevant Maple Ficus Guarantor to be transferred, as aforesaid, and the denominator of which is the total number of Pledged EOI Shares owned by such Maple Ficus Guarantor immediately before any such transfer; or (y) such other amount of credit line as the Bank (taking into account the nature of the Collateral being requested to be transferred), may reasonably determine; or

(B)	where the Approved Transferee is Gazit Generation, an amendment and restatement of the BLUSA GFG Loan Agreement (the “Restated BLUSA GFG Loan Agreement”) pursuant to which, inter alia, the BLUSA GFG Credit shall be increased by an amount equal to (I) if all the Collateral of a Maple Ficus Guarantor is requested to be transferred, the amount of the BLUSA Maple Credit or the Credit, as applicable; or (II) if part of the Collateral of a Maple Ficus Guarantor is requested to be transferred, either: (x) such amount equal to the amount of the Credit or BLUSA Maple Credit, as applicable, immediately prior to any such transfer, multiplied by a fraction the numerator of which is the number of Pledged EOI Shares owned by the relevant Maple Ficus Guarantor to be transferred, as aforesaid, and the denominator of which is the total number of Pledged EOI Shares owned by such Maple Ficus Guarantor immediately before any such transfer; or (y) such other amount as the Bank (taking into account the nature of the Collateral being requested to be transferred), may reasonably determine; and

(ii)	such other Security Documents, all in form and substance satisfactory to the Bank and BLL. If the Approved EOI Pledged Share Transferee is an Approved Special Purpose Vehicle then, unless such Approved Special Purpose Vehicle was, immediately prior to the execution thereof, a US Guarantor, such Approved Special Purpose Vehicle shall, with effect from date it enters into a New BLUSA Loan Agreement, also be a US Guarantor;

(d)	all such Collateral shall be duly pledged by the Approved EOI Pledged Share Transferee by way of a first priority perfected security interest in favor of the Collateral Agent for the benefit of the Bank and BLL to secure repayment of the Secured Obligations under a Pledge Agreement in form and substance satisfactory to the Bank and BLL, in each of the foregoing cases, free of any Encumbrance;

(e)	all of such Collateral that: (1) is physically held by the Bank or the Collateral Agent; (2) is credited to any Cash Collateral Account; or (3) constitutes securities, including, without limitation, all EOI Pledged Shares owned directly or indirectly by such Maple Ficus Guarantor, shall, in each case, be deposited in, and credited as financial assets to, a Securities Account established and maintained by the Approved EOI Pledged Share Transferee with the Securities Intermediary, which account is subject to a Securities Account Control Agreement, provided that if such Approved EOI Pledged Share Transferee is an Approved Special Purpose Vehicle and the Securities Intermediary is unable or refuses to open a Securities Account for such Approved Special Purpose Vehicle within twenty (20) Business Days of being requested to do so by the Collateral Agent and the reason for such Securities Account not being opened is not connected with such Approved Special Purpose Vehicle or any other Obligor failing to execute and comply with any account opening or other related documents relating to the opening or maintaining of such Securities Account or otherwise not satisfying any “know your customer” or similar such verification that the Securities Intermediary reasonably requires to open or maintain such account, then: (X) to the extent such Collateral is cash, such Collateral shall be transferred and credited to a Cash Collateral Account (opened by such Approved Special Purpose Vehicle); and (Y) to the extent such Collateral consists of securities (including EOI Pledged Shares), there shall be deposited with the Collateral Agent all stock certificates, stock powers, instructions (duly acknowledged by EOI), proxies and other documents in the name of, or duly executed, as applicable, by such Approved Special Purpose Vehicle that the Bank may require in connection with the perfection of the security interests created under the Pledge Agreement referred to in the preceding sub-paragraph (d), all to the satisfaction of the Bank and BLL. If and to the extent a Maple Ficus Guarantor wishes to transfer to an Approved EOI Pledged Share Transferee any amounts standing to the credit of a Reserve Account (as such term is defined in clause 9.18.1 above) held in the name of such Maple Ficus Guarantor then it may only instruct the Bank to transfer such amounts so requested to a Reserve Account that meets the requirements of clause 9.18.1 which is in the name of such Approved EOI Pledged Share Transferee.

(f)	if the Approved EOI Pledged Share Transferee is an Approved Special Purpose Vehicle and such Approved Special Purpose Vehicle has outstanding any Indebtedness, such Indebtedness shall, no later than the date of transfer of any such Collateral, be a Subordinated Shareholder Loan (such that, without derogating from the generality of the foregoing, such Subordinated Shareholder Loan shall have first been duly pledged, by the relevant Subordinated Lender, by way of a first priority perfected security interest in favor of the Collateral Agent for the benefit of the Bank and BLL to secure repayment of the Secured Obligations under a Pledge Agreement in form and substance reasonably acceptable to the Collateral Agent, the Bank and BLL);

(g)	the Approved EOI Pledged Share Transferee draws down, in accordance with, and subject to the terms and conditions of, the New BLUSA Loan Agreement or the Restated BLUSA GFG Loan Agreement, as applicable, an amount equal to, in the event all the Collateral of such Maple Ficus Guarantor is requested to be transferred, the Unpaid Balance of the Credit (as such term is defined in this Loan Agreement or BLUSA Maple Loan Agreement, as applicable) or, in the event part of the Collateral of a Maple Ficus Guarantor is requested to be transferred, an amount equal to the amount, if any, by which the Unpaid Balance of the Credit (as such term is defined in the BLUSA Loan Agreement in respect of which the transferring Maple Ficus Guarantor is a party as borrower), as at the date of such transfer, exceeds the amount of the Commitment (as such term is defined in such BLUSA Loan Agreement after giving effect to the reduction thereto referred to in sub-paragraph (l) below), and such amount is applied to pay, in full or on account, as the case may be, such Unpaid Balance of the Credit of Silver Maple or Ficus, as applicable;

(h)	BLL and the Bank shall have received additional fees and commissions, in an amount to be agreed between the Bank, BLL and the Approved Maple Ficus Transferee, in connection with the granting of the new (or, if applicable, increased) credit to the Approved Maple Ficus Transferee under the New BLUSA Loan Agreement or the Restated BLUSA GFG Loan Agreement, as applicable;

(i)	there shall be no impediment, restriction, prohibition or limitation imposed on the Bank or BLL by any Applicable Law or Governmental Body, including, without limitation, impediment, restriction, prohibition or limitation of the New York State Banking Department, the Federal Reserve Bank of New York or the Federal Deposit Insurance Corporation (or, with respect to BLL, in the policy of the Bank of Israel) in respect of the granting (or, if applicable, increase) of, or the Bank’s or BLL’s participation in, any such credit line, the repayment thereof or as to any of the security interests created or to be created under any additional (or amendments to existing) Security Documents or as to any of the rights of any Collateral thereunder or as to the application of the realization of any such rights, in each case, in connection with such credit line;

(j)	the granting (or, if applicable, increase) of such credit line (including BLL’s participation therein) or its utilization shall not result in BLL exceeding the limits under the Bank of Israel guidelines and directives and/or under any other laws applicable to financial institutions with respect to single borrowers (Loveh Boded), borrowers (Halovim), groups of borrowers (Kvutzat Lovim) or connected Persons (Anashim Kshurim) or any other limit or limitation imposed or proposed to be imposed thereunder;

(k)	in the event all the Collateral of a Maple Ficus Guarantor is requested to be transferred, the BLUSA Maple Loan Agreement or this Loan Agreement, as applicable, shall have been terminated such that all the Total Unpaid Outstandings and all other Secured Obligations of Silver Maple or Ficus, as applicable, shall have been unconditionally and irrevocably paid and discharged in full and that neither the Bank nor BLL is under any commitment, liability or obligation (whether actual or contingent) to make any advances or provide any other financial accommodation or banking services thereunder to the relevant Ficus Maple Guarantor;

(l)	such other amendments are made to, or restatements of, the BLL Loan Documents and the BLUSA Loan Documents (including, without limitation, in the event of the transfer of part of the Collateral, a reduction in the Commitment under this Loan Agreement or BLUSA Maple Loan Agreement , as applicable, by an amount equal to the amount of the Commitment or increased Commitment of the Approved EOI Pledged Share Transferee under the New BLUSA Loan Agreement or Restated BLUSA GFG Loan Agreement, as the case may be), as the Bank and BLL may reasonably deem as being necessary, in order to take into account such conforming changes as may be necessary arising from any such transfer and in order to achieve, in the Bank’s reasonable opinion, the same intended original economic and commercial effect of such documents prior to any such transfer of the Collateral. In the event: (i) all the Collateral of a Maple Ficus Guarantor is transferred to an Approved EOI Pledged Share Transferee in accordance with the provisions of this Agreement then, provided such Maple Ficus Guarantor is not a Subordinated Shareholder Lender, with effect from any such transfer, such Maple Ficus Guarantor shall be released from its obligations to the Bank under the Loan Documents to which such Maple Ficus Guarantor is party and, at the cost and expense of the Company, the Bank shall, if requested to do so by the Company, agree to such amendments to the Loan Documents and the BLUSA Loan Documents, as the Bank believes are reasonably necessary, to reflect that such Maple Ficus Guarantor is no longer a LTV Guarantor and that the undertakings, representations and Events of Default set out therein, which specifically relate to such Maple Ficus Guarantor shall cease to apply; or (ii) either all the Collateral of both of the Maple Ficus Guarantors is transferred to an Approved EOI Pledged Share Transferee in accordance with the provisions of above or all the issued shares, securities and Means of Control of both Maple Ficus Guarantors are transferred to an Approved Maple Ficus Transferee pursuant to clause 15.13.9 below then, without derogating from the preceding sub-paragraph (i) and provided Gazit America is not a Subordinated Shareholder Lender, with effect from any such transfer Gazit America shall be released from its obligations to the Bank under the Gazit America Negative Pledge and, at the cost and expense of the Company, the Bank shall, if requested to do so by the Company, agree to such amendments to the Loan Documents, as the Bank believes are reasonably necessary, such that Gazit America is no longer a Guarantor Shareholder and that the undertakings, representations and Events of Default set out therein, which specifically relate to Gazit America shall cease to apply;

(m)	the Approved EOI Pledged Share Transferee shall have executed and delivered to the Bank the Standard Form Documents, corporate resolutions, certificates and such customary forms and documents with respect to the granting of Advances and account opening as requested by the Bank in the ordinary course of its business, in form and substance satisfactory to the Bank, and the Bank shall have completed and be satisfied with the results of its “know your customer” and related due diligence inquiries with respect to such Approved EOI Pledged Share Transferee;

(n)	if the Approved EOI Pledged Share Transferee is an Approved Special Purpose Vehicle that is a corporation which is not tax transparent, all the Means of Control, securities and shares of such Approved Special Purpose Vehicle are held either by Gazit 1995 or MGN USA;

(o)	the Bank shall have received legal opinions in connection with the foregoing, in form and substance reasonably acceptable to the Bank;

(p)	no Default shall have occurred and is continuing;

(q)	no Default shall occur as a result of the transfer of any of such Collateral; and

(r)	all conditions contained in the Additional Conditions and each other BLUSA Loan Agreement in connection with the transfer of any such Collateral shall have been satisfied.

For the avoidance of doubt, any Loan Document to be entered into by an Approved EOI Pledged Share Transferee pursuant to this clause 15.13.8 shall be on substantially the same terms as the Loan Documents that had been previously entered into by the Maple Ficus Guarantors with such conforming changes, as the Bank and BLL may reasonably deem as being necessary, in order to take into account the provisions of this clause 15.13.8 and other changes arising from any such transfer and in order to achieve, in the Bank’s reasonable opinion, the same intended original economic and commercial effect of the Loan Documents prior to any such transfer of the Collateral.

15.13.9.	Notwithstanding clauses 15.13.3(e) above and 15.18.4 below: (a) Gazit America may transfer all or any part of its holdings of shares and securities of any Maple Ficus Guarantor to any US Guarantor, US Guarantor Shareholder or an Approved Special Purpose Vehicle that is duly incorporated and validly existing under the laws of any State of the United States of America (any of the foregoing, an “Approved Maple Ficus Transferee”); and (b) a Maple Ficus Guarantor may issue securities in such Maple Ficus Guarantor to an Approved Maple Ficus Transferee, provided that all the following conditions have first been fulfilled to the Bank’s absolute satisfaction:

(i)	Gazit-Globe shall have given the Bank and BLL not less than 20 Business Days prior written notice of its request to any such transfer or issue (as applicable) to an Approved Maple Ficus Transferee (such request to include details of the identity of the Approved Maple Ficus Transferee) and, if such Approved Maple Ficus Transferee is an Approved Special Purpose Vehicle, together with a true copy of its Organizational Documents. For the avoidance of doubt, notwithstanding any such prior written notice, unless all the conditions set forth in this Agreement relating to any such transfer or issuance have been fulfilled to the absolute satisfaction of the Bank, no such transfer or issuance may be made (regardless of whether the twenty (20) Business Day period has elapsed);

(ii)	the Bank is satisfied that any such transfer is not adverse to the interests of the Bank;

(iii)	in respect of any such transfer by Gazit America, simultaneously with any such transfer, such shares and securities shall have been duly pledged by the Approved Maple Ficus Transferee by way of a first priority perfected security interest in favor of the Collateral Agent for the benefit of the Bank and BLL to secure repayment of the Secured Obligations under a Pledge Agreement in form and substance satisfactory to the Bank and BLL, in each of the foregoing cases, free of any Encumbrance. If the Approved Maple Ficus Transferee is an Approved Special Purpose Vehicle then, unless such Approved Special Purpose Vehicle was, immediately prior to such transfer, a US Guarantor, such Approved Special Purpose Vehicle shall, with effect from date of such transfer, also be a US Guarantor;

(iv)	in respect of any such issue of securities by a Maple Ficus Guarantor, simultaneously with any such issue, such securities shall have been duly pledged by the Approved Maple Ficus Transferee by way of a first priority perfected security interest in favor of the Collateral Agent for the benefit of the Bank and BLL to secure repayment of the Secured Obligations under a Pledge Agreement in form and substance satisfactory to the Bank and BLL, in each of the foregoing cases, free of any Encumbrance. If the Approved Maple Ficus Transferee is an Approved Special Purpose Vehicle then, unless such Approved Special Purpose Vehicle was, immediately prior to such issue, a US Guarantor, such Approved Special Purpose Vehicle shall, with effect from date of such issue be a US Guarantor;

(v)	if the Approved Maple Ficus Transferee is an Approved Special Purpose Vehicle and such Approved Special Purpose Vehicle has outstanding any Indebtedness, such Indebtedness shall, by no later than the date of any such transfer by Gazit America or issue by a Maple Ficus Guarantor, as applicable, be a Subordinated Shareholder Loan (such that, without derogating from the generality of the foregoing, such Subordinated Shareholder Loan shall have first been duly pledged, by the relevant Subordinated Lender, by way of a first priority perfected security interest in favor of the Collateral Agent for the benefit of the Bank and BLL to secure repayment of the Secured Obligations under a Pledge Agreement in form and substance reasonably acceptable to the Collateral Agent, the Bank and BLL);

(vi)	BLL and the Bank shall have received additional fees and commissions, in an amount to be agreed between the Bank, BLL and the Approved Maple Ficus Transferee, in connection with the foregoing;

(vii)	such other amendments are made to, or restatements of, the BLL Loan Documents and the BLUSA Loan Documents, as the Bank and BLL may reasonably deem as being necessary, in order to take into account such conforming changes as may be necessary arising from any such transfer or issue;

(viii)	the Approved Maple Ficus Transferee shall have executed and delivered to the Bank the Standard Form Documents, corporate resolutions, certificates and such customary forms and documents with respect to the granting of Advances and account opening as requested by the Bank in the ordinary course of its business, in form and substance satisfactory to the Bank, and the Bank shall have completed and be satisfied with the results of its “know your customer” and related due diligence inquiries with respect to such Approved Maple Ficus Transferee;

(ix)	the Bank shall have received legal opinions in connection with the foregoing, in form and substance reasonably acceptable to the Bank;

(x)	no Default shall have occurred and is continuing;

(xi)	no Default shall occur as a result of any such transfer or issue; and

(xii)	all conditions contained in the Additional Conditions and each other BLUSA Loan Agreement in connection with the transfer by Gazit America of any such Means of Control or securities or the issue of any such securities by a Maple Ficus Guarantor shall have been satisfied.

For the avoidance of doubt, any Loan Documents to be entered into by an Approved Maple Ficus Transferee pursuant to this clause 15.13.9 shall be on substantially the same terms as the Loan Documents that had been previously entered into by the Obligors with such conforming changes, as the Bank and BLUSA may reasonably deem as being necessary, in order to take into account the provisions of this clause 15.13.9 and other changes arising from any such transfer and in order to achieve, in the Bank’s reasonable opinion, the same intended original economic and commercial effect of the Loan Documents prior to any such transfer.

15.13.10.	Gazit-Globe shall procure that no Approved Special Purpose Vehicle that is an Approved Maple Ficus Transferee shall own any assets (including, without limitation, any shares or securities of any person) other than shares or securities in a Maple Ficus Guarantor that have been duly pledged by such Approved Maple Ficus Transferee under a pledge agreement to which it is party and the holding of which complies with clause 15.13.9 above or clause 15.18.4 below, as applicable.

15.14.	Negative Pledge

15.14.1.	The Company and Gazit-Globe shall not (and shall procure that no Obligor shall) create or permit to subsist any Encumbrance: (a) on any part of the Collateral, including, without limitation, on the EOI Pledged Shares (save for: (i) Encumbrances created in favor of the Collateral Agent for the benefit of the Bank and BLL under the Security Documents; and (ii) Permitted Encumbrances); (b) over any Subordinated Shareholder Loan, save for Encumbrances created in favor of the Collateral Agent for the benefit of the Bank and BLL under the Security Documents; (c) over any asset (including, but not limited to, any present or future properties, revenues, bank accounts and rights of every description) of any LTV Guarantor (save for: (i) Encumbrances created in favor of the Collateral Agent for the benefit of the Bank and BLL under the Security Documents; (ii) Permitted Encumbrances; and (iii) in respect of the Discount EOI Pledged Shares, until the Discount Maturity Date, the Encumbrances created over such Discount EOI Pledged Shares under the Discount Pledge); (d) over any of the Means of Control (including any shares or other securities) of Silver Maple or Ficus and any other assets (including, but not limited to, any present or future properties, revenues, bank accounts and rights of every description) of Gazit America subject to statutory deemed trusts and liens created by operation of law.

15.14.2.	The Company shall not, and Gazit-Globe shall procure that none of the LTV Guarantors shall, be a party to, or permit any of the (or in the case of the Company, its) EOI Pledged Shares to be bound by, subject to, restricted or limited by, or otherwise bound by, any options, proxies (other than the Irrevocable Proxies), voting agreements, voting trusts, tag-along rights, co-sale rights, drag-along rights or similar such rights other than the tag-along rights and voting agreements as set forth in the Voting Agreements in their form as delivered to the Bank pursuant to the Amending Agreement (or, subject to clause 15.14.5 below, as otherwise may be amended, terminated or expired after such date in accordance with their respective terms) and in any other Approved Voting Agreement (as defined below) in respect of which any LTV Guarantor is a party, provided that such tag-along rights and voting agreements shall not apply in the event of any sale or realization of any of the Collateral nor will otherwise bind the Collateral Agent, the Bank, BLL or any third party purchaser of any part of the Collateral upon the realization of any of the Encumbrances purported to be created under the Security Documents. For the purposes of this Agreement, an “Approved Voting Agreement” is a voting agreement that has been approved in writing by the Bank in advance, which approval, without derogating from the requirement to receive such approval in advance, shall be given in the event the only obligations in connection therewith which affects any of the EOI Pledged Shares are as follows: (a) without derogating from clause 9.8 above, an undertaking to vote at a shareholders’ meeting in favor of the election of a Person as a director of the relevant company; and (b) without derogating from clauses 7.5 and 7.6 above, with respect to EOI Common Shares, tag-along or co-sale rights on the sale of such shares, provided that any such rights terminate, with no liability on the part of the Collateral Agent, the Bank, BLL, any Obligor or any other Person in connection therewith, upon the realization of any Encumbrances purported to be created under any of the Security Documents.

15.14.3.	Gazit-Globe undertakes that it shall not (in respect of any shares held by it in Gazit America) be a party to, nor shall any of the Gazit America Pledged Shares be bound by, subject to, restricted or limited by or otherwise bound by any options, proxies, voting agreements, voting trusts, tag-along rights, co-sale rights, drag-along rights or similar such rights.

15.14.4.	Gazit-Globe shall procure that none of the: (a) EOI Pledged Shares; (b) shares, membership interests or other securities in the Maple Ficus Guarantors; nor (c) any shares, membership interests or other securities in any LTV Guarantor, shall be bound by, subject to, restricted or limited by, or otherwise affected by any options, proxies, voting agreements, voting trusts, tag-along rights, co-sale rights, drag-along rights or similar such rights (other than, for the avoidance of doubt, with respect only to the EOI Pledged Shares held by the LTV Guarantors, procuring that the LTV Guarantors shall comply with such of the Guarantor Shareholders’ obligations under a Voting Agreement or Approved Voting Agreement to which they are party with respect to the EOI Pledged Shares held by such LTV Guarantors).

15.14.5.	Gazit-Globe shall procure that no Voting Agreement or Approved Voting Agreement shall be amended or modified in any way unless any such amendment or modification is approved in advance, in writing, by the Bank, which approval, without derogating from the requirement to receive such approval in advance, shall be given if such amendment or modification would have been approved pursuant to clause 15.14.2 above if the same had been a new Approved Voting Agreement. No approval need be given by the Bank where the amendment or modification provides merely for the extension of the term of any Voting Agreement or Approved Voting Agreement. For the avoidance of doubt, the termination or expiry of a Voting Agreement or an Approved Voting Agreement, in accordance with its terms, shall not, in and of itself, constitute a Default under this clause 15.14.5.

15.15.	Nominee Directors

Gazit-Globe shall promptly notify the Bank, in writing, of the identity of each individual it, or any of its affiliates, has, or will, nominate, from time to time, to the Board of Directors of EOI and in respect of whom it, or any of its affiliates, has directed a party (not being an affiliate of Gazit-Globe) to a Voting Agreement or an Approved Voting Agreement, pursuant to such Voting Agreement or Approved Voting Agreement, to vote, or cause to be voted, its and/or its affiliates’ securities in EOI in favor of such nomination at a shareholders’ meeting of EOI (any such individual nominated, as aforesaid, a “Nominated Director”), such notification shall, in addition, identify those individuals, in respect of whom it or any of its affiliates has so directed, as aforesaid, in order to comply with any obligation that Gazit-Globe or any of its affiliates may have under any other Voting Agreement or Approved Voting Agreement (any such individual, a “Third Party Directed Nominated Director”). For so long as any Voting Agreement or Approved Voting Agreement is in force, if at any time the majority of the Board of Directors of EOI is not comprised of Nominated Directors (disregarding, for the avoidance of doubt, any Third Party Directed Nominated Director), then such event shall be deemed to constitute prima facie evidence that a Change in Control pursuant to paragraph (b)(8) of clause 1.1.43 above shall have occurred.

15.16.	Rights attaching to the EOI Common Shares

Gazit-Globe shall procure that, at all times the rights attaching to the EOI Pledged Shares shall constitute not less than 28% (twenty-eight percent) of all the Means of Control of EOI on a Fully Diluted Basis.

15.17.	Rights attaching to the Gazit America Pledged Shares

Gazit-Globe shall procure that at all times the rights attaching to the Gazit America Pledged Shares shall constitute all of the Means of Control of Gazit America.

15.18.	Gazit America

15.18.1.	Gazit-Globe undertakes that Gazit America shall not issue or distribute any securities unless such securities are issued or distributed to Gazit-Globe and simultaneously duly pledged by way of a perfected first security interest in favor of the Collateral Agent for the benefit of the Bank and BLL to secure repayment of the Secured Obligations under Pledge Agreements, one to be governed by the laws of New York and the other by the laws of Ontario, in form and substance reasonably acceptable to the Bank and BLL and in respect of which the Bank and BLL had first received legal opinions in form reasonably acceptable to the Bank and BLL.

15.18.2.	Gazit-Globe shall procure that no amendment shall be made to Gazit America’s Organizational Documents without the prior written consent of the Bank and BLL.

15.18.3.	Gazit-Globe shall procure that Gazit America shall not assume, incur or otherwise permit to be outstanding any Indebtedness (save for Permitted Indebtedness) or any other obligations of whatsoever nature (save for obligations of Gazit America under Canadian corporate and tax statutes and other statutes of general application). Gazit-Globe shall also procure that Gazit America shall not be a party to, or its assets bound by, any contract, agreement, commitment or undertaking other than under: (a) those contracts and agreements entered into by Gazit America before the Amendment Closing Date in respect of which Gazit America has, with effect from the Amendment Closing Date, no Indebtedness (other than Permitted Indebtedness and Indebtedness under Canadian corporate and tax statutes and other statutes of general application) or any outstanding obligation or liability; (b) the Gazit America Negative Pledge and any Subordinated Shareholder Loan Agreement to which it is a party as a borrower; and (c) the making of intercompany loans pursuant to which Gazit America shall have no commitment, liability or obligation.

15.18.4.	Gazit-Globe shall procure that Gazit America shall not do any of the following: (a) carry on any business of whatsoever nature save for, subject to the second sentence of this clause 15.18.4, the holding of shares and securities of the Maple Ficus Guarantors; (b) make any loans or advances or give any guarantee to, or for the benefit of, any other Person, save in favor of the Bank under the BLUSA Loan Documents and BLL under the BLL Loan Documents to which it is party and save for the making of intercompany loans pursuant to which it shall not have any commitment, liability or obligation. Notwithstanding paragraph (a) of this clause 15.18.4, Gazit America may transfer all or any part of the Means of Control and all or any part of its holdings of shares and securities of any of the Maple Ficus Guarantors to any Approved Maple Ficus Transferee in the event that each of the Bank and BLL has given its prior written consent to any such transfer (such consent not be unreasonably withheld if the Bank and BLL are satisfied that the conditions set forth in paragraphs (i) to (iii) and (v) to (xii) (inclusive) of clause 15.13.9 above, in respect of any such transfer, have been satisfied to their absolute satisfaction).

15.18.5.	Gazit-Globe shall procure that Gazit America shall at all times permit and pay any and all rents payable and periodical payments owing to any of its prior secured creditors (if any) and any and all Canadian statutory priority claims including, without limitation, goods and services provincial retail sales tax, workman compensation remittances, employee source deductions payable to the Canada Revenue Agency (including, without limitation, income tax pension plan contributions and employment insurance premiums) before they are overdue.

15.19.	Guarantor Shareholders

Gazit-Globe shall procure that: (a) no Guarantor Shareholder shall assume, incur or otherwise permit to be outstanding any Indebtedness of whatsoever nature to Gazit-Globe or any affiliate of Gazit-Globe other than Indebtedness under a Subordinated Shareholder Loan made by a Subordinated Lender to such Guarantor Shareholder; (b) subject to the final sentence of this clause 15.19, all rights of the relevant Subordinated Lender in respect of such Subordinated Shareholder Loan shall have been first duly pledged by the relevant Subordinated Lender by way of a first priority perfected security interest in favor of the Collateral Agent for the benefit of the Bank and BLL to secure repayment of the Secured Obligations; (c) the aggregate outstanding principal amount (disregarding for this purpose any capitalized or rolled up interest) of Subordinated Shareholder Loans made by the Subordinated Lenders to the US Guarantor Shareholders under Subordinated Shareholder Loans shall not at any time before the Termination Date (as such term is defined in the Guarantor Subordination Agreement) be less than USD 300 million; and (d) any pledge referred to in the preceding paragraph (b) shall have been made under a Pledge Agreement, that had been executed and delivered to the Collateral Agent for the benefit of the Bank and BLL by the relevant Subordinated Lender either on or before the Amendment Closing Date and/or otherwise, if made after the date hereof, under a Pledge Document, executed and delivered to the Collateral Agent for the benefit of the Bank and BLL by the relevant Subordinated Lender, which is in a form and substance reasonably acceptable to the Collateral Agent, the Bank and BLL and in respect of which the Collateral Agent, the Bank and BLL had first received a legal opinion in a form reasonably acceptable to them. For the avoidance of doubt, but without derogating from the foregoing: (i) no Subordinated Lender shall have any obligation to grant a security interest in favor of the Collateral Agent for the benefit of the Bank or BLL, as aforesaid, in respect of a Subordinated Shareholder Loan made by a Subordinated Lender to a US Guarantor Shareholder, so long as Subordinated Shareholder Loans made by the Subordinated Lenders to one or more of the US Guarantor Shareholders, in the aggregate outstanding principal amount (disregarding any interest or rolled up or capitalized interest) of not less than USD 300 million, are then pledged to the Collateral Agent by way of a first priority perfected security interest in favor of the Collateral Agent for the benefit of the Bank and BLL to secure repayment of the Secured Obligations as described in the preceding paragraph (b) of this clause 15.19; and (ii) for so long as no Default has occurred or is continuing, or will occur as a result of the repayment of principal or interest on any Subordinated Shareholder Loans, a Guarantor Shareholder may repay principal and interest of a Subordinated Shareholder Loan in accordance with the provisions of the Guarantor Shareholder Subordination Agreement, provided that the principal amount (disregarding for this purpose any capitalized or rolled up interest) of outstanding advances made to one or more of the US Guarantor Shareholders under Subordinated Shareholder Loans, shall not be less than USD 300 million after any such repayment.

15.20.	Further Assurance

The Company shall (and Gazit-Globe shall procure that each Obligor shall), at its expense, promptly do all such acts or execute all such documents (including assignments, transfers, pledges, liens, charges, notices and instructions) as the Collateral Agent or the Bank may reasonably request (and in such form as the Collateral Agent may reasonably require): (a) to perfect the security created or intended to be created under or evidenced by the Security Documents and/or for the exercise of any rights, powers and remedies of the Collateral Agent, the Bank or BLL provided by or pursuant to the BLL Loan Documents, the BLUSA Loan Documents or by law; and/or (b) to facilitate the realization of the assets which are, or are intended to be, the subject of any Security Document in each case in accordance with such Security Document and Applicable Law. The Company shall also (and Gazit-Globe shall procure that each Obligor shall), at its expense, take all such action (including making all filings and registrations) as may be reasonably necessary for the purpose of the creation, perfection, protection or maintenance of any security conferred or intended to be conferred on the Collateral Agent, the Bank or BLL by or pursuant to any Security Document.

15.21.	No Plan Obligations

Neither the Company nor any Commonly Controlled Entity (as such term is defined in the BLUSA Loan Agreements) will adopt or otherwise sponsor, maintain or incur any obligation to contribute to any Plan (as such term is defined in the BLUSA Loan Agreements), other than a Plan in existence on the date hereof and disclosed in writing by the Company to the Bank prior to the date hereof, without the prior written consent of the Bank. The Company will comply and cause each Commonly Controlled Entity to comply, in each case in all material respects, with the applicable provisions of ERISA (as such term is defined in the BLUSA Loan Agreements) and the Code (as such term is defined in the BLUSA Loan Agreements) with respect to each of its or their respective Plans.

15.22.	Use of Proceeds Advance

The Company will not use the proceeds of the Advances for any purposes other than those specified in the last sentence of clause 2.1.1 and in clause 14.17 above.

16.	Assignment

16.1.

The Bank shall be entitled, at any time, but without derogating from the antepenultimate sentence of clause 17.9 below, to assign rights and/or obligations to (i) any of the four (4) largest banks in Israel (other than BLL); (ii) BLL; (iii) any member of the Bank Leumi Group; and/or (iv) any bank and/or financial institution incorporated in any State of, or under the jurisdiction of any Governmental Body in, the United States of America rated at least “A–” by Standard & Poor’s or “A3” by Moody’s or “A-” by Fitch or equivalent by any other internationally-recognized rating agency, in relation to the Commitment or part thereof. The Bank shall be further entitled, at any time, but without derogating from the antepenultimate sentence of clause 17.9 below, to sell participating interests in the Advances and the Commitment or part thereof to any bank or other financial institution (each a “Participant”); provided that: (a) with respect to an assignment the Bank shall provide the Company thirty (30) days’ prior written notice (“Intended Assignment Notice”) before doing so to afford the Company the opportunity to prepay all outstanding Advances to the extent of the proposed assignment if the Company does not want to deal with any proposed assignee; and (b) if and to the extent the Bank proposes to assign part (and not all) its rights and/or obligations, then the Bank shall not assign more than 49.9% (forty-nine point nine percent) of such rights and obligations and shall act as facility agent in respect of the Commitment and Advances made thereunder, provided the other banks (including any potential assignee, the subject of such Intended Assignment Notice) shall agree to such appointment and the terms thereof (and, in the event such other banks shall not agree to such appointment, one of such banks shall, instead, be appointed facility agent pursuant to which such bank shall carry out the customary role and duties ordinarily undertaken by a facility agent of credits similar to the Commitment). Subject to, and without derogating from clauses 2.1.1 and 6.1 above, in the event of any such sale by the Bank of a participating interest to a Participant, the Bank’s obligations under this Agreement and the other Loan Documents shall remain unchanged in so far as the Bank shall remain solely responsible for the performance thereof, the Bank shall remain the maker of the Advances for all purposes under this Agreement and the other Loan Documents, and the Company shall continue to deal solely and directly with the Bank in connection with the Bank’s rights and obligations under this Agreement and the other Loan Documents. The Company agrees that if amounts outstanding under this Agreement are due or unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Special Participant shall, to the maximum extent permitted by applicable law, be deemed to have the right of setoff in respect of its participating interest in amounts owing under this Agreement to the same extent as if the amount of its participating interest were owing directly to it as a Bank under this Agreement; provided that, in purchasing such participating interest, such Special Participant shall be deemed to have agreed to share with the Bank the proceeds thereof as fully as if it were a Bank hereunder. The Company also agrees that, without derogating from the antepenultimate sentence of clause 17.9 below, each Participant shall be entitled to the benefits of clauses 2.7, 5.2.4, 12.1 and 12.3 hereof (as if each reference to the Bank therein is also a reference to each Participant) and each Special Participant shall be entitled to the benefits of clauses 4, 6.1 and 17.9 hereof, in each case with respect to its participation in the Advances outstanding from time to time as if it was a Bank; provided that, in the case of clause 17.9 below, such Participant shall have complied with the requirements of clause 16.5 below, unless otherwise agreed to in writing by the Bank and the Company.

16.2.	Notwithstanding anything to contrary in this Agreement, but without derogating from the antepenultimate sentence of clause 17.9 below, if as a result of any participation or assignment in relation to the Advances and the Commitment or any part thereof the Transferee would incur costs, expenses or other amounts or withholding taxes would be imposed in excess of those which the Company would have been required to indemnify the Bank for had such participation or assignment not taken place (including, without limitation, pursuant to clauses 2.7 (if and to the extent applicable), 5.2.4, 12.1 and 12.3 hereof), the indemnity obligations of the Company in respect of such costs, expenses or other amounts or withholding taxes shall not extend to such excess. For the avoidance of doubt, this clause 16.2: (a) shall not apply to clause 4 above with respect to any payment to any Special Participant of applicable accrued interest on any Advance as determined pursuant to the terms of said clause 4 and (b) shall not derogate, for the avoidance of doubt, from the Company’s obligation to prepay any payment of unpaid principal of, or accrued interest on, any Advance if and to the extent required pursuant to clause 6 above (it being clarified that any Breakage Costs resulting from such prepayment shall be subject to this clause 16.2 above).

16.3.	The Company shall cooperate with the Bank in good faith for the purpose of enabling an assignment or participation as described above, and for such purpose (in respect of an assignment) shall execute customary documents and instruments; provided, however, that the above shall not be interpreted as any agreement by the Company or any Obligor to bear any additional cost, obligation or liability. With respect to any assignment or proposed assignment as set-forth above, the Bank may disclose to any prospective or actual Transferee (qualifying the criteria set-forth above) of any rights and obligations under the Loan Documents Information (hereinafter defined) in connection with such assignment or participation; provided that any such disclosure of Information shall be subject to the prior execution by the recipient of such Information of a non-disclosure undertaking in customary form.

“Information”—all information that is currently or shall in the future be in the Bank’s possession, which, in the opinion of the Bank, is required or desirable to be disclosed to a prospective or actual Transferee in connection with the assignment of or participation in the above rights and obligations only, including information regarding the Commitment only, and information regarding the Collateral and undertakings which have been given and/or will be given to the Bank as security for the repayment of the credit only.

16.4.	The Company’s rights under this Agreement are not assignable or transferable in any manner whatsoever to any third party.

16.5.	Each Transferee (other than any Special Participant) that is not a “U.S. Person” as defined in Section 7701(a)(30) of the Code (a “Non-U.S. Bank”) shall deliver to the Company (or, in the case of a Participant, to the Bank) two duly completed copies of U.S. Internal Revenue Service Form W-8BEN or Form W-8ECI, or applicable successor forms as the case may be, properly completed and duly executed by such Non-U.S. Bank claiming complete exemption from U.S. federal withholding tax on all payments by the Company under this Agreement and the other Loan Documents. Such forms shall be delivered by each Non-U.S. Bank on or before the date it becomes a party to this Agreement (or, in the case of any Participant, on or before the date such Participant purchases the related participation). In addition, each Non-U.S. Bank shall deliver such forms promptly upon the obsolescence or invalidity of any form previously delivered by such Non-U.S. Bank. Each Non-U.S. Bank shall promptly notify the Company at any time it determines that it is no longer in a position to provide any certificate (or any other form of certification adopted by the U.S. taxing authorities for such purpose) previously delivered to the Company (or the Bank, as applicable). Notwithstanding any other provision of this clause, a Non-U.S. Bank shall not be required to deliver any form pursuant to this paragraph that such Non-U.S. Bank is not legally able to deliver.

16.6.	The Bank, acting solely for this purpose as an agent of the Company, shall maintain at one of its offices a register for the recordation of the names and addresses of the Bank and its successors and assigns permitted pursuant to this clause 16, and the Commitments of, and principal amounts (and stated interest) of the Advances owing to, the Bank and each of such successors and assigns pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Company and the Bank shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as the Bank hereunder with respect to such assigned interest for all purposes of this Agreement. The Register shall be available for inspection by the Company and the Bank, at any reasonable time and from time to time upon reasonable prior notice.

16.7.	If the Bank sells a participation it shall, acting solely for this purpose as an agent of the Company, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Advances or other obligations under the Loan Documents (the “Participant Register”); provided that the Bank shall not have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, advances, or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, advance, or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and the Bank shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

16A.	Effectiveness

16A.1.	This Agreement shall become effective on the date of execution and delivery of this Agreement by the parties. For the avoidance of doubt, the Commitment shall become effective on the Amendment Closing Date.

16A.2.	In the event that the Amending Agreement is terminated in accordance with its terms, for any reason, then this Agreement shall, without the need of any action on the part of any party hereto, immediately terminate and will have no further force or effect, except for clause 11.4 (solely in respect of fees, costs and expenses incurred prior to such termination date) and clauses 17.6, 17.10, 17.11, 17.13, 17.15, 17.18, 17.21 and 17.22. For the avoidance of doubt, the Existing Loan Agreements shall remain in full force and effect in accordance with their respective terms until the Amendment Closing Date (or, if the Amendment Closing Date shall not occur or if the Amending Agreement terminates or expires in accordance with its terms, until the termination or expiration of each Existing Loan Agreement in accordance with its respective terms) and, upon the Amendment Closing Date and the making of the initial Advance(s) and repayment of all outstanding indebtedness of the Company under the Existing Loan Agreements and all security and other loan documents entered into in connection therewith pursuant to the last sentence of clause 2.1.1 above, the Existing Loan Agreements and all security and other loan documents entered into in connection therewith shall be terminated and of no further force and effect.

17.	General

17.1.	Notice of Breach

The Company and Gazit-Globe shall notify the Bank forthwith of any breach or anticipated breach of any of its obligations or of the obligations of any Obligor of which the Company may become aware (including, without limitation, the occurrence of any Default or any event of default as contained in any other Loan Document) and the steps, if any, being taken to remedy any such anticipated breach or Default. Without derogating from the foregoing, in the event that the Company or Gazit-Globe anticipates that any ratio referred to in clause 9.12, clause 9.13, clauses 9.18 to 9.21 (inclusive) and clause 9.23 above shall not be met, the Company and/or Gazit-Globe shall notify the Bank forthwith.

17.2.	Know Your Customer Compliance

The Bank hereby notifies the Company and Gazit-Globe that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Company, Gazit-Globe and the other Obligors, which information includes the Company’s, Gazit-Globe’s and the other Obligors’ names and addresses and other information that will allow the Bank to identify the Company, Gazit-Globe and the Obligors in accordance with the Act. If: (a) any provision of, the introduction of or any change in (or in the interpretation, administration or application of) any Applicable Law; and/or (b) without derogating from clause 9.8 above, any change in the status of the Company, any Obligor or EOI or the composition of the shareholders of any of the foregoing; and/or (c) a proposed assignment or transfer by the Bank of any of its rights and/or obligations under this Agreement and the other Loan Documents, obliges the Bank (or, in the case of sub-paragraph (c) of this clause 17.2, any prospective Transferee of the Bank) to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, the Company and Gazit-Globe shall promptly upon the request of the Bank supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Bank in order for the Bank or, in the case of the event described in sub-paragraph (c) of this clause 17.2, any prospective Transferee of the Bank, to carry out and be satisfied with the results of all necessary “know your customer” or other checks in relation to any relevant Person pursuant to the transactions contemplated in the Loan Documents.

17.3.	Intention to Sell Pledged Shares

Without prejudice to any of the Bank’s rights in accordance with the terms of any Loan Documents and/or under any law (inter alia, without prejudice to the Bank’s rights of lien and/or set-off), in the event that the Bank’s right to demand immediate repayment of the Advances shall arise, the Bank shall endeavor (without in anyway being obliged, except to the extent required by Applicable Laws) to advise the Company and/or the LTV Guarantors of its intention to exercise its rights to sell the EOI Pledged Shares and/or to exercise its rights in respect of any other security granted and/or to be granted by the Company and/or any third party to secure the Secured Obligations.

17.4.	Right to Review and Approval of Public Announcements and Filings

To the extent permitted by law, the Bank shall have the right to review all public announcements and filings that relate to the Bank before they are made, it being clarified, for the avoidance of doubt, that the Company and Gazit-Globe may disclose this Agreement and any other Loan Document to the extent the same is required under Applicable Law or any stock exchange requirements applicable to the Company or Gazit-Globe.

17.5.	Counterparts

This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which taken together shall be deemed to constitute one and the same instrument, and it shall not be necessary in making proof of this document to produce or account for more than one such counterpart. Delivery of an executed signature page of this document by facsimile transmission or by email with a pdf attachment of the executed signature page shall be effective as delivery of a manually executed counterpart hereof.

17.6.	GOVERNING LAW

THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL, PURSUANT TO NEW YORK GENERAL OBLIGATIONS LAW SECTION 5-1401, BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK, EXCLUDING ANY CHOICE OF LAW RULES THAT WOULD APPLY THE LAW OF A DIFFERENT JURISDICTION. Such choice of law shall not, however, be with prejudice to or limitation of any other rights available to the Bank under the laws of any jurisdiction in accordance with which any of the other Loan Documents may be governed.

17.7.	Amendments and Waivers

Any addition, variation, waiver of any rights under, modification or amendment to this Agreement shall not be effective unless any such addition, variation, waiver, modification or amendment is in writing and signed by the Bank, the Company and Gazit-Globe, provided that any addition, variation, modification or amendment to clause 1.1.119(b), clause 7.6.3, clause 7.6.4, clause 9.12, clause 9.13, clauses 9.18 to 9.21 (inclusive), clause 9.23, and clause 13.3 above made by the Bank pursuant to, or as a result of, any revision made by the Bank under clause 15.7 above may be made by the Bank without the agreement, or signature thereon, of the Company or Gazit-Globe, in the manner set out in such clause 15.7 and any such addition, variation, modification or amendment arising from such notice of revision given by the Bank shall, subject to clause 15.7, become effective immediately upon the delivery of any such notice given by the Bank. No failure or delay on the part of the Bank in exercising any right, power or privilege hereunder or under any Loan Document, nor any course of dealing between the Company and/or Gazit-Globe and the Bank, shall operate as a waiver thereof, nor shall a single or partial exercise thereof preclude any other or further exercise or the exercise of any other right, power or privilege.

17.8.	Acknowledgments

The Company and Gazit-Globe each hereby acknowledges that (a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents to which it is a party; (b) the Bank has no fiduciary relationship with or duty to it arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between the Bank and it in connection herewith is solely that of creditor and debtor; and (c) no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby between it and the Bank.

17.9.	Net Payments

All payments to be made by the Company under the Loan Documents shall be made free and clear of, and without deduction of, or withholding for, or on account of, any Tax of any nature whatsoever. If any Taxes are required to be withheld from any amounts payable to the Bank hereunder or under the Note, the amounts so payable to the Bank shall be increased to the extent necessary to yield to, or leave in the hands of, the Bank (after payment of all Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement or any other Loan Document. For the purposes of this clause 17.9, “Taxes” shall mean all present or future taxes (other than net income taxes and franchise taxes (imposed in lieu of net income taxes) imposed on the Bank as a result of a present or former connection between the Bank and the jurisdiction of the Governmental Body imposing such tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising solely from the Bank having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement or any other Loan Document)) or capital duties, imposts, levies, fees and charges, deductions or withholdings of any kind now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Body. Whenever any Taxes are payable by the Company, as promptly as possible thereafter the Company shall send to the Bank for its own account, a certified copy of an original official receipt received by the Company showing payment thereof. If the Company fails to pay any Taxes when due to the appropriate taxing authority or fails to remit to the Bank the required receipts or other required documentary evidence, the Company shall indemnify the Bank for such Taxes and any incremental taxes, interest or penalties that may become payable by the Bank as a result of any such failure. Notwithstanding the above or anything to the contrary in this Agreement, if the Bank assigns or participates any rights to a Non-U.S. Bank Transferee or a Special Participant (including, without limitation, pursuant to the Bank/BLL Participation Agreement) and there is a requirement to withhold Taxes arising out of or in connection with that Non-U.S. Bank’s or Special Participant’s assignment or participation in the Commitment or the making or maintaining by such Non-U.S. Bank or Special Participant of any Advance hereunder, the Company shall not be required to increase the amount of interest or any other charge payable under this Agreement or any other Loan Document to off-set the withheld Taxes. Notwithstanding anything to the contrary in this Agreement or any other Loan Document, and notwithstanding any changes in Applicable Law, from time to time, the Company and the Bank acknowledge and agree that the Bank shall satisfy, on behalf of the Company and the Bank, any requirement to withhold federal Taxes under the Code (and duly record such withholding) with respect to payments made by the Company to the Bank arising out of, resulting from or otherwise in connection with any participation by BLL or any other member of the Bank Leumi Group (other than, for the avoidance of doubt, the Bank itself) in any Advance or any other portion of the Commitment, and accordingly, the Company is not required to, and agrees not to, withhold any federal Taxes with respect to any such payments, and the Bank agrees that the Company is not directly or indirectly responsible for any so-called gross-up of interest pursuant to this clause 17.9 or otherwise; provided, however, if, due to any change in Applicable Law the Bank is no longer able to perform such withholding function, then the Company shall be required to do so, but to avoid all doubt, such requirement shall not impose, and shall not be deemed or construed to impose, any obligation or liability on the part of the Company to directly or indirectly gross-up the interest payments or any other charge payable under this Agreement or any other Loan Document except and to the extent specifically provided for in this clause 17.9.

All payments to be made by the Company under the Loan Documents shall be calculated and made free and clear of, and without any deduction for, or on account of, any set-off or counterclaim.

17.10.	Notices

Unless otherwise expressly provided herein, all notices, approvals, requests, demands, consents and other communications provided for hereunder shall be in writing (including by facsimile, pdf or other electronic transmission). All notices shall be sent by certified or registered mail prepaid, by facsimile or otherwise transmitted electronically, by hand delivery, or by Federal Express (or other comparable domestic or international delivery service) prepaid to the applicable address, facsimile number or electronic mail address set forth on Schedule D hereto, provided that any notice by the Bank to the Company of termination of the Commitment or acceleration of the Unpaid Balance of the Credit pursuant to clause 9 above, or any notices of Default or Event of Default to the Company or Gazit-Globe, shall only be given by the Bank by hand delivery or by Federal Express (or other comparable domestic or international delivery service). Notices sent by hand, Federal Express (or other comparable domestic or international delivery service), or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile, pdf or other electronic transmission shall be deemed to have been given when sent and receipt has been confirmed, addressed as set forth on Schedule D hereto (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Any party may change its address for notices by notifying the other parties of the new address in any manner permitted by this clause. Notwithstanding anything to the contrary in this Agreement or any Loan Document, it is hereby clarified that whenever notice to or by the Company and/or Gazit-Globe is required to be given, notice to or by, as the case may be, either the Company or Gazit-Globe shall be deemed to constitute notice to or by, as the case may be, the Company and Gazit-Globe, jointly and severally.

17.11.	Severability

If any provision of this Agreement is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement shall not be affected or impaired thereby, and (b) the parties hereto shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions, the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

17.12.	Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Company and the Bank and their respective successors and the permitted assigns of the Bank as set forth in clause 16 above.

17.13.	Submission to Jurisdiction

17.13.1	The Company and Gazit-Globe each hereby irrevocably and unconditionally submits to the exclusive jurisdiction of any state or federal court sitting in the State of New York over any suit, action or proceeding arising out of or relating to this Agreement. The Company and Gazit-Globe each hereby irrevocably waives, to the fullest extent permitted by Applicable Law, (i) any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum, and (ii) except in the case of bad faith, willful misconduct or gross negligence (and otherwise to the maximum extent not prohibited by Applicable Law), any right it may have to claim or recover in any legal action or proceeding referred to in this clause 17.13.1 any special, exemplary, or consequential damages. Final judgment in any such suit, action or proceeding brought in any such court shall be conclusive and binding upon the Company and Gazit-Globe and may be enforced in any court in which the Company and/or Gazit-Globe is subject to jurisdiction, by a suit upon such judgment, provided that, service of process is effected upon the Company and Gazit-Globe in one of the manners specified in this clause 17.13.1 or as otherwise permitted by Applicable Law.

17.13.2	NOTHING CONTAINED IN CLAUSE 17.13.2 TO THE CONTRARY SHALL PREVENT THE BANK OR THE COLLATERAL AGENT FROM BRINGING ANY ACTION OR EXERCISING ANY RIGHTS AGAINST THE COMPANY AND/OR GAZIT-GLOBE, ANY COLLATERAL, OR ANY OF THE COMPANY’S AND/OR GAZIT-GLOBE’S PROPERTIES IN ANY OTHER STATE OR DOMESTIC OR FOREIGN JURISDICTION. INITIATING SUCH ACTION OR PROCEEDING OR TAKING ANY SUCH ACTION IN ANY OTHER STATE OR DOMESTIC OR FOREIGN JURISDICTION SHALL IN NO EVENT CONSTITUTE A WAIVER BY THE BANK OR THE COLLATERAL AGENT OF ANY OF THE FOREGOING.

17.13.3	Gazit-Globe hereby irrevocably appoints Gazit Group USA, Inc., 1696 NE Miami Gardens Drive, North Miami Beach, Florida 33179, Attention: Sean Kanov, Controller, as its agent in its name, place and stead to receive service of all writs, process and summonses in any suit, action or proceeding brought in the courts of the State of New York sitting in the City of New York, United States of America or federal courts sitting in the City of New York, United States of America against it or its assets, properties or revenues arising out or relating to this Agreement. The Company and Gazit-Globe each hereby consents to process being served in any suit, action or proceeding of the nature referred to in this clause 17.13.3 by hand delivery or by prepaid Federal Express (or other comparable overnight delivery service), to the Company at the Company’s address designated in or pursuant to clause 17.10 above. The Company and Gazit-Globe each hereby irrevocably agrees that such service (i) shall be deemed in every respect effective service of process upon the Company and Gazit-Globe in any such suit, action or proceeding, and (ii) shall, to the fullest extent permitted by law, be taken and held to be valid personal service upon the Company and Gazit-Globe. Nothing in this clause 17.13.3 shall affect the right of the Bank to serve process in any manner otherwise permitted by law or limit the right of the Bank otherwise to bring proceedings against the Company and/or Gazit-Globe in the courts of any jurisdiction or jurisdictions.

17.14.	Reinstatement

This Agreement shall continue to be effective or be reinstated, as the case may be, if at any time any amount received by the Bank in respect of the Secured Obligations is rescinded or must otherwise be restored or returned by the Bank upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Company or any other Obligor or upon the appointment of any intervenor or conservator of, or trustee or similar official for, the Company or any other Obligor or any substantial part of its assets, or otherwise, all as though such payments had not been made.

17.15.	WAIVER OF JURY TRIAL

TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, EACH PARTY TO THIS AGREEMENT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR THE COLLATERAL AND FOR ANY DEMAND, CLAIM OR COUNTERCLAIM THEREIN OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR THERETO OR ANY OF THEM WITH RESPECT TO THIS AGREEMENT, THE COLLATERAL OR THE TRANSACTIONS RELATED HERETO OR THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER FOUNDED IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS CLAUSE 17.15 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE SIGNATORIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY. FOR THE AVOIDANCE OF DOUBT, THIS WAIVER CONSTITUTES A WAIVER OF TRIAL BY JURY OF ALL CLAIMS AND COUNTERCLAIMS AGAINST ALL PARTIES TO SUCH ACTIONS OR PROCEEDINGS, INCLUDING CLAIMS AGAINST PARTIES WHO ARE NOT PARTIES TO THIS AGREEMENT.

17.16.	Waiver of Fraudulent Transfer Claims; Turnover of Proceeds Received in Fraudulent Transfer Actions

The Company and Gazit-Globe each hereby waives any rights it may now or hereafter have to pursue any fraudulent transfer actions against any Person that may adversely affect the interests of the Bank, BLL or the Collateral Agent in connection with or related in any way to this Agreement, the Credit and Advances made hereunder, the Collateral and the Secured Obligations. If, notwithstanding such waiver, the Company receives, following the occurrence and during the continuance of an Event of Default, any payment(s), funds, property, proceeds or recoveries of any kind on account of, or attributable to, any such causes of action, whether brought by the Company, Gazit-Globe or any other Person, then the Company agrees that it will promptly turn over the same to the Bank in the form received and held or applied as collateral security in accordance with the Loan Documents. To the extent permitted by Applicable Law, the Company and Gazit-Globe each hereby grants to the Bank and the Collateral Agent a security interest in any such rights and recoveries to secure the Secured Obligations.

17.17.	Specific Performance

The parties hereto may demand specific performance of, or seek injunctive relief with respect to, this Agreement, and each party hereto hereby irrevocably waives any defense based on the adequacy of a remedy at law and any other defense that might be asserted to bar the remedy of specific performance or injunctive relief in any action which may be brought by any party.

17.18.	Interpretation

Each of the Company, Gazit-Globe and the Bank have had the opportunity to be fully and completely represented by counsel of their own choosing in the negotiation and drafting of this Agreement. Accordingly, the parties hereto agree that any rule of construction of contract resolving any ambiguities against the drafting party shall be inapplicable to this Agreement.

17.19.	Set-Off

In addition to any rights and remedies of the Bank provided by law, the Bank shall have the right, without prior notice to the Company or Gazit-Globe, any such notice being expressly waived by the Company and Gazit-Globe to the extent permitted by Applicable Law, upon the occurrence and continuance of any Event of Default to set-off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by the Bank or any branch, agency or (to the extent permitted by Applicable Law) banking affiliate thereof to or for the credit or the account of the Company or Gazit-Globe. The Bank agrees promptly to notify the Company and Gazit-Globe after any such set-off and application made by the Bank, provided that the failure to give such notice shall not affect the validity of the set-off and application. Notwithstanding the foregoing, the right of set-off shall apply immediately upon any distress, execution, attachment, sequestration, liquidation, receivership or moratorium being instituted against the Company, Gazit-Globe and/or upon any distress, execution, attachment and/or sequestration on the Loan Account.

17.20.	Joint and Several Liability

Each of the Company and Gazit-Globe (the “Relevant Obligors”) are jointly and severally liable for all their respective warranties, representations, covenants and undertakings as set forth in this Agreement, including, without limitation, in clauses 14 and 15 of this Agreement and, without limiting the generality of the foregoing, a breach of any such warranty, representation, covenant, undertaking or other obligation under this Agreement by a Relevant Obligor shall also constitute a breach of this Agreement by all of the Relevant Obligors. In the event of any such breach as aforesaid, the Bank may take any action hereunder against any or all of the Relevant Obligors and/or may release or compromise, in whole or in part, the liability of any Relevant Obligor or grant any time or indulgence to any Relevant Obligor without affecting the joint and several liability of the other Relevant Obligor. The obligations of a Relevant Obligor under this Agreement shall not be discharged, impaired, invalid, void or otherwise affected by any of the obligations of the other Relevant Obligor being, or becoming, illegal, invalid, void, unenforceable or ineffective in any respect for any reason.

17.21.	FATCA

If a payment made to the Bank under any Loan Document would be subject to U.S. federal withholding tax imposed by FATCA if the Bank were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), the Bank shall deliver to the Company at the time or times prescribed by law and at such time or times reasonably requested by the Company such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Company as may be necessary for the Bank to comply with its obligations under FATCA and to determine that the Bank has complied with the Bank’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.

17.22.	Integration

Except as expressly stated herein with respect to the referral to, or the incorporation by reference herein, in whole or in part, of, any BLL Loan Document or any BLUSA Loan Document and the Standard Form Documents represent the agreement of the Company, the Bank and the Collateral Agent with respect to the subject matter hereof, and there are no promises, undertakings, representations or warranties by the Bank or the Collateral Agent relative to the subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents or Standard Form Documents.

17.23.	Headings

Section headings are for convenience only and shall not affect the interpretation or construction of this Agreement or any other Loan Document.

[End of text; Signature page to follow]

IN WITNESS WHEREOF, the Company, the Bank and the Collateral Agent have caused this Agreement to be duly executed and delivered by their duly authorized officers or signatories, all as of the date first above written.

BANK LEUMI USA, as Lender

By:	/s/ Avram Keusch
Name:
Title:

By:	/s/ Eitan Sapir
Name:
Title:

BANK LEUMI USA, as Collateral Agent

By:	/s/ Avram Keusch
Name:
Title:

By:	/s/ Eitan Sapir
Name:
Title:

FICUS, INC.

By:	/s/ Eran Ballan
Name: Eran Ballan
Title: Authorized Signatory

By:	/s/ Gil Kotler
Name Gil Kotler
Title: Authorized Signatory

GAZIT-GLOBE LTD.

By:	/s/ Eran Ballan
Name:
Title:

By:	/s/ Gil Kotler
Name:
Title:

[Signature Page to Amended and Restated Loan Agreement]

Schedule A

FORM OF NOTE

MASTER PROMISSORY NOTE

Bank: Bank Leumi USA	New York, New York
Commitment: $52,400,000.00	March [ ], 2013

For value received, FICUS, INC., a Delaware corporation (the “Company”), is a party to that certain Loan Agreement dated as of the date hereof (as the same may be amended, supplemented, restated or otherwise modified from time to time, the “Loan Agreement”), by and between the Company, Gazit-Globe Ltd. and Bank Leumi USA as lender (the “Bank”) and as collateral agent, promises to pay to the Bank and its registered successors and assigns, at its office at 564 Fifth Avenue, New York, New York 10036 (or such other place as the Bank shall specify in writing from time to time to the Company), the amount of the Commitment stated above, or such lesser amount as shall equal the aggregate unpaid principal amount of the Advances of the Bank under the Loan Agreement, on the Maturity Date (as defined in the Loan Agreement). The Company also promises to pay interest on the unpaid principal amount of each such Advance on the dates and at the rate or rates provided for in the Loan Agreement. All such payments of principal and interest shall be made in the type of funds, in the manner and at the place provided in the Loan Agreement.

All Advances of the Bank, the interest rates from time to time applicable thereto, the respective types thereof and all repayments of the principal thereof shall be recorded by the Bank, and, if the Bank so elects in connection with any transfer or enforcement hereof, appropriate notations to evidence the foregoing information with respect to each such Advance then outstanding may be endorsed by the Bank on the schedule attached hereto, or on a continuation of such schedule attached to and made a part hereof, or otherwise on its books and records; provided that, the failure of the Bank to make any such recordation or endorsement shall not affect the obligations of the Company hereunder or under the Loan Agreement.

This Note is the Note referred to in the Loan Agreement. Unless otherwise defined herein, capitalized terms defined in the Loan Agreement are used herein with the same meanings. Reference is made to the Loan Agreement for provisions for the prepayment hereof and the acceleration of the maturity hereof. This Note and all obligations of the Company hereunder and under the Loan Agreement are secured and guaranteed as more particularly described in the Loan Agreement.

All parties now or hereafter liable with respect to this Note, whether the Company, any guarantor, any endorser or any other person or entity, hereby waive presentment for payment, diligence, demand, notice of non-payment or dishonor, protest and notice of any kind whatsoever.

THIS NOTE AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL, PURSUANT TO NEW YORK GENERAL OBLIGATIONS LAW SECTION 5-1401, BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK, EXCLUDING ANY CHOICE OF LAW RULES THAT WOULD APPLY THE LAW OF A DIFFERENT JURISDICTION.

FICUS, INC.

By:		By:
	Name:		Name:
	Title:		Title:

ADVANCES AND PAYMENTS OF PRINCIPAL

Date of Advance	Amount of Advance	Type of Advance	Interest Rate	Amount of Principal Repaid

Schedule B1

Reconciliation of any of EOI’s Financial Statements to IFRS

[Reconciliation to IFRS attached]

Schedule B2

Computation of financial ratios set out in clause 9.12, clause 9.13, clauses 9.18 to 9.21

(inclusive) and clause 9.23 and, to the extent applicable, of other amounts and ratios

[Computation of financial ratios attached]

Schedule C

Compliance Certificate

To:	Bank Leumi USA (the “Bank”)

From:	Gazit-Globe Ltd. (the “Company”)

Dated:	[ ]

Dear Sirs,

Re:	Compliance Certificate pursuant to the Loan Agreement dated as of March 19, 2013, by and among Ficus, Inc., Gazit-Globe Ltd. and Bank Leumi USA as lender and as collateral agent (the “Loan Agreement”)

Terms defined in the Loan Agreement have the same meaning when used in this Compliance Certificate unless given a different meaning in this Compliance Certificate.

In accordance with clause 15.8.7 of the Loan Agreement, I, [Name of officer], being the Chief [Executive/Financial]* Officer of Gazit-Globe, hereby confirm on behalf of Gazit-Globe, in my capacity as Chief [Executive/Financial]* Officer of Gazit-Globe and without any personal liability, as follows.

1.	The Shareholders’ Equity of Gazit-Globe as of [last day of the preceding Quarter or, if later, preceding Financial Year], 201X (the “Computation Date”) was NIS , which is not less than NIS 3,500 million.

2.

[Only insert this paragraph if any the enclosed accounts/financial statements, etc. have been prepared in accordance with any New Accounting Treatment] [We confirm that New Accounting Treatment has been applied or adopted in respect of [the financial statements of [EOI] [Gazit-Globe]*] [the Supplemental Information Package]*] [Only insert the following if Corresponding Financial Statements are to be delivered pursuant to the Loan Agreement] [and, accordingly, pursuant to the last sentence of clause 15.7 of the Loan Agreement, Corresponding Financial Statements in respect thereof are also enclosed, together with[: (i)] an excel spreadsheet showing all adjustments that have been made in order to reconcile and prepare the relevant [financial statements][Supplemental Information Package]* in the manner as referred to in the last sentence of clause 15.7 of the Loan Agreement; and (ii) a certificate from the auditor certifying such Corresponding Financial Statements have been prepared in such manner as aforesaid]*.

3.

The ratio set forth in clause 9.18 of the Loan Agreement in respect of the [four (4) Quarters] [Financial Year]* ended on the Computation Date was         :1, which is [not]* less than 1.25:1. The calculation of such ratio is as follows:

3.1.	the aggregate amount of cash dividends paid in respect of the EOI Pledged Shares and actually received into the relevant Securities Accounts and the Cash Collateral Accounts during such period was USD ; and

*	delete as applicable

3.2.	the aggregate amount of all interest payable (whether or not indeed paid) by: (i) Gazit-Globe, during such period, on the BLL Advances; (ii) Gazit Generation, during such period, on the BLUSA GFG Advances; (iii) Silver Maple, during such period, on the BLUSA Maple Advances; and (iv) the Company, during such period, on each Advance and any other utilization of the Credit was USD .

4.	The ratio set forth in clause 9.19 of the Loan Agreement was, as of the Computation Date, %, which is [not]* less than 0.75 (zero point seven five), and as of [last day of the Quarter preceding the Computation Date], 201X, %, which is [not]* more than 82.5% (eighty-two point five percent) as of both such dates. The calculation of such ratio is as follows:

4.1.	the sum of: (i) EOI Net Debt; and (ii) the Adjusted Total Unpaid Outstandings, was, as of the Computation Date, USD ;

4.2.	the amount of the EOI Real Estate Assets was, as of the Computation Date, USD ; and

4.3.	the sum of: (i) EOI Net Debt; and (ii) the Adjusted Total Unpaid Outstandings, was, as of [last day of the Quarter preceding the Computation Date], 201X, USD .

5.	The ratio set forth in clause 9.20.1 of the Loan Agreement was, as of, and for the [Relevant Quarter] [Financial Year]* ended on, the Computation Date, %, and the ratio set forth in clause 9.20.2 of the Loan Agreement was, as of, and for the [Relevant Quarter] [Financial Year]* ended on, the Computation Date, %, which are [not]* more than fourteen (14) and thirteen (13), respectively. The calculation of such ratios is as follows:

5.1.	the sum of EOI Net Debt and the Adjusted Total Unpaid Outstandings was, as of the Computation Date, USD ;

5.2.	EBITDA for such [Relevant Quarter (multiplied by four (4))] [Financial Year]* was USD ;

5.3.	Net Operating Income for such [Relevant Quarter (multiplied by four (4))] [Financial Year]* was USD ; and

5.4.	the amount of Promote (including, to the extent reflected in EOI’s financial statements for the [Relevant Quarter] [Financial Year]* (including any notes thereto), any details and breakdown of such amount): (a) taken into account in the calculation of: (x) EBITDA; and (y) Net Operating Income; and (b) received by EOI from Unconsolidated Affiliates (as such term is defined in the definition of “EBITDA” in the Loan Agreement) and taken into account in the calculation of EBITDA and Net Operating Income, for, in respect of each of the foregoing, the [Quarter][Financial Year]* for the period ending on the Computation Date.

6.	The ratio set forth in clause 9.21 of the Loan Agreement in respect of the Quarter ended on the Computation Date was :1, which is [not]* less than 1.65:1. [Only insert the following if such ratio is not specified in the Supplemental Information Package] [The calculation of such ratio is as follows:

6.1.	EBITDA for such Quarter multiplied by four (4) was USD ;

*	delete as applicable
*	delete as applicable

6.2.	EOI’s consolidated interest expense (including, without limitation, capitalized interest but excluding, for the avoidance of doubt, any interest expense satisfied by the issue of EOI Common Shares) for the four (4) Quarters ending on the last day of such Quarter was USD ; and

6.3.	the aggregate amount of principal payable (whether or not indeed paid) by EOI, on a consolidated basis, in respect of Financial Indebtedness (excluding balloon payments due upon the stated maturity of such Financial Indebtedness), for the four (4) Quarters ending on the last day of such Quarter was USD .

7.	The ratio set forth in clause 9.23.1 of the Loan Agreement was, as of the Computation Date, %, which is [not]* more than 75% (seventy-five percent). The calculation of such ratio is as follows:

7.1.	Gazit-Globe’s Net Financial Indebtedness was, as of the Computation Date, USD ; and

7.2.	Gazit-Globe’s total assets, less deposits of cash and cash equivalents (all as appearing in Gazit-Globe’s consolidated financial statements as of such date) was, as of the Computation Date, USD .

8.

The ratio set forth in clause 9.23.2 of the Loan Agreement was, as of the Computation Date,         %, which is [not]* more than 77.5% (seventy-seven point five percent). The calculation of such ratio is as follows:

8.1.	Gazit-Globe’s Net Financial Indebtedness was, as of the Computation Date, USD ; and

8.2.	Gazit-Globe’s Holdings was, as of the Computation Date, USD .

9.	The total number of issued and outstanding shares of EOI (excluding any shares of EOI held by EOI as treasury shares) as of the Computation Date was .

The percentage of the Means of Control of EOI, on a Fully Diluted Basis, represented by the EOI Pledged Shares as of the Computation Date was .

10.	The following figures are used for the purpose of calculating, as of the Computation Date, the Stop Loss Limit relative to the Total Unpaid Outstanding:

10.1.	the Total Unpaid Outstandings was, as of the Computation Date, USD ;

10.2.	the Market Value of the EOI Pledged Shares was, as of the Computation Date, USD ;

10.3.	the number of EOI Pledged Shares constituting EOI Common Shares (disregarding any Pledged Rights Offer Shares) was, as of the Computation Date, ; and

10.4.	the NAV Per EOI Share was, as of the Computation Date, USD .

11.	No Change in Control has occurred in respect of Gazit-Globe and/or the Guarantors and/or EOI.

12.

None of the LTV Guarantors has any Indebtedness other than Permitted Indebtedness [and Indebtedness of Silver Maple under the Discount Loan Documents and the Discount Pledge][1]. Gazit America has no Indebtedness other than Permitted Indebtedness and Indebtedness under Canadian corporate and tax statutes and other statutes of general application. The amount of the outstanding Indebtedness of each LTV Guarantor, as at the Computation Date, under Subordinated Shareholder Loans is USD                     .

13.	The amount of outstanding Indebtedness of each Guarantor Shareholder, as at the Computation Date, under the Subordinated Shareholder Loans is USD .

14.	The amount of outstanding Indebtedness of the US Guarantor Shareholders, as at the Computation Date, under the Subordinated Shareholder Loans is USD and is, accordingly, not less than $300 million.

15.	As of the Computation Date, the number of the members of the Board of EOI is [ ] of which [ ] are Nominated Directors (disregarding, for this purpose, any Third Party Directed Nominated Director).

16.	No Default has occurred and is continuing.*

Signed	[Chief Financial Officer] / [Chief Executive Officer]** GAZIT-GLOBE LTD.

[1]	Only to be inserted for the first Compliance Certificate
*	If this statement cannot be made, the certificate should identify any Default that is continuing and the steps, if any, being taken to remedy it.
**	delete as applicable

Schedule D

NOTICE ADDRESSES

If to the Company:

Ficus, Inc.

1696 NE Miami Gardens Drive

North Miami Beach, Florida 33179

Attention: Sean Kanov, Controller

Facsimile: (305) 947-4200

Email Address: skanov@gazitgroup.com

with a courtesy copy (that will not constitute notice) to:

Gazit-Globe Ltd.

1 Derech Hashalom

Tel-Aviv, Israel

Attention: Roni Soffer, Chief Executive Officer

Facsimile: +972-3-[                    ]

Email Address: RSoffer2@GazitGroup.com

with a courtesy copy (that will not constitute notice) to:

Fried, Frank, Harris, Shriver & Jacobson LLP

One New York Plaza

New York, NY 10004-1980

Attention: J. Christian Nahr, Esq.

Facsimile: (212) 859-4000

Email Address: christian.nahr@friedfrank.com

If to Gazit-Globe:

Gazit-Globe Ltd.

c/o Gazit Group USA, Inc.

1696 NE Miami Gardens Drive

North Miami Beach, Florida 33179

Attention: Sean Kanov, Controller

Facsimile: (305) 947-4200

Email Address: skanov@gazitgroup.com

with a courtesy copy (that will not constitute notice) to:

Gazit-Globe Ltd.

1 Derech Hashalom

Tel-Aviv, Israel

Attention: Roni Soffer, Chief Executive Officer

Facsimile: +972-3-[                    ]

Email Address: RSoffer2@GazitGroup.com

with a courtesy copy (that will not constitute notice) to:

Fried, Frank, Harris, Shriver & Jacobson LLP

One New York Plaza

New York, NY 10004-1980

Attention: J. Christian Nahr, Esq.

Facsimile: (212) 859-4000

Email Address: christian.nahr@friedfrank.com

If to the Bank:

Bank Leumi USA

564 Fifth Avenue

New York, NY 10036

Attention: Dr. Avram Keusch,

                  Deputy Group Head,

                  International Lending Department

Facsimile: (212) 626-1072

Email Address: Avram.Keusch@leumiusa.com

with copy to:

Bank Leumi le-Israel B.M.

Construction and Real Estate Division

32 Yehuda Halevy Street

Tel Aviv, Israel 65121

Attention: Tal Mandil Oren

Facsimile: (972) 3-514-8980]

Email Address : mailto:tal.mandiloren@bankleumi.co.il or talm@bll.co.il and with a courtesy copy (that will not constitute notice) to:

Pillsbury Winthrop Shaw Pittman LLP

1540 Broadway, 18th Floor

New York, NY 10036-4039

Attention: John C. Simons, Esq.

Facsimile: (212) 858-1500

Email Address: john.simons@pillsburylaw.com

Schedule E

[FORM OF REQUEST FOR DISBURSEMENT]

[LETTERHEAD OF THE COMPANY]

[DATE]

VIA FACSIMILE: 212-626-1072

Bank Leumi USA

564 Fifth Ave.

New York, New York 10036

Attention: Dr. Avram Keusch,

Deputy Group Head

International Lending Department

RE:	Request for Disbursement – Loan Agreement dated as March [ ], 2013 (the “Loan Agreement”), among Ficus, Inc. (the “Company”), Gazit-Globe Ltd. and Bank Leumi USA as lender (the “Bank”) and as collateral agent

Dear Sirs

We refer to the Loan Agreement. This is a Request for Disbursement. Terms defined in the Loan Agreement have the same meaning in this Request for Disbursement unless given a different meaning in this Request for Disbursement.

We request an Advance under the Credit on the following terms:

Proposed Date of Advance:	[ ] (or, if that is not a Business Day, the next Business Day)
Amount:	(a) [ ]
(b) Interest Period:	(c) [ ]

We confirm that each condition specified in clause 13 of the Loan Agreement is satisfied on the date of this Request for Disbursement. For the sake of good order we confirm that, as at the date of the proposed date of the above requested Advance, the amount of the Advance requested hereunder does not, together with the amount of the Unpaid Balance of the Credit (excluding such Advance), exceed the amount of the Commitment.

We hereby certify and confirm, as at the date hereof and as at the date of the proposed date of the above requested Advance, that the representations and warranties set out in clause 14 of the Loan Agreement, which are deemed to be repeated pursuant to the terms thereof, are true and accurate in all material respects, that the Company is in compliance with all its undertakings under the Loan Documents and that, without derogating from the foregoing, no Default has occurred and is continuing and no Default shall occur as a result of the making of the Advance requested hereunder.

The proceeds of this Advance should be credited to the Loan Account.

This Request for Disbursement is irrevocable, except as provided in the Loan Agreement.

Sincerely,

Ficus, Inc.

By:		[authorized signatory]
Name
Title:
By:		[authorized signatory]
Name
Title:

Cc:	Bank Leumi le-Israel B.M.

Construction and Real Estate Division

32 Yehuda Halevy Street

Tel Aviv, Israel 65121

Attention: Zeev Jellinek

Facsimile: (972) 3-514-8980

Schedule F

[Copy of final unsigned Amending Agreement]